Exhibit 10.4

200 CAMBRIDGEPARK DRIVE

CAMBRIDGE, MASSACHUSETTS

LEASE SUMMARY SHEET

Execution Date:	July 7, 2015

Tenant:	Unum Therapeutics, Inc., a Delaware corporation

Tenant’s Mailing Address Prior to Occupancy:	One Broadway, 4th Floor Cambridge, MA 02142 Attn: Charles Wilson With a copy to: Faber Daeufer & Itrato PC 950 Winter Street, Suite 4500 Waltham, MA 02451 USA Attn: Brian M. Connelly

Landlord:	King 200 CPD LLC, a Delaware limited liability company

Building:	200 CambridgePark Drive, Cambridge, Massachusetts. The Building consists of approximately 221,844 rentable square feet. The land on which the Building is located (the “Land”) is more particularly described in Exhibit 2 attached hereto and made a part hereof (such land, together with the Building, are hereinafter collectively referred to as the “Property”).

Premises:

Temporary Premises: Approximately 9,692 rentable square feet of space located on the second (2nd) floor of the Building. The Temporary Premises are a part of the Prime 2nd Floor Premises. If the PH System Work, as hereinafter defined, is completed during the Temporary Premises Term, then, from and after the PH System Temporary Premises Term Commencement Date, the Temporary Premises shall include the PH System Premises.

Vivarium Premises: Approximately 3,354 rentable square feet of space located on the second (2nd) floor of the Building. The Vivarium Premises are a part of the Prime 2nd Floor Premises.

Balance of Prime 2nd Floor Premises: The Balance of Prime 2nd Floor Premises are the Temporary Premises.

Prime 2nd Floor Premises: Approximately 13,046 rentable square feet of space on the second (2nd) floor of the Building (consisting of both the Temporary Premises and the Vivarium Premises).

Prime 3rd Floor Premises: Approximately 19,398 rentable square feet of space on the third (3rd) floor of the Building.

PH System Premises: Approximately 414 rentable square feet of space on the basement level of the Building. The PH System Premises are located in a larger area (“PH System Room”) containing the PH systems of other tenants.

Chemical Storage Premises: Approximately 619 rentable square feet of space on the first floor of the Building.

The Prime 3rd Floor Premises, PH System Premises and Chemical Storage Premises are referred to herein collectively as the “Phase II Premises”. The Phase II Premises contain approximately 20,431 rentable square feet.

The Temporary Premises, the Phase II Premises, the Vivarium Premises, the Balance of Prime 2nd Floor Premises, and the Prime 2nd Floor Premises are each sometimes hereinafter referred to as a “Portion of the Premises”.

The Prime 2nd Floor Premises and the Prime 3rd Floor Premises are referred to herein collectively as the “Prime Premises”.

The Phase II Premises and the Prime 2nd Floor Premises are referred to herein collectively as the “Permanent Premises”. The Permanent Premises contain approximately 33,477 rentable square feet.

The term “Premises” shall mean the Temporary Premises, the Prime Premises, PH System Premises and/or Chemical Storage Premises as applicable. The Premises are shown the Lease Plans attached hereto as Exhibits 1A, Exhibit 1B, Exhibit 1C, and Exhibit 1D, and made a part hereof (the “Lease Plans”).

Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct and shall not be remeasured.

Term Commencement Dates:

Temporary Premises: The earlier of: (i) Substantial Completion of Landlord’s Temporary Premises Work, as defined in Section 3.2, or (ii) the date that Tenant first commences to use the Temporary Premises, or any portion thereof, for any Permitted Use. The parties estimate that the Temporary Premises Term Commencement Date will occur on or about July 1, 2015.

PH System Temporary Premises: If the PH System Work is completed during the Temporary Premises Term, then the PH System Temporary Premises Term Commencement Date shall be the date that the PH System Work is completed.

Phase II Premises: The earlier of: (i) Substantial Completion of Landlord’s Phase II Work, as defined in Section 3.2, or (ii) the date that Tenant first commences to use the Phase II Premises, or any portion thereof, for any Permitted Use. The parties estimate that the Phase II Term Commencement Date will occur on or about January 1, 2016 (“Estimated Phase II Term Commencement Date”).

Vivarium Premises: The earlier of: (i) Substantial Completion of Landlord’s Vivarium Work, as defined in Section 3.2, or (ii) the date that Tenant first commences to use the Vivarium Premises, or any portion thereof, for any Permitted Use. The parties estimate that the Vivarium Premises Term Commencement Date will occur on or before April 1, 2016. (“Estimated Vivarium Premises Term Commencement Date”)

Balance of Prime 2nd Floor Premises: The earlier of: (i) Substantial Completion of Balance of Landlord’s Prime 2nd Floor Premises Work, as defined in Section 3.2, or (ii) the date, after the termination of the Temporary Premises Term, as hereinafter defined, and the delivery of the Temporary Premises to Landlord, that Tenant first recommences its use the Temporary Premises, or any portion thereof, (i.e. as part of the Prime 2nd Floor Premises, for any Permitted Use. The parties estimate that the Prime 2nd Floor Premises Term Commencement Date will occur on or about the date (“Estimated Prime 2nd Floor Premises Term Commencement Date”) which is four (4) months after the later of: (x) the Phase II Term Commencement Date, and (y) the date that Tenant delivers the Temporary Premises to Landlord in full compliance with its obligations under Section 21 of the Lease.

The installation of Tenant’s furniture, fixtures and equipment in any portion of the Premises shall not be deemed to be “use of the Premises for any Permitted Use” for the purposes of the definition of any Term Commencement Date.

Expiration Date:

Temporary Premises: Subject to the provisions of this Lease, the day immediately preceding the Phase II Term Commencement Date. The “Temporary Premises Term” commences on the Temporary Premises Term Commencement Date and expires as of Temporary Premises Expiration Date.

Permanent Premises: Subject to the provisions of this Lease, the date that is seven (7) years following the Prime 2nd Floor Premises Term Commencement Date; except that if the Prime 2nd Floor Premises Term Commencement Date does not occur on the first day of a calendar month, then the Permanent Premises Expiration Date shall be the last day of the calendar month in which the seventh (7th) anniversary of the Prime 2nd Floor Premises Term Commencement Date occurs.

Extension Terms:	Subject to Section 1.2 below, one (1) extension term of five (5) years..

Permitted Uses:

Prime Premises: Subject to Legal Requirements, general office, research, development and laboratory use, and the use of radioactive substances and materials in accordance with applicable Environmental Laws, and other ancillary uses (including, but not limited to the maintenance and use of a vivarium) related to the foregoing.

PH System Premises: Subject to Legal Requirements, installation and maintenance of equipment for Tenant’s PH waste water treatment system for the Prime Premises, in accordance with applicable Environmental Laws, and other ancillary uses related to the foregoing.

Chemical Storage Premises: Subject to Legal Requirements, storage of Hazardous Materials which are permitted to be introduced by Tenant to the Premises in accordance with the provisions of the Lease and applicable Environmental Laws, and other ancillary uses related to the foregoing.

Base Rent:	TIME PERIOD	ANNUAL BASE RENT		MONTHLY PAYMENT
Temporary Premises	Temporary Premises Term	None		None
Phase II Premises	Phase II Term Commencement Date through day immediately preceding Prime 2nd Floor Premises Term Commencement Date	$1,062,411.96	*	$88,534.33
Vivarium Premises	Vivarium Premises Term Commencement Date through day immediately preceding Balance of Prime 2nd Floor Premises Term Commencement Date	$174,408.00	*	$14,534.00

Permanent Premises	LEASE YEAR[1]
	1	$1,740,804	$145,067.00
	2	$1,791,020	$149,251.63
	3	$1,842,741	$153,561.79
	4	$1,896,015	$158,001.26
	5	$1,950,887	$162,573.91
	6	$2,007,405	$167,283.74
	7	$2,065,618	$172,134.87

*	Annualized

Operating Costs and Taxes:	See Sections 5.2 and 5.3

Tenant’s Share:

A fraction, the numerator of which is the number of rentable square feet in the Premises and the denominator of which is the number of rentable square feet in the Building. As of the Execution Date, Tenant’s Share with respect to each portion of the Premises is as follows:

Temporary Premises:             4.37%

Vivarium Premises:               1.51%

Total (i.e. Prime 2nd Floor Premises)             5.88%

Phase II Premises:                                           9.21%

Total (i.e. Permanent Premises):                   15.09%

Security Deposit/ Letter of Credit:	$1,255,387.50

Guarantor:	None

EXHIBIT 1A	LEASE PLAN OF TEMPORARY PREMISES (ALSO KNOWN AS BALANCE OF PRIME 2ND FLOOR PREMISES), VIVARIUM PREMISES, AND PRIME 2rd FLOOR PREMISES

EXHIBIT 1B	LEASE PLAN OF PRIME 3RD FLOOR PREMISES

EXHIBIT 1C	LEASE PLAN OF PH SYSTEM PREMISES, SHEETS 1 AND 2—BASEMENT

EXHIBIT 1D	LEASE PLAN OF CHEMICAL STORAGE PREMISES, 1ST FLOOR

EXHIBIT 2	LEGAL DESCRIPTION

EXHIBIT 3	WORK LETTER

EXHIBIT 3-1 LANDLORD’S TEMPORARY PREMISES WORK

[1]	For the purposes of this Lease, the first “Lease Year” shall be defined as the period commencing as of the Balance of Prime 2nd Floor Premises Term Commencement Date and ending on the last day of the month in which the first (1st) anniversary of the Balance of Prime 2nd Floor Premises Term Commencement Date occurs; provided, however, that if the Balance of Prime 2nd Floor Premises Term Commencement Date occurs on the first day of a calendar month, then the first Lease Year shall expire on the day immediately preceding the first (1st) anniversary of the Balance of Prime 2nd Floor Premises Term Commencement Date. Thereafter, “Lease Year” shall be defined as any subsequent twelve (12) month period during the term of this Lease.

EXHIBIT 3-2 LANDLORD’S PHASE II WORK

EXHIBIT 3-3 LANDLORD’S VIVARIUM WORK

EXHIBIT 3-4 BALANCE OF LANDLORD’S PRIME 2ND FLOOR PREMISES WORK

EXHIBIT 4-1	PLAN SHOWING PARKING AREAS ON LAND

EXHIBIT 4-2	PLAN SHOWING EASEMENT PARKING AREAS

EXHIBIT 5	PARKING EASEMENT

EXHIBIT 6	LANDLORD’S SERVICES

EXHIBIT 7-1	TEMPORARY HM MANAGEMENT PLAN

EXHIBIT 7-2	TEMPORARY PREMISES SURRENDER PLAN

EXHIBIT 7-3	TENANT’S HAZARDOUS MATERIALS

EXHIBIT 8-1	BUILDING RULES AND REGULATIONS

EXHIBIT 8-2	CONSTRUCTION RULES AND REGULATIONS

EXHIBIT 9	TENANT WORK INSURANCE SCHEDULE

EXHIBIT 10	RIGHT OF FIRST OFFER

EXHIBIT 10-1 LEASE PLAN OF ROFO PREMISES ON 2ND FLOOR

EXHIBIT 10-2 LEASE PLAN OF ROFO PREMISES ON 3RD FLOOR

EXHIBIT 11	FORM OF LETTER OF CREDIT

TABLE OF CONTENTS

1. LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS	4
1.1 Lease Grant	4
1.2 Extension Term	4
1.3 Appurtenant Rights	5
1.4 Tenant’s Access	8
1.5 Exclusions	9
1.6 Tenant’s Right of First Offer	9
2. RIGHTS RESERVED TO LANDLORD	9
2.1 Additions and Alterations	9
2.2 Additions to the Property	9
2.3 Name and Address of Building	10
2.4 Landlord’s Access	10
2.5 Pipes, Ducts and Conduits	11
2.6 Minimize Interference	11
3. CONDITION OF PREMISES; CONSTRUCTION	12
3.1 Condition of Premises	12
3.2 Landlord’s Work	12
3.3 Tenant’s Remedies in the Event of Delays in Phase II Term Commencement Date, Vivarium Premises Term Commencement Date, and Prime 2nd Floor Premises Term Commencement Date	15
3.4 Tenant’s Early Access	17
4. USE OF PREMISES	18
4.1 Permitted Uses	18
4.2 Prohibited Uses	18
4.3 Transportation of Animals	19
4.4 Chemical Safety Program	19
4.5 Parking and Traffic Demand Management Plan	19
4.6 Vivarium	19
5. RENT; ADDITIONAL RENT	20
5.1 Base Rent	20
5.2 Operating Costs	20
5.3 Taxes	24
5.4 Late Payments	25
5.5 No Offset; Independent Covenants; Waiver	26
5.6 Survival	27
6. GUARANTY	27
7. LETTER OF CREDIT	27
8. SECURITY INTEREST IN TENANT’S PROPERTY	28
9. UTILITIES, LANDLORD’S SERVICES	29
9.1 Electricity	29
9.2 Water	29
9.3 Gas	29
9.4 Other Utilities	29
9.5 Interruption or Curtailment of Utilities	29

i

9.6 Landlord’s Services	30
10. MAINTENANCE AND REPAIRS	30
10.1 Maintenance and Repairs by Tenant	30
10.2 Maintenance and Repairs by Landlord	30
10.3 Accidents to Sanitary and Other Systems	31
10.4 Floor Load—Heavy Equipment	31
10.5 Premises Cleaning	31
10.6 Pest Control	32
10.7 Tenant’s Remedies in the Event of Service Interruption	32
11. ALTERATIONS AND IMPROVEMENTS BY TENANT	34
11.1 Landlord’s Consent Required	34
11.2 After-Hours	35
11.3 Harmonious Relations	35
11.4 Liens	36
11.5 General Requirements	36
12. SIGNAGE	36
12.1 Restrictions	36
12.2 Exterior Signage	36
13. ASSIGNMENT, MORTGAGING AND SUBLETTING	37
13.1 Landlord’s Consent Required	37
13.2 Landlord’s Recapture Right	38
13.3 Standard of Consent to Transfer	38
13.4 Listing Confers no Rights	38
13.5 Profits In Connection with Transfers	39
13.6 Prohibited Transfers	39
13.7 Exceptions to Requirement for Consent	39
14. INSURANCE; INDEMNIFICATION; EXCULPATION	39
14.1 Tenant’s Insurance	39
14.2 Indemnification	41
14.3 Property of Tenant	41
14.4 Limitation of Landlord’s Liability for Damage or Injury	41
14.5 Waiver of Subrogation; Mutual Release	42
14.6 Tenant’s Acts—Effect on Insurance	42
14.7 Landlord’s Insurance	42
15. CASUALTY; TAKING	43
15.1 Damage	43
15.2 Termination Rights	44
15.3 Rent Abatement	45
15.4 Taking for Temporary Use	45
15.5 Disposition of Awards	45
16. ESTOPPEL CERTIFICATE	46
17. HAZARDOUS MATERIALS	46
17.1 Prohibition	46
17.2 Environmental Laws	47
17.3 Hazardous Material Defined	47
17.4 Testing	47

17.5 Indemnity; Remediation	48
17.6 Disclosures	49
17.7 Removal	49
17.8 Landlord Obligations with respect to Hazardous Materials	50
18. RULES AND REGULATIONS	50
18.1 Rules and Regulations	50
18.2 Energy Conservation	50
18.3 Recycling	51
19. LAWS AND PERMITS	51
19.1 Legal Requirements	51
20. DEFAULT	52
20.1 Events of Default	52
20.2 Remedies	53
20.3 Damages—Termination	54
20.4 Landlord’s Self-Help; Fees and Expenses	55
20.5 Waiver of Redemption, Statutory Notice and Grace Periods	55
20.6 Landlord’s Remedies Not Exclusive	56
20.7 No Waiver	56
20.8 Restrictions on Tenant’s Rights	56
20.9 Landlord Default	56
21. SURRENDER; ABANDONED PROPERTY; HOLD-OVER	57
21.1 Surrender	57
21.2 Abandoned Property	58
21.3 Holdover	58
21.4 Warranties	59
22. MORTGAGEE RIGHTS	59
22.1 Subordination	59
22.2 Notices	59
22.3 Mortgagee Consent	59
23. QUIET ENJOYMENT	60
24. NOTICES	60
25. MISCELLANEOUS	61
25.1 Separability	61
25.2 Captions	61
25.3 Broker	61
25.4 Entire Agreement	61
25.5 Governing Law	61
25.6 Representation of Authority	62
25.7 Expenses Incurred by Landlord Upon Tenant Requests	62
25.8 Survival	62
25.9 Limitation of Liability	62
25.10 Binding Effect	63
25.11 Landlord Obligations upon Transfer	63
25.12 No Grant of Interest	63
25.13 Financial Information	63
25.14 OFAC Certificate	63

25.15 Confidential Information	64
25.16 Notice of Lease	65
25.17 Best of Landlord’s Knowledge	65
25.18 Publicity	65

THIS INDENTURE OF LEASE (this “Lease”) is hereby made and entered into on the Execution Date by and between Landlord and Tenant.

Each reference in this Lease to any of the terms and titles contained in any Exhibit attached to this Lease shall be deemed and construed to incorporate the data stated under that term or title in such Exhibit. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease Summary Sheet which is attached hereto and incorporated herein by reference.

BACKGROUND AND SPECIAL PROVISIONS

RELATING TO TEMPORARY PREMISES

The parties hereby acknowledge that the parties intend that Tenant lease and occupy the Premises in phases and the parties agree as follows:

A.	Temporary Premises: Tenant shall initially lease the Temporary Premises for the Temporary Premises Term (i.e., for a period commencing as of the Temporary Premises Term Commencement Date and, subject to the provisions of the Lease, including, without limitation, Section 3.3(a), expiring as of the day immediately preceding the Phase II Premises Term Commencement Date).

(1)	Landlord’s Temporary Premises Work. See Section 3.2.

(2)	Base Rent. Tenant shall have no obligation to pay Base Rent with respect to the Temporary Premises. However, if Tenant holds over in the Temporary Premises after the expiration or prior termination of the Temporary Premises Term, then, for the purposes of clause (i) of Section 21.1, Tenant shall be deemed to have been paying Base Rent at the rate of $40,383.33 per month during the Temporary Premises Term.

(3)	Taxes and Operating Costs. Tenant shall be required to pay Tenant’s Share of Taxes and Tenant’s Share of Operating Costs with respect to the Temporary Premises Term.

(4)	Electricity. The parties acknowledge that:

(i)	The Temporary Premises are a part of the Prime 2nd Floor Premises, and

(ii)

Electricity Payments During Pre-Submeter Period. As of the Execution Date of this Lease, there is a single submeter (“2nd Floor Meter”) measuring the consumption of electricity on the 2nd Floor. Landlord will install a submeter (“Prime 2nd Floor Premises Submeter”) that will measure the consumption of electric current in the Prime 2nd Floor Premises only, however, the Prime 2nd Floor Premises Submeter will not be installed until after the Temporary Premises Term Commencement Date. Therefore, Tenant shall pay to Landlord, as additional rent, an amount, as reasonably estimated (“Estimated Temporary Premises Electric Cost”) by Landlord with respect to the period (“Pre-Submeter Period”) commencing as of the Temporary Premises Term Commencement Date and ending as of the installation of such submeter. Estimated Temporary Premises Electric Cost shall be payable in the first day of each month in advance during the Pre-Submeter Period. Landlord shall, periodically during the Pre-Submeter Period, determine the actual amount due from Tenant on account of electricity consumed in the Premises during the Pre-Submeter Period, by allocating the actual cost of electricity, as measured for the cost of electric current consumed in the Temporary Premises, as measured by the 2nd Floor Meter, and allocating such cost on a rentable square foot basis.

(iii)	Electricity Payments During Submeter Period. During the period (“Submeter Period”) commencing as of the date of installation of the Prime 2nd Floor Premises Submeter and ending as of the expiration of the Temporary Premises Term (or such later day as Tenant vacates and delivers the Temporary Premises to Landlord), Tenant shall, since no other tenant will be occupying the balance of the Prime 2nd Floor Premises (i.e., the Vivarium Premises), pay for the entire cost of electric current consumed in the Prime 2nd Floor Premises, as measured by the 2nd Floor Premises Submeter, during the Submeter period.

(5)	Other Utilities. In addition to electricity, Tenant shall be required to pay for all other utilities consumed in the Temporary Premises during the Temporary Premises Term. The parties hereby acknowledge and agree that: (i) HVAC service to the Temporary Premises is provided by the central Building HVAC system, (ii) Tenant’s share of the cost of HVAC service to the Temporary Premises is based upon the relative CFM provided to the Temporary Premises, as measured by an energy management system, and (iii) Tenant shall pay for the entire cost of HVAC service provided to the Temporary Premises. Tenant shall pay to Landlord, as Additional Rent, the cost of electricity service and HVAC service provided to the Temporary Premises on an estimated basis, on the first day of each month in advance. Landlord shall, on a periodic basis (at least one time per calendar quarter), determine the actual amounts due from Tenant on account of such services. If the actual amounts due from Tenant exceeds the estimated amounts paid by Tenant for the period in question, then Tenant shall pay the amount of such shortfall to Landlord within thirty (30) days after billing, and if the actual amounts due from Tenant are less than the estimated amounts paid by Tenant for the period in question, then Landlord shall credit the excess against the next due installment(s) of Rent payable by Tenant to Landlord.

(6)	Use and Removal of Hazardous Materials and Waste Water from Temporary Premises. The parties acknowledge that, as of the Execution Date of this Lease, there exist no equipment or systems for the removal of Hazardous Materials or waste water from the Temporary Premises. Therefore, Tenant covenants and agrees to comply with the Temporary HM Management Plan attached hereto as Exhibit 7-1, during the period commencing as of the date that Tenant first commences to use the Temporary Premises throughout the Temporary Premises Term, except that if the Temporary Premises PH System Term Commencement Date occurs during the Temporary Premises Term, then Tenant’s obligation to implement the Temporary HM Management Plan shall end as of the Temporary Premises PH System Term Commencement Date.

(7)	Parking. Landlord shall, subject to the provisions of Section 1.3(b), make available to Tenant, only twenty (20) Surface Parking Spaces during the Temporary Premises Term. Tenant shall not have the right to use any Garage Parking Spaces or Easement Parking Spaces during the Temporary Premises Term. The use of such Surface Parking Spaces shall be at no cost to Tenant, except that Operating Costs and Taxes relating to the Property Parking Area shall be included in Operating Costs and Taxes, respectively.

(8)	Surrender and Decommissioning of Temporary Premises. Tenant shall vacate and deliver the Temporary Premises to Landlord in accordance with: (i) the Temporary Premises Surrender Plan attached hereto as Exhibit 7-2 and (ii) the provisions of the Lease, including, without limitation, Section 21.1. Notwithstanding the foregoing, (x) Tenant shall not be required to comply with the provisions of Subsection (b) of Section 21.1 in connection with its delivery of the Temporary Premises to Landlord and (y) Tenant shall not be required to repair any damage to portions of the Building that are to be demolished as part of Landlord’s Work (defined below). Without limiting the foregoing, Tenant shall complete all of its obligations under the Temporary Premises Surrender Plan no later than fifteen (15) business days after the termination of the Temporary Premises Term.

B.	Phase II Premises: Tenant shall lease the Phase II Premises from Landlord for a term commencing as of the Phase II Premises Term Commencement Date. Landlord shall commence Landlord’s Prime 2nd Floor Premises Work after Tenant vacates and delivers the Temporary Premises to Landlord and Tenant satisfies its obligations under Section A.(8) above.

C.	Vivarium Premises: Tenant shall lease the Vivarium Premises from Landlord for a term commencing as of the Vivarium Premises Term Commencement Date. Landlord shall commence Landlord’s Vivarium Premises Work promptly after the execution and delivery of the Lease by both parties.

D.	Prime 2nd Floor Premises: Tenant shall lease the balance of the Prime 2nd Floor Premises (i.e., the portion of the Prime 2nd Floor Premises which constituted the Temporary Premises) as of the Prime 2nd Floor Premises Commencement Date, at which point the entirety of the of the Permanent Premises shall be demised to Tenant for the balance of the Permanent Premises Term.

1. LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS

1.1 Lease Grant. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises upon and subject to terms and conditions of this Lease, for a term of years commencing on the Term Commencement Date and, unless earlier terminated or extended pursuant to the terms hereof, ending on the Expiration Date (the “Initial Term”; the Initial Term and any duly exercised Extension Terms are hereinafter collectively referred to as the “Term”).

1.2 Extension Term.

(a) Provided that the following conditions, which may be waived by Landlord in its sole discretion, are satisfied (i) Tenant, an Affiliated Entity (hereinafter defined) and/or a Successor (hereinafter defined) is/are then occupying at least sixty percent (60%) of the Prime Premises; and (ii) no Event of Default nor an event which, with the passage of time and/or the giving of notice would constitute an Event of Default has occurred and is continuing (1) as of the date of the Extension Notice (hereinafter defined), and (2) at the commencement of the Extension Term (hereinafter defined), Tenant shall have the option to extend the Term for one (1) additional term of five (5) year (“Extension Term”), such Extension Term commencing as of the day immediately following the expiration of the Initial Term. Tenant must exercise its option to extend, if at all, by giving Landlord written notice (the “Extension Notice”) on or before the date that is twelve (12) months prior to the expiration of the immediately preceding Term of this Lease, time being of the essence. Upon the timely giving of such notice, the Term shall be deemed extended for the Extension Term in question upon all of the terms and conditions of this Lease, without the need for further act or deed of either party, except that Base Rent during such Extension Term shall be calculated in accordance with this Section 1.2, Landlord shall have no obligation to construct or renovate the Premises, and Tenant shall have no further right to extend the Term other than the one Extension Term provided above. If Tenant fails to give timely notice, as aforesaid, Tenant shall have no further right to extend the Term. Notwithstanding the fact that Tenant’s proper and timely exercise of such option to extend the Term shall be self executing, the parties shall promptly execute a lease amendment reflecting such Extension Term after Tenant exercises such option. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of its rights under this Section 1.2.

(b) The Base Rent payable by Tenant with respect to the Extension Term (the “Extension Term Base Rent”) shall be determined in accordance with the process described hereafter. Extension Term Base Rent payable by Tenant with respect to the Extension Term shall be the fair market rental value of the Premises then demised to Tenant as of the commencement of such Extension Term as determined in accordance with the process described below, for renewals of combination laboratory and office space in the Alewife area of Cambridge, Massachusetts, of equivalent quality, size, utility and location, with the length of the Extension Term, the credit standing of Tenant and all other relevant factors to be taken into account, including, without limitation, any concessions granted to tenants in the marketplace (such as, without limitation, free rent, free parking, tenant improvement allowances, lease assumptions, and moving and other allowances). Within thirty (30) days after receipt of the Extension Notice, Landlord shall deliver to Tenant written notice of its determination of the Extension Term Base Rent for the Extension Term. Tenant shall, within thirty (30) days after receipt of such notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Extension Term Base Rent (“Tenant’s Response Notice”). If Tenant fails timely to deliver Tenant’s Response Notice, Landlord’s determination of the Extension Term Base Rent shall be binding on Tenant.

(c) If and only if Tenant’s Response Notice is timely delivered to Landlord and indicates both that Tenant rejects Landlord’s determination of the Extension Term Base Rent and desires to submit the matter to arbitration, then the Extension Term Base Rent shall be determined in accordance with the procedure set forth in Section 1.2(d).

(d) If, pursuant to the provisions of this Section 1.2, a dispute as to fair market rental value is to be submitted to appraisal, then, on or before the date (“Appraiser Designation Date”) twenty (20) days after receipt by Landlord of Tenant’s Response Notice indicating Tenant’s desire to submit the determination of the Extension Term Base Rent to arbitration, Tenant and Landlord shall each notify the other, in writing, of their respective selections of an appraiser (respectively, “Landlord’s Appraiser” and “Tenant’s Appraiser”). Landlord’s Appraiser and Tenant’s Appraiser shall then jointly select a third appraiser (the “Third Appraiser”) within ten (10) days of their appointment. All of the appraisers selected shall be individuals with at least five (5) consecutive years’ commercial appraisal experience in the area in which the Premises are located, shall be members of the Appraisal Institute (M.A.I.), and, in the case of the Third Appraiser, shall not have acted in any capacity for either Landlord or Tenant within five (5) years of his or her selection. The three appraisers shall determine the Extension Term Base Rent in accordance with the requirements and criteria set forth in Section 1.2(b) above, employing the method commonly known as Baseball Arbitration, whereby Landlord’s Appraiser and Tenant’s Appraiser each sets forth its determination of the Extension Term Base Rent as defined above, and the Third Appraiser must select one or the other (it being understood that the Third Appraiser shall be expressly prohibited from selecting a compromise figure). Landlord’s Appraiser and Tenant’s Appraiser shall deliver their determinations of the Extension Term Base Rent to the Third Appraiser within five (5) days of the appointment of the Third Appraiser and the Third Appraiser shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Extension Term Base Rent. The Third Appraiser’s decision shall be binding on both Landlord and Tenant. Each party shall bear the cost of its own appraiser and the cost of the Third Appraiser shall be paid by the party whose determination is not selected.

1.3 Appurtenant Rights.

(a) Common Areas. Subject to the terms of this Lease and the Rules and Regulations (hereinafter defined), Tenant and its employees, invitees and licensees, shall have, as appurtenant to the Premises, rights to use in common with others entitled thereto, the following areas (such areas are hereinafter referred to as the “Common Areas”): (i) the common loading docks, hallways, lobby, cafeteria (subject to, and in accordance with, Section 1.3(d) hereof), fitness center (subject to, and in accordance with, Section 1.3(e) hereof), and passenger and freight elevators of the Building serving the Premises, (ii) common walkways and driveways necessary for access to the Building, (iv) the common areas of the PH System Room for the purposes of access and egress to the PH System Premises, and (v) other areas and facilities designated by Landlord from time to time for the common use of tenants of the Building; and no other appurtenant rights or easements

(b) Parking.

(i) commencing as of the Phase II Premises Term Commencement Date and continuing throughout the Term of the Lease, Landlord shall, subject to the terms hereof (including, without limitation, the PTDM, as defined in Section 4.5), make available up to: (x) seven (7) parking spaces (“Garage Parking Spaces”) in the garage serving the Property, (y) thirty-nine (39) surface parking spaces (“Surface Parking Spaces”, and together with the Garage Parking Spaces, the “Property Parking Spaces”) in the surface parking area serving the Property for Tenant’s use in the parking areas (“Property Parking Area”) (as shown on Exhibit 4-1 attached hereto) which are located at 200 CambridgePark Drive without any fee or charge (except that costs of maintenance and repair of the parking areas shall be included in Operating Costs). Access to the Garage Parking Spaces and Surface Parking Spaces shall be controlled by key cards to be provided by Landlord. The use of such Surface Parking Spaces and the Garage Parking Spaces shall be at no cost to Tenant, except that Operating Costs and Taxes relating to the Property Parking Area shall be included in Operating Costs and Taxes, respectively.

(ii) Landlord is the holder of a permanent easement (as more particularly described on Exhibit 5 attached hereto) that permits Landlord to park in 110 parking spaces on properties in the vicinity of the Property. Subject to applicable laws and regulations and the terms of the Easement, Tenant shall have the right: (x) during the Phase II Period, as defined above, to use sixteen (16) of the parking spaces (“Easement Parking Spaces”) available for use by Landlord pursuant to the Easement, as shown on Exhibit 4-2. The number of Property Parking Spaces and Easement Parking Spaces, available for use by Tenant, from time to time pursuant to the provisions of this Lease, or as otherwise permitted by Landlord, are hereinafter referred to collectively as the “Parking Spaces.” The use of such Easement Parking Spaces shall be at no cost to Tenant, except that Operating Costs and Taxes relating to the Easement Parking Spaces shall be included in Operating Costs and Taxes, respectively.

(iii) In addition to Tenant’s rights to use the Property Parking Spaces and Easement Parking Spaces, Tenant’s business invitees shall have the right to park in the visitor parking spaces (“Visitor Parking Spaces”) located in the parking areas on the Land (as shown on Exhibit 4-1), to the extent available on a first-come, first served basis. Landlord shall have the right, from time to time, to relocate the Visitor Parking Spaces to other locations on the Property Parking Area and to change the number of the Visitor Parking Spaces, provided that the Visitor Parking Spaces are located no more than 200 feet further from an entrance of the Building than the current distance that the Visitor Parking Spaces are located from an entrance to the Building, as shown on Exhibit 4-1, and provided further that any reduction in the number of Visitor Parking Spaces is not material.

Tenant shall have no right to hypothecate or encumber the Parking Spaces, and shall not sublet, assign, or otherwise transfer the Parking Spaces other than to employees of Tenant occupying the Premises or to a Successor (hereinafter defined), an Affiliated Entity (hereinafter defined) or a transferee pursuant to an approved Transfer under Section 13 of this Lease. Subject to Landlord’s right to reserve parking for other tenants of the Building, said Parking Spaces will be on an unassigned, non-reserved basis, and shall be subject to such reasonable rules and regulations as may be in effect for the use of the parking areas from time to time. Reserved and handicap parking spaces must be honored.

(c) Cafeteria. During the Term, Tenant, its employees, contractors, and visitors shall have the right to use in common with others the cafeteria to be constructed by Landlord in the Building (the “Cafeteria”), for so long as Landlord or any third party operator shall operate the Cafeteria. A third party provider is currently contemplated to operate the Cafeteria. Any amounts paid by Landlord to such third party operator on account of its operation of the Cafeteria in excess of the net revenues derived from the operation of the Cafeteria shall be included in Operating Costs, as shall all of Landlord’s costs of cleaning, maintaining, and repairing the Cafeteria.

(d) Fitness Center. During the Term, Tenant’s employees shall have access to and the right to use, at no cost (except that the Landlord’s cost of operating and maintaining the Fitness Center shall be included in Operating Costs), the fitness center located in the Building (the “Fitness Center”), for so long as Landlord shall operate the Fitness Center. The use of the Fitness Center by Tenant’s employees shall be subject to compliance with the other provisions of this Section 1.3(d). Landlord shall have the right to require that Tenant’s employees sign customary waivers of claims and comply with all safety and other procedures applicable to use of the Fitness Center. The Fitness Center is unattended.

(e) Generator. Reference is made to the fact the Building is served by a 2,000 kw emergency generator (“Generator”). Landlord agrees that Tenant may connect certain equipment (“Generator Connected Equipment”) identified as “Generator Connected” on Exhibit 3-2, Exhibit 3-3, and Exhibit 3-4. Tenant shall have the right, subject to obtaining Landlord’s prior written approval, which approval shall not be unreasonably withheld, to connect other equipment in substitution of some or all of the Generator Connected Equipment, provided that the aggregate electrical demand of all equipment connected by Tenant to the Generator at any time shall not exceed the aggregate electrical demand of the Generator Connected Equipment. Landlord hereby represents to Tenant that there will be sufficient capacity available from the Generator to service the Generator Connected Equipment. Landlord’s sole obligation for either providing emergency generators or providing emergency back-up power to Tenant shall be: (i) to provide emergency generators with not less than the stated capacity of the emergency generators located in the Building as of the Term Commencement Date, and (ii) to contract with a third party to maintain the emergency generators as per the manufacturer’s standard maintenance guidelines. Landlord shall have no obligation to provide Tenant with operational emergency generators or back-up power or to supervise, oversee or confirm that the third party maintaining the emergency generators is maintaining the generators as per the manufacturer’s standard guidelines or otherwise. During any period of replacement, repair or maintenance of the emergency generators when the emergency generators are not operational, including any delays thereto due to the inability to obtain parts or replacement equipment, Landlord shall have no obligation to provide Tenant with an alternative back-up generator or generators or alternative sources of back-up power. Tenant expressly acknowledges and agrees that Landlord does not guaranty that such emergency generators will be operational at all times or that emergency power will be available to the Premises when needed. In no event shall Landlord be liable to Tenant or any other party for any damages of any type, whether actual or consequential, suffered by Tenant or any such other person in the event that any emergency generator or back-up power or any replacement thereof fails or does not provide sufficient power.

1.4 Tenant’s Access.

(a) From and after the Term Commencement Date and until the end of the Term, Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week, subject to Legal Requirements, Landlord’s reasonable Building security requirements, causes beyond Landlord’s reasonable control, the Rules and Regulations, the terms of this Lease and matters of record as of the Execution Date. Tenant shall have the right to install a security system pertaining to the Premises (the “Security System”) including, without limitation, a card key access system on the elevators (and subject to compliance with the applicable Legal Requirements, on the stairwells) enabling Tenant to lock off any full floors that it occupies as well as at various access points within the Premises, provided that: (i) any work performed by Tenant in installing such system shall be performed in accordance with the provisions of this Lease (including, without limitation, Section 11 hereof), and (ii) Tenant shall provide to Landlord card keys to allow Landlord to access the Premises, subject to, and in accordance with, the provisions of this Lease.

(b) With Landlord’s approval (which approval shall not be unreasonably withheld, conditioned or delayed), Tenant shall, subject to the provisions of this Section 1.4(b), have the right to access the Premises from and after the date that is thirty (30) days prior to the Term Commencement Date, for purposes reasonably related to the planning, design and installation of the Tenant’s Property, provided that such entry: (i) shall only be permitted so long as Tenant does not interfere (other than in a de minimis manner) with the performance of Landlord’s Work, (ii) shall be at Tenant’s sole risk, except, subject to Section 14.5, to the extent of damage to property or injury to persons caused by the negligence or willful misconduct of the Landlord Parties (hereinafter defined), and (iii) may only be made in accordance with, and subject to, the provisions of the Lease (including, without limitation, Section 11), except that Tenant shall have no obligation to pay Base Rent, Operating Expenses or Taxes during such entry. In the event that Tenant makes such early entry into the Premises, Tenant shall take necessary reasonable measures to ensure that Tenant’s contractors cooperate in all commercially reasonable ways with Landlord’s contractors to avoid any delay in either Landlord’s Work or any conflict with the performance of Landlord’s Work, Tenant acknowledging that in the case of conflict, the performance of Landlord’s Work shall have priority. Tenant shall, prior to the first entry to the Premises pursuant to this Section 1.4(b), provide Landlord with certificates of insurance evidencing that the insurance required in Section 14 hereof is in full force and effect and covering any person or entity entering the Building. Tenant shall defend, indemnify and hold the Landlord Parties harmless from and against any and all Claims (hereinafter defined) for injury to persons or property to the extent resulting from or relating to Tenant’s access to and use of the Premises prior to the Term Commencement Date as provided under this Section 1.4(b). Tenant shall coordinate any access to the Premises prior to the Term Commencement Date with Landlord’s property manager.

1.5 Exclusions. The following are expressly excluded from the Premises and reserved to Landlord: all the perimeter walls of the Premises (except the inner surfaces thereof), the Common Areas and any sinks located therein, and any space in or adjacent to the Premises used exclusively by parties other than the Tenant Parties for shafts, stacks, pipes, conduits, wires and appurtenant fixtures, fan rooms, ducts, electric or other utilities or other Building facilities, and the use of all of the foregoing, except as expressly permitted pursuant to Section 1.3(a) above

1.6 Tenant’s Right of First Offer. See Exhibit 10.

2. RIGHTS RESERVED TO LANDLORD

2.1 Additions and Alterations. Landlord reserves the right, at any time and from time to time, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Property (including the Premises but, with respect to the Premises, only for purposes of repairs, maintenance, replacements and the exercise of any other rights expressly reserved to Landlord herein) and the fixtures and equipment therein, as well as in or to the street entrances and/or the Common Areas, as it may deem necessary or desirable, provided, however, that there be no material obstruction of permanent access to, or material interference with the use and enjoyment of, the Premises by Tenant. Subject to the foregoing, Landlord expressly reserves the right to temporarily close all, or any portion, of the Common Areas for the purpose of making repairs or changes thereto.

2.2 Additions to the Property.

(a) Landlord may at any time or from time to time (i) construct additional improvements and related site improvements (collectively, “Future Development”) in all or any part of the Property and/or (ii) change the location or arrangement of any improvement outside the Building in or on the Property or all or any part of the Common Areas, or add or deduct any land to or from the Property; provided that there shall be no material increase in Tenant’s obligations or material interference with Tenant’s rights under this Lease in connection with the exercise of the foregoing reserved rights.

(b) Landlord and Tenant each hereby acknowledges and agrees that, in connection with any Future Development, (i) Landlord shall have the right to subject the Land and the improvements located now or in the future located thereon to a commercial condominium regime (“Condominium”) on terms and conditions consistent with first class office and laboratory buildings at no cost to Tenant; (ii) upon Landlord’s request in connection with the recording of the Master Deed for the Condominium and the Unit Deed for the Building, Tenant shall execute a reasonable instrument in recordable form making this Lease subject and subordinate to the Master Deed and other documents evidencing the Condominium (collectively, the “Condo Documents”) provided that such Condo Documents continue to provide Tenant with all of the rights and obligations contained in this Lease (e.g. the appurtenant right to use all Common Areas) and the Condo Documents comply with the provisions of this Section 2.2 and provided that the Condo Document shall not result in the disturbance of Tenant’s possession of Tenant’s Premises or materially adversely affect Tenant’s other rights under the Lease. Landlord shall pay the reasonable amount of legal fees incurred by Tenant in connection with Tenant’s review of the Condo Documents and the REA (as defined below); (iii) Landlord shall have the right to enter into, and subject the Property to the terms and conditions of, a reciprocal easement agreement with any one or more of the neighboring property owners in order to create a commercial campus-like setting (“REA”) provided that such REA continues to provide Tenant with all of the rights and obligations contained in this Lease as of the Execution Date (e.g. the appurtenant right to use all Common Areas) and the REA complies with the provisions of this Section 2.2; (iv) Landlord shall submit to Tenant for Tenant’s approval drafts of the Condo Documents and the REA (and any amendments thereto) prior to their execution; (v) Tenant shall have the right to notify Landlord within thirty (30) days after receipt of the draft Condo Documents and/or REA (or any amendments thereto) of Tenant’s objection(s) thereto, but only to the extent such draft(s) (A) materially adversely affect Tenant’s use of, or access to, the Premises, (B) materially adversely affect the operation of Tenant’s business from the Premises in accordance with the terms of this Lease, or Tenant’s rights under and pursuant to the terms of this Lease, including without limitation Tenant’s rights with respect to the Common Areas, and/or (C) result in any increase in Tenant’s payment or other obligations under this Lease in more than a de minimis manner; (vi) upon Landlord’s request in connection with the recording of the REA that complies with the terms of this Section 2.2, Tenant shall execute a commercially reasonable instrument in recordable form making this Lease subject and subordinate to the REA provided that the REA shall not result in the disturbance of Tenant’s possession of Tenant’s Premises or Tenant’s other rights under the Lease; (vii) Landlord shall have the right to subdivide the Property so long as Tenant continues to have all of the rights and obligations contained in this Lease (e.g. the appurtenant right to use all Common Areas) provided that Tenant’s Property Parking Spaces remain on the lot on which the Building is located; and (vii) Tenant shall execute such reasonable documents (which may be in recordable form) evidencing the foregoing promptly upon Landlord’s request.

(c) In case any excavation shall be made for building or improvements or for any other purpose upon the land adjacent to or near the Premises, Tenant will afford without charge to Landlord, or the person or persons, firms or corporations causing or making such excavation, license to enter upon the Premises for the purpose of doing such work as Landlord or such person or persons, firms or corporation shall deem to be necessary to preserve the walls or structures of the building from injury, and to protect the building by proper securing of foundations.

2.3 Name and Address of Building. Landlord reserves the right at any time and from time to time to change the name or address of the Building and/or the Property, provided Landlord gives Tenant at least three (3) months’ prior written notice thereof and compensates Tenant for its reasonable, out-of-pocket costs of implementing such changes (e.g., replacement of letterhead and business cards).

2.4 Landlord’s Access. Subject to the terms hereof, Tenant shall (a) upon reasonable advance written notice (Tenant hereby agreeing that email notice to Tenant’s Designated Personnel (as designated in Section 24) of at least 48 hours, (except that no notice shall be required in emergency situations), permit Landlord and any holder of a Mortgage (hereinafter defined) (each such holder, a “Mortgagee”), and the agents, representatives, employees and contractors of each of them, to have reasonable access to the Premises at all reasonable hours for the purposes of inspection as permitted pursuant to the provisions of this Lease or as necessary in order to enable Landlord to perform its obligations under this Lease, making repairs, replacements or improvements in or to the Premises or the Building or equipment therein (including, without limitation, sanitary, electrical, heating, air conditioning or other systems), complying with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions and orders and requirements of all public authorities, including the American with Disabilities Act (collectively, “Legal Requirements”), or exercising any right reserved to Landlord under this Lease (including without limitation the right to take upon or through the Premises all necessary materials, tools and equipment); and (b) permit Landlord and its agents and employees, at reasonable times, upon reasonable advance, notice of at least 48 hours, to show the Premises during normal business hours (i.e., Monday – Friday, 8 A.M. - 6 P.M., Saturday, 8 A.M. – 1 P.M., excluding “Building Holidays” (i.e., New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day)) to any prospective Mortgagee or purchaser of the Building and/or the Property or of the interest of Landlord therein, and, during the last twelve (12) months of the Term or at any time after the occurrence of an Event of Default, prospective tenants, and (c) for the purposes set forth in Section 17. In addition, to the extent that it is necessary to enter the Premises in order to access any area that serves any portion of the Building outside the Premises, then Tenant shall, upon as much advance notice as is practical under the circumstances, and in any event at least 48 hours’ prior written notice (except that no notice shall be required in emergency situations), permit contractors engaged by other occupants of the Building to pass through the Premises in order to access such areas but only (except in emergencies) if accompanied by representatives of Landlord and Tenant and otherwise subject to the terms and conditions of Section 2.6. Notwithstanding anything to the contrary herein contained, if Landlord gives timely proper notice of its intent to access the Premises, as permitted hereunder, and Landlord’s access is precluded by either Tenant’s failure to make a Tenant representative available to permit such access or by reason of other provisions of this Section 2.4, then Landlord shall be temporarily relieved of responsibility to perform its obligations under the Lease only to the extent and for the period of time that Landlord is prevented from performing such obligations by reason of Landlord’s lack of access to the Premises, or any portion thereof.

2.5 Pipes, Ducts and Conduits. Tenant shall permit Landlord to erect, use, maintain and relocate pipes, ducts and conduits in and through the Premises, provided the same do not materially reduce the floor area or materially adversely affect the appearance thereof and use and enjoyment of the Premises for Tenant’s Permitted Uses.

2.6 Minimize Interference. The exercise of any rights under Section 2 shall be subject to the terms and conditions of this Section 2.6. Except in the event of an emergency, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business operations and use and occupancy of the Premises in connection with the exercise any of the foregoing rights under this Section 2. Except in an emergency, Tenant may require that any person entering the Premises abide by Tenant’s reasonable safety protocol including, without limitation, the obligation to wear personal protective equipment. Tenant may elect, to require (except in an emergency) that: (i) a Tenant representative accompany all persons entering the Premises, and (ii) such access may be prohibited with respect to certain portions of the Premises (“Secure Areas”) designated by Tenant by written notice to Landlord, from time to time, which are subject to regulated, confidential or proprietary operations. To the extent Landlord desires to perform certain work on the Property or within the Premises after normal construction hours (i.e., Monday-Friday, 7:00 a.m. to 3:00 p.m., excluding Building Holidays, as set forth in Section 2.4), Tenant may need to make arrangements to have supervisory personnel on site. Notwithstanding anything to the contrary contained in this Section 2, except in emergencies, Landlord shall not have access Secure Areas.

3. CONDITION OF PREMISES; CONSTRUCTION.

3.1 Condition of Premises. Except for Landlord’s obligation to perform Landlord’s Work (hereinafter defined), any warranties or representations made by Landlord which are expressly set forth in this Lease, Landlord’s repair and maintenance obligations hereunder, Tenant acknowledges and agrees that Tenant is leasing the Premises in their “AS IS,” “WHERE IS” condition and with all faults on the Execution Date, without representations or warranties, express or implied, in fact or by law, of any kind, and without recourse to Landlord.

3.2 Landlord’s Work.

(a) Definition of Landlord’s Work. “Landlord’s Work” shall be defined as Landlord’s Temporary Premises Work, Landlord’s Phase II Work, Landlord’s Vivarium Work, and Balance of Landlord’s Prime 2nd Floor Premises Work, all as hereinafter defined. Landlord’s Temporary Premises Work, Landlord’s Phase II Work, Landlord’s Vivarium Work, and Balance of Landlord’s Prime 2nd Floor Premises Work are each sometimes referred to herein as a “Portion of Landlord’s Work”. The cost of Landlord’s Work shall be paid for as set forth in Exhibit 3. Reference is made to the fact that the Exhibits defining Landlord’s Phase II Work, Landlord’s Vivarium Work, the Balance of Landlord’s Prime 2nd Floor Work describes equipment to be furnished and installed by Tenant with respect to the applicable Portion of the Work. The parties expressly agree that Landlord’s Work, in connection with such equipment, includes only the cost of preparing the utilities (e.g., electric and gas) necessary to allow Tenant to connect such equipment to such utilities.

(b) Landlord’s Temporary Premises Work. Landlord shall perform Landlord’s Temporary Premises Work, as described on Exhibit 3-1. Subject to delays due to governmental regulation, unusual scarcity of or inability to obtain labor or materials, labor difficulties, Casualty or other causes reasonably beyond Landlord’s control (collectively “Landlord’s Force Majeure”) and any Tenant Delay, Landlord shall use commercially reasonable efforts to substantially complete Landlord’s Temporary Premises Work by July 1, 2015. However: (i) Tenant’s sole remedy in the event of any delay in the completion of Landlord’s Temporary Premises Work shall, absent any Tenant Delay, be a delay in the Temporary Premises Term Commencement Date, (ii) Tenant shall have no claim or rights against Landlord, and Landlord shall have no liability or obligation to Tenant in the event of delay in Landlord’s Temporary Premises Work, and (iii) no delay in Landlord’s Temporary Premises Work shall have any effect on the parties rights or obligations under this Lease.

(c) Landlord’s Phase II Work. Landlord shall perform Landlord’s Phase II Work, as described on Exhibit 3-2. Subject to delays due Landlord’s Force Majeure and any Tenant Delay, Landlord shall use commercially reasonable efforts to substantially complete Landlord’s Phase II Work by January 1, 2016. However, subject to Section 3.3(a): (i) Tenant’s sole remedy in the event of any delay in the completion of Landlord’s Phase II Work shall, absent any Tenant Delay, be a delay in the Phase II Term Commencement Date, (ii) Tenant shall have no claim or rights against Landlord, and Landlord shall have no liability or obligation to Tenant in the event of delay in Landlord’s Phase II Work, and (iii) no delay in Landlord’s Phase II Work shall have any effect on the parties rights or obligations under this Lease.

(d) Landlord’s Vivarium Work. Landlord shall perform Landlord’s Vivarium Work, as described on Exhibit 3-3. Subject to delays due Landlord’s Force Majeure and any Tenant Delay, Landlord shall use commercially reasonable efforts to substantially complete Landlord’s Vivarium Work by April 1, 2016. However, subject to Section 3.3(b): (i) Tenant’s sole remedy in the event of any delay in the completion of Landlord’s Vivarium Work shall, absent any Tenant Delay, be a delay in the Vivarium Premises Term Commencement Date, (ii) Tenant shall have no claim or rights against Landlord, and Landlord shall have no liability or obligation to Tenant in the event of delay in Landlord’s Vivarium Work, and (iii) no delay in Landlord’s Vivarium Work shall have any effect on the parties rights or obligations under this Lease.

(e) Balance of Landlord’s Prime 2nd Floor Premises Work. After Tenant vacates and delivers the Temporary Premises to Landlord in accordance with Section 21 of the Lease, Landlord shall perform Balance of Landlord’s Prime 2nd Floor Premises Work, as described on Exhibit 3-4. Subject to delays due Landlord’s Force Majeure and any Tenant Delay, Landlord shall use commercially reasonable efforts to substantially complete Balance of Landlord’s Prime 2nd Floor Premises Work by the Estimated Prime 2nd Floor Premises Term Commencement Date. However, subject to Section 3.3(c): (i) Tenant’s sole remedy in the event of any delay in the completion of Balance of Landlord’s Prime 2nd Floor Premises Work shall, absent any Tenant Delay, be a delay in the Prime 2nd Floor Premises Term Commencement Date, (ii) Tenant shall have no claim or rights against Landlord, and Landlord shall have no liability or obligation to Tenant in the event of delay in Balance of Landlord’s Prime 2nd Floor Premises Work, and (iii) no delay in Balance of Landlord’s Prime 2nd Floor Premises Work shall have any effect on the parties rights or obligations under this Lease.

(f) Definitions.

(i) “Tenant Delay” shall mean: any act or omission by Tenant and/or Tenant’s agents, employees or contractors, (collectively with Tenant, the “Tenant Parties”) which causes an actual delay in the performance of Landlord’s Work. Notwithstanding the foregoing, except where a Tenant Delay arises from Tenant’s failure timely to act within on or before a date or time period expressly set forth in the Lease (in which event no Tenant Delay Notice shall be required), in no event shall any act or omission be deemed to be a Tenant Delay until and unless Landlord has given Tenant written notice (the “Tenant Delay Notice”) advising Tenant (i) that a Tenant Delay is occurring, and (ii) of the basis on which Landlord has determined that a Tenant Delay is occurring. No period of time prior to the time that Tenant receives a Tenant Delay Notice shall be included in the period of time charged to Tenant pursuant to such Tenant Delay Notice.

(ii) “Substantially complete” or “Substantial Completion,” shall be defined as follows. Any Portion of Landlord’s Work shall be deemed “Substantially Complete” and Landlord shall be deemed to have achieved “Substantial Completion” of such Portion of Landlord’s Work when: (x) such Portion of Landlord’s Work is completed, other than minor work which does not materially affect Tenant’s use of, or access to, the Temporary Premises, Phase II Premises, the Vivarium Premises, or the Balance of Prime 2nd Floor Premises, as applicable, other than minor work which does not materially affect Tenant’s use of, or access to, such Portion of the Premises, (y) such Portion of the Premises and those portions of the common areas of the Building which affect Tenant’s occupancy of such Portion of the Premises are in conformance with all applicable building codes, permits, laws and regulations, including without limitation, ADA, (3) all structural elements and subsystems of the Building, including but not limited to HVAC, mechanical, electrical, lighting, plumbing, and life safety systems, affecting such Portion of the Premises will be in good working condition and repair, (4) Landlord has delivered to Tenant a certificate (“Landlord’s Architect’s Certificate”) of substantial completion from Landlord’s architect stating that such Portion of Landlord’s Work is substantially complete, and (5) such evidence as is customarily provided by the City of Cambridge to evidence its acceptance of such Portion of Landlord’s Work and Tenant’s right to lawfully occupy the applicable Portion of the Premises (e.g., sign-offs on the Building permit by all applicable City of Cambridge departments or a certificate of occupancy, which may be a temporary certificate of occupancy) has been provided by the City of Cambridge. No costs incurred by Landlord in satisfying the definition of Substantial Completion shall be included in Operating Costs. Notwithstanding anything to the contrary herein contained, in the event that any Portion of Landlord’s Work is delayed by reason of any Tenant Delay, then Landlord shall be deemed to have achieved Substantial Completion of such Portion of Landlord’s Work on the date that Landlord would have achieved Substantial Completion of such Portion of Landlord’s Work, but for such Tenant Delay; provided however, the foregoing sentence shall not relieve Landlord from its obligation to continue using commercially reasonable efforts to achieve Substantial Completion of such Portion of Landlord’s Work. Landlord’s Architect’s Certificate for any Portion of Landlord’s Work shall be conclusive and binding upon Tenant unless, within five (5) business days after Tenant receives such Landlord’s Architect’s Certificate, Tenant gives written notice to Landlord setting forth, with specificity, Tenant’s objections to such Landlord’s Architect’s Certificate.

(iii) Punchlist. Promptly following Substantial Completion of any Portion of Landlord’s Work, Landlord shall provide Tenant with a punchlist prepared by Landlord’s architect (the “Punchlist”) incorporating those items jointly identified by Landlord and Tenant during their joint inspection of such Portion of Landlord’s Work, of outstanding items (the “Punchlist Items”). Promptly after Substantial Completion of any Portion of Landlord’s Work, Landlord and Tenant shall jointly inspect applicable Portion of the Premises. Subject to Landlord’s Force Majeure and Tenant Delays, Landlord shall complete all Punchlist Items within thirty (30) days of the date of the Punchlist for such Portion of Landlord’s Work (other than seasonal items, such as landscaping, requiring a longer period), provided that Tenant reasonably cooperates in connection with the completion of such Punchlist Items.

(g) Warranty Regarding Quality of Landlord’s Work. Subject to the terms of this Section 3.2(f), Landlord warrants that the materials and workmanship comprising each Portion of Landlord’s Work will comply with: (i) Legal Requirements, and (ii) be free from defects or deficiencies (“Warranty Regarding Landlord’s Work”). Any item of Landlord’s Work not conforming to the previous sentence may be considered defective. The Warranty Regarding Landlord’s Work excludes remedy for damage caused by abuse by any of the Tenant Parties or modifications not made by Landlord or any Landlord Parties or improper or insufficient maintenance by Tenant, it being understood and agreed that normal wear and tear and normal usage are not deemed defects or deficiencies. Landlord agrees that it shall, without cost to Tenant, correct any item of Landlord’s Work which is found to be defective promptly following the date that Tenant gives Landlord written notice (a “Defect Notice”) of such defective condition, provided that the Defect Notice is delivered to Landlord on or before the date (the “Warranty Expiration Date”) that is three hundred sixty (360) days following the Substantial Completion of the applicable Portion of Landlord’s Work, time being of the essence, it being understood and agreed that there shall be a separate Warranty Expiration Date for each Portion of Landlord’s Work. The cost of repairing such defective work shall not be included in Operating Costs. Landlord’s obligations under this Section 3.2(f) shall expire on the applicable Warranty Expiration Date and be of no further force and effect except with respect to any defects or deficiencies in Landlord’s Work disclosed in any Defect Notice delivered before the applicable Warranty Expiration Date. In addition to and notwithstanding the foregoing, Landlord hereby agrees: (i) to use reasonable efforts to enforce its warranties against any contractor performing any portion of Landlord’s Work, and (ii) assign to Tenant, after the Warranty Expiration Date, any third-party warranties relating to Landlord’s Work, to the extent that such warranties are assignable.

(h) Tenant’s Sole Remedies. The remedies set forth under Section 3.2(f) set forth Tenant’s sole remedies, both at law and in equity with respect to any breach of the Warranty Regarding Landlord’s Work; provided however, that nothing in Section 3.2 shall be deemed to limit Landlord’s obligations for maintenance and repair in accordance with Section 10.2 of the Lease.

3.3 Tenant’s Remedies in the Event of Delays in Phase II Term Commencement Date, Vivarium Premises Term Commencement Date, and Prime 2nd Floor Premises Term Commencement Date.

(a) Phase II Term Commencement Date. If the Phase II Term Commencement Date has not occurred on or before the Outside Termination Date, as hereinafter defined, then Tenant shall have the right to terminate the Lease, which shall be exercisable by a written thirty (30) day termination notice given on or after the Outside Termination Date but before the date that the Phase II Term Commencement Date occurs. If the Phase II Term Commencement Date occurs on or before the thirtieth (30th) day after Landlord receives such termination notice, Tenant’s termination notice shall be deemed to be void and of no force or effect. If the Phase II Term Commencement Date does not occur on or before such thirtieth (30th) day, this Lease shall, as of such thirty (30th) day (“Effective Termination Date”), terminate and shall be of no further force or effect, except: (i) that the Temporary Premises Term shall terminate as of the date ninety (90) days after the Effective Termination Date, and (ii) for those obligations of the parties (e.g., indemnification obligations, obligations with over- or underpayment of Additional Rent, Landlord obligation to return the Security Deposit/Letter of Credit, etc.) which are intended to survive the termination of the Term of the Lease. For the purposes hereof, the “Outside

Termination Date” shall be defined as the date four (4) months after the Estimated Phase II Term Commencement Date, as set forth in the Basic Lease Information, provided however, that the Outside Termination Date shall be extended by the lesser of: (x) sixty (60) days, or (y) the length of any delays in Landlord’s Phase II Work arising from delay by Landlord’s Force Majeure (as defined in Section 3.2).

(b) Vivarium Premises Term Commencement Date.

(i) Initial Vivarium Premises Rent Credit Date. If the Vivarium Premises Term Commencement Date occurs between the Initial Vivarium Premises Rent Credit Date (defined below) and the Second Vivarium Premises Rent Credit Date (defined below), inclusive, then Tenant shall be entitled to a credit against Tenant’s obligation to pay Base Rent following the Vivarium Premises Term Commencement Date equal to $484.46 for each day between the Initial Vivarium Premises Rent Credit Date and the Vivarium Premises Term Commencement Date.

(ii) Second Vivarium Premises Rent Credit Date. If the Vivarium Premises Term Commencement Date occurs after the Second Vivarium Premises Rent Credit Date, then Tenant shall be entitled to a credit against Tenant’s obligation to pay Base Rent following the Prime Premises Term Commencement Date equal to the sum of: (x) $14,535.00, plus (y)$968.92 for each day between the Second Vivarium Premises Rent Credit Date and the Vivarium Premises Term Commencement Date.

(iii) Definitions. The “Initial Vivarium Premises Rent Credit Date” shall mean the date seventy-four (74) days after the Estimated Vivarium Premises Term Commencement Date, as set forth in the Basic Lease Information, provided, however, that the Initial Vivarium Premises Rent Credit Date shall be extended by the lesser of: (x) sixty (60) days, or (y) the length of any delays in Landlord’s Vivarium Premises Work arising from delay by Landlord’s Force Majeure (as defined in Section 3.2) occurring prior to the Initial Vivarium Premises Rent Credit Date. The “Second Vivarium Premises Rent Credit Date” shall mean one hundred thirty-four (134) days after the Estimated Vivarium Premises Term Commencement Date, provided, however, that the Second Vivarium Premises Rent Credit Date shall be extended by the lesser of: (x) sixty (60) days, or (y) the length of any delays in Landlord Work arising from delay by Landlord’s Force Majeure occurring after the Initial Vivarium Premises Rent Credit Date

(c) Prime 2nd Floor Premises Term Commencement Date.

(i) Initial Rent Credit Date. If the Prime 2nd Floor Premises Term Commencement Date occurs between the Initial Balance of 2nd Floor Premises Rent Credit Date (defined below) and the Second Balance of 2nd Floor Premises Rent Credit Date (defined below), inclusive, then Tenant shall be entitled to a credit against Tenant’s obligation to pay Base Rent following the Prime 2nd Floor Premises Term Commencement Date equal to $1,399.95 for each day between the Initial Balance of 2nd Floor Premises Rent Credit Date and the Prime 2nd Floor Premises Term Commencement Date.

(ii) Second Balance of 2nd Floor Premises Rent Credit Date. If the Prime 2nd Floor Premises Term Commencement Date occurs after the Second Balance of 2nd Floor Premises Rent Credit Date, then Tenant shall be entitled to a credit against Tenant’s obligation to pay Base Rent following the Prime Premises Term Commencement Date equal to the sum of: (x) $41,998.50, plus (y) $2,799.91 for each day between the Second Balance of 2nd Floor Premises Rent Credit Date and the Prime 2nd Floor Premises Term Commencement Date.

(iii) Definitions. The “Initial Balance of 2nd Floor Premises Rent Credit Date” shall mean the date seventy-four (74) days after the Estimated Prime 2nd Floor Premises Term Commencement Date, as set forth in the Basic Lease Information, provided, however, that the Initial Balance of 2nd Floor Premises Rent Credit Date shall be extended by the lesser of: (x) sixty (60) days, or (y) the length of any delays in Landlord’s Prime 2nd Floor Premises Work arising from delay by Landlord’s Force Majeure (as defined in Section 3.2) occurring prior to the Initial Balance of 2nd Floor Premises Rent Credit Date. The “Second Balance of 2nd Floor Premises Rent Credit Date” shall mean one hundred thirty-four (134) days after the Estimated Prime 2nd Floor Premises Term Commencement Date, provided, however, that the Second Balance of 2nd Floor Premises Rent Credit Date shall be extended by the lesser of: (x) sixty (60) days, or (y) the length of any delays in Landlord Work arising from delay by Landlord’s Force Majeure occurring after the Initial Balance of 2nd Floor Premises Rent Credit Date.

3.4 Tenant’s Early Access.

Except as otherwise provided in this Section 3.4, Tenant shall not be permitted to take possession of or enter any Portion of the Premises prior to the applicable Term Commencement Date for such Portion of the without Landlord’s permission. If Tenant takes possession of or enters any Portion of the Premises before the applicable Term Commencement Date for such Portion of the Premises, Tenant shall be subject to the terms and conditions of this Lease; provided, however, except for the cost of services requested by Tenant (e.g., after hours HVAC service), Tenant shall not be required to pay Rent for any such entry or possession before the applicable Term Commencement Date during which Tenant, with Landlord’s approval, has entered, or is in possession of, such Portion of the Premises for the sole purpose of performing improvements or installing furniture, equipment or other personal property. Landlord hereby agrees that Tenant has the right to enter: (i) the Temporary Premises five (5) business days prior to the Temporary Premises Term Commencement Date, and (ii) the Phase II Premises and the Prime 2nd Floor Premises thirty (30) days prior to the applicable Term Commencement Date for such Portion of the Premises, in any such case, during normal business hours and without payment of rent, to install its phone, data, and furniture systems in compliance with the terms of this Lease. Tenant shall perform any such work in such a manner as not to interfere with or delay the completion of the applicable Portion of Landlord’s Work. Any such interference or delay shall constitute a Tenant Delay. Such right of entry shall be deemed a license from Landlord to Tenant, and any entry thereunder shall be at the risk of Tenant.

4. USE OF PREMISES

4.1 Permitted Uses. During the Term, Tenant shall use the Premises only for the Permitted Uses and for no other purposes. Service and utility areas (whether or not a part of the Premises) shall be used only for the particular purpose for which they are designed. Tenant shall keep the Premises equipped with appropriate safety appliances to the extent required by applicable laws or insurance requirements.

4.2 Prohibited Uses.

(a) Notwithstanding any other provision of this Lease, Tenant shall not use the Premises or the Building, or any part thereof, or suffer or permit the use or occupancy of the Premises or the Building or any part thereof by any of the Tenant Parties (i) in a manner which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or otherwise applicable to or binding upon the Premises; (ii) for any unlawful purposes or in any unlawful manner; (iii) which, in the reasonable judgment of Landlord (taking into account the use of the Building as a combination laboratory, research and development and office building and the Permitted Uses) shall (a) materially impair the appearance or reputation of the Building; (b) materially impair, interfere with or otherwise diminish the quality of any of the Building services or the proper and economic heating, cleaning, ventilating, air conditioning or other servicing of the Building or Premises, or the use or occupancy of any of the Common Areas; (c) occasion material discomfort, inconvenience or annoyance in any material respect (and Tenant shall not install or use any electrical or other equipment of any kind which, in the reasonable judgment of Landlord, will cause any such impairment, interference, discomfort, inconvenience, annoyance or injury), or cause any injury or damage to any occupants of the Premises or other tenants or occupants of the Building or their property; or (d) cause harmful air emissions, laboratory odors or noises or any unusual or other objectionable odors, noises or emissions to emanate from the Premises; (iv) in a manner which is inconsistent with the operation and/or maintenance of the Building as a first-class combination office, research, development and laboratory facility; (v) for any fermentation processes whatsoever; or (vi) in a manner which shall increase such insurance rates on the Building or on property located therein over that applicable when Tenant first took occupancy of the Premises hereunder.

(b) With respect to the use and occupancy of the Premises and the Common Areas, Tenant will not: (i) place or maintain any signage (except as set forth in Section 12.2 below), trash, refuse or other articles in any vestibule or entry of the Premises, on the footwalks or corridors adjacent thereto or elsewhere on the exterior of the Premises, nor obstruct any driveway, corridor, footwalk, parking area, mall or any other Common Areas; (ii) permit undue accumulations of or burn garbage, trash, rubbish or other refuse within or without the Premises; (iii) permit the parking of vehicles so as to interfere with: (x) the ability of others, entitled thereto, to park in the common parking areas, or (y) the use of any driveway, corridor, footwalk, or other Common Areas; (iv) receive or ship articles of any kind outside of those areas reasonably designated by Landlord; (v) conduct or permit to be conducted any auction, going out of business sale, bankruptcy sale (unless directed by court order), or other similar type sale in or connected with the Premises; or (vi) except for any disclosures required by applicable law or stock exchange rule, use the name of Landlord, or any of Landlord’s affiliates in any publicity, promotion, trailer, press release, advertising, printed, or display materials without Landlord’s prior written consent.

4.3 Transportation of Animals. No animals, animal waste, food or supplies relating to the animals maintained from time to time in the animal storage areas of the Premises shall be transported within the Building except as provided in this Section 4.3. All deliveries of animals or animal food or supplies to Tenant at the Building shall be made prior to 11:00 a.m. No transportation of animals, animal waste, food or supplies within the Building shall occur between the hours of 11:00 a.m. and 1:00 p.m. At all times that animals are transported within the Common Areas, they shall be transported in an appropriate cage or other container. At no time shall any animals, animal waste, food or supplies relating to the animals be brought into, transported through, or delivered to the lobby of the Building or be transported within the Building in elevators other than the freight elevator.

4.4 Chemical Safety Program. Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of the Massachusetts Water Resources Authority (“MWRA”) and any other applicable governmental authority. Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) the MWRA and any other applicable governmental authority with respect to such chemical safety program pertaining to the Building and (b) this Section. Tenant shall obtain and maintain during the Term (i) any permit required by the MWRA (“MWRA Permit”) and (ii) a wastewater treatment operator license from the Commonwealth of Massachusetts with respect to Tenant’s use of any acid neutralization tank serving the Premises. Tenant shall not introduce anything into the acid neutralization tank serving the Premises, if any (x) in violation of the terms of the MWRA Permit, (y) in violation of applicable laws or (z) that would interfere with the proper functioning of any such acid neutralization tank.

4.5 Parking and Traffic Demand Management Plan. The Property is subject to a Parking and Traffic Demand Management Plan with the City of Cambridge, a copy of which has been provided to Tenant (the “Initial PTDM”). Tenant agrees, at its sole expense, to comply with the requirements of the Initial PTDM, only insofar as they apply to the Premises and/or Tenant’s use and occupancy thereof. In the event that the Initial PTDM is ever modified, supplemented, amended or replaced (“PTDM Modifications”), Tenant agrees, at its sole expense, to comply with the requirements of the PTDM Modifications, only insofar as they apply to the Premises and/or Tenant’s use and occupancy thereof, but only to the extent that PTDM Modifications are not materially inconsistent with parking and traffic demand requirements then being imposed by the City of Cambridge on other multi-tenant laboratory buildings in the City of Cambridge.

4.6 Vivarium. Tenant shall be responsible, at its sole expense, for the operations of the vivarium in accordance with all Legal Requirements and with best industry practices. Without limiting the general application of the foregoing, Tenant shall separately dispose of all waste products from the operation of the vivarium, including, without limitation, dead animals, strictly in accordance with Legal Requirements. Landlord shall have the right, from time to time by written notice to Tenant, to promulgate reasonable written rules and regulations with respect to the operation of the vivarium so as to minimize any adverse effects that such operation may have on other occupants of the Building, including without limitation, regulations as to noise mitigation.

5. RENT; ADDITIONAL RENT

5.1 Base Rent. During the Term with respect to each Portion of the Premises other than the Temporary Premises, Tenant shall pay to Landlord Base Rent with respect to such Portion of the Premises in equal monthly installments, in advance and without demand on the first day of each month for and with respect to such month. Unless otherwise expressly provided herein, the payment of Base Rent, additional rent and other charges reserved and covenanted to be paid under this Lease with respect to each Portion of the Premises (collectively, “Rent”) shall commence on the applicable Term Commencement Date for such Portion of the Premises, and shall be prorated for any partial months. Rent shall be payable to Landlord or, if Landlord shall so direct in writing, to Landlord’s agent or nominee, in lawful money of the United States which shall be legal tender for payment of all debts and dues, public and private, at the time of payment. Reference is made to the fact that Tenant has paid $30,000 (“Initial Payment”) to Landlord pursuant to a letter agreement dated June 4, 2015, in order to induce Landlord to commence performance of Landlord’s Temporary Premises Work prior to execution and delivery of this Lease. The parties hereby agree that the Initial Payment shall applied to the first month installment of Base Rent due under this Lease.

5.2 Operating Costs.

(a) “Operating Costs” shall mean all actual costs incurred and expenditures of whatever nature made by Landlord in the operation, management, repair, replacement, maintenance and insurance (including, without limitation, environmental liability insurance and property insurance on Landlord-supplied leasehold improvements for tenants, but not property insurance on tenants’ equipment) of the Property or allocated to the Property, including without limitation all costs of labor (wages, salaries, fringe benefits, etc.) up to and including the Property manager, however denominated, any costs for utilities supplied to exterior areas and the Common Areas, and any costs for repair and replacements, cleaning and maintenance of exterior areas and the Common Areas, related equipment, facilities and appurtenances and HVAC equipment, security services, a management fee and other administrative costs paid to Landlord’s property manager (not to exceed four percent (4%) of gross income of the Building), a commercially reasonable rental factor of Landlord’s management office for the Property, which management office may be located outside the Property and which may serve other properties in addition to the Property (in which event such costs shall be equitably allocated among the properties served by such office), the cost of operating any amenities in the Property available to all tenants of the Property and any subsidy provided by Landlord for or with respect to any such amenity; the cost of the Common Area dumpster service. Operating Costs shall not include Excluded Costs (hereinafter defined).

(b) “Excluded Costs” shall be defined as (i) any ground rent, or any mortgage charges (including interest, principal, points and fees); (ii) brokerage commissions; (iii) salaries of executives and owners not directly employed in the management/operation of the Property and salaries and other compensation of employees, officers, executives or administrative personnel of Landlord above the position of building manager; (iv) the cost of work done by Landlord for a particular tenant; (v) the cost of items which, by generally accepted accounting principles, would be capitalized on the books of Landlord (including, without limitation, correcting defects in the construction of the Property) or are otherwise not properly chargeable against income, except to the extent such capital item is (A) required by any Legal Requirements that first become effective and applicable to the Property after the Execution Date, or (B) reasonably projected to reduce Operating Costs, provided that in either case (A) or (B) such cost is amortized (in accordance with the last sentence of this Section 5.2(b)) over the useful life of such improvements; (vi) the costs of Landlord’s Work and any contributions made by Landlord to any tenant of the Property in connection with the build-out of its premises; (vii) franchise or income taxes imposed on Landlord; (viii) costs paid directly by individual tenants to suppliers, including tenant electricity, telephone and other utility costs; (ix) increases in premiums for insurance when such increase is caused by the use of the Building by Landlord or any other tenant of the Building; (x) depreciation of the Building; (xi) costs relating to maintaining Landlord’s existence as a corporation, partnership or other entity; (xii) advertising and other fees and costs including legal fees incurred in procuring tenants; (xiii) the cost of repairs incurred by reason of fire or other casualty or condemnation in excess of costs which are included in any commercially reasonable deductible carried by Landlord under its casualty insurance policy (the parties hereby acknowledging that, as of the Execution Date, $10,000 is a commercially reasonable deductible), and the cost of any items for which Landlord is reimbursed by insurance, condemnation awards, refund, rebate or otherwise (provided that the foregoing shall not apply to payments by any tenant of the Building on account of such tenants’ share of Operating Cost and Tax pass-through or escalation over base-year provisions under their leases), and any expenses for repairs or maintenance to the extent covered by warranties, guaranties and service contracts; (xiv) costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants; (xv) accrual of reserves for future repair or replacement costs; (xvi) any legal expenses arising out of any misconduct or negligence of Landlord or any person for which Landlord is responsible or arising out of dealings between any principals constituting Landlord or arising out of any leasing, sale or financing of the Building or the Property or any part thereof or arising out of disputes with tenants, other occupants, or prospective tenants or occupants or out of the construction of the improvements on the Property; (xvii) cost and expense of Landlord’s Work; (xviii) any amounts paid by Landlord for which reimbursement is made from any source, including without limitation any cost recovered under any warranty, guaranty or insurance policy maintained or held by Landlord (provided that the foregoing shall not apply to payments by any tenant of the Building on account of such tenants’ share of Operating Cost and Tax pass-through or escalation over base-year provisions under their leases); (xix) any cost representing an amount paid for services or materials to a related person or entity to the extent such amount exceeds the amount that would be paid for such services or materials at the then existing market rates to an unrelated person or entity (provided however, that the provisions of this clause (xix) shall not apply to or limit management or administrative fees, which for the avoidance of doubt shall be included in Operating Costs only to the extent as provided in Section 5.2(a) above); (xx) costs of any cleanup, containment, abatement, removal or remediation of asbestos or other substances regulated by applicable law, rule, regulation or ordinance and detrimental to the environment or to the health of occupants of the Property, including without limitation Hazardous Materials (as hereinafter defined); (xxi) any increase in the cost of insurance attributable to the particular activities of any tenant which increases the cost of any fire, extended coverage or any other insurance policy covering all or any portion of the Property; and (xxii) the cost of acquisition of any sculpture, paintings or other objects of art. The amortized cost of capital improvements may, at Landlord’s option, include the Capital Interest Rate, as hereinafter defined. “Capital Interest Rate” shall be defined as an annual rate of either one percentage point over the AA Bond rate (Standard & Poor’s corporate composite or, if unavailable, its equivalent) as reported in the financial press at the time the capital expenditure is made or, if the capital item is acquired through third-party financing, then the actual (including fluctuating) rate paid by Landlord in financing the acquisition of such capital item.

(c) Payment of Operating Costs. Commencing as of the Term Commencement Date with respect to each Portion of the Premises, and continuing thereafter throughout the remainder of the Term of the Lease with respect to such Portion of the Premises, Tenant shall pay to Landlord, as additional rent, Tenant’s Share applicable to such Portion of the Premises of Operating Costs. Landlord may make a good faith estimate of Tenant’s Share of Operating Costs for any fiscal year or part thereof during the Term, and Tenant shall pay to Landlord, on the Term Commencement Date with respect to such Portion of the Premises and on the first (1st) day of each calendar month thereafter, an amount equal to the applicable Tenant’s Share of Operating Costs for such fiscal year and/or part thereof divided by the number of months therein. Landlord may estimate and re-estimate Tenant’s Share of Operating Costs and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Share of Operating Costs shall be appropriately adjusted in accordance with the estimations so that, by the end of the fiscal year in question, Tenant shall have paid all of Tenant’s Share of Operating Costs as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each fiscal year. As of the Execution Date, the Property’s fiscal year is January 1 – December 31.

(d) Annual Reconciliation. Landlord shall, within one hundred twenty (120) days after the end of each fiscal year, deliver to Tenant a reasonably detailed statement of the actual amount of Operating Costs for such fiscal year (“Year End Statement”). Failure of Landlord to provide the Year End Statement within the time prescribed shall not relieve Tenant from its obligations hereunder. If the total of such monthly remittances on account of any fiscal year is greater than Tenant’s Share of Operating Costs actually incurred for such fiscal year, then, Tenant may credit the difference against the next installment(s) of additional rent on account of Operating Costs due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If the total of such remittances is less than Tenant’s Share of Operating Costs actually incurred for such fiscal year, Tenant shall pay the difference to Landlord, as additional rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor. Landlord’s estimate of Operating Costs for the next fiscal year shall be based upon the Operating Costs actually incurred for the prior fiscal year as reflected in the Year-End Statement plus a reasonable adjustment based upon estimated increases in Operating Costs. The provisions of this Section 5.2(d) shall survive the expiration or earlier termination of this Lease.

(e) Part Years. If the Term Commencement Date with respect to any Portion of the Premises or the Expiration Date with respect to any Portion of the Premises occurs in the middle of a fiscal year, Tenant shall be liable for only that portion of the Operating Costs with respect to such fiscal year within the Term.

(f) Gross-Up. If, during any fiscal year, less than 100% of the Building is occupied by tenants or if Landlord was not supplying all tenants with the services being supplied to Tenant hereunder, actual Operating Costs incurred shall be reasonably extrapolated by Landlord on an item-by-item basis to the reasonable Operating Costs that would have been incurred if the Building was 100% occupied and such services were being supplied to all tenants, and such extrapolated Operating Costs shall, for all purposes hereof, be deemed to be the Operating Costs for such fiscal year. This “gross up” treatment shall be applied only with respect to variable Operating Costs arising from services provided to Common Areas or to space in the Building being occupied by tenants (which services are not provided to vacant space or may be provided only to some tenants) in order to allocate equitably such variable Operating Costs to the tenants receiving the benefits thereof.

(g) Audit Right. Provided there is no Event of Default nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may, upon at least ninety (90) days’ prior written notice, inspect or audit Landlord’s records relating to Operating Costs for any periods of time within the previous fiscal year before the audit or inspection. However, no audit or inspection shall extend to periods of time before the Temporary Premises Term Commencement Date. If Tenant fails to object to the calculation of Tenant’s Share of Operating Costs on the Year-End Statement within one hundred twenty (120) days after such statement has been delivered to Tenant and/or fails to complete any such audit or inspection within two hundred forty (240) days after receipt of the Year End Statement, then Tenant shall be deemed to have waived its right to object to the calculation of Tenant’s Share of Operating Costs for the year in question and the calculation thereof as set forth on such statement shall be final. Tenant’s audit or inspection shall be conducted only at Landlord’s offices or the offices of Landlord’s property manager during business hours reasonably designated by Landlord. Tenant shall pay the cost of such audit or inspection. Tenant may not conduct an inspection or have an audit performed more than once during any fiscal year. If, after such inspection or audit is made, it is finally determined or agreed that that an error was made in the calculation of Tenant’s Share of Operating Costs previously charged to Tenant, then, Tenant may credit the difference against the next installment of additional rent on account of Operating Costs due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If, after such inspection or audit is made, it is finally determined or agreed that there was an underpayment by Tenant, then Tenant shall pay to Landlord, as additional rent hereunder, any underpayment of any such costs, as the case may be, within thirty (30) days after receipt of an invoice therefor. If, after such inspection or audit is made, it is finally determined or agreed that that an error was made in the calculation of Tenant’s Share of Operating Costs previously charged to Tenant so that the amount billed to Tenant was in error in excess of three percent (3%) of the actual costs, then Landlord shall pay to Tenant the reasonable cost of such an audit, together with interest on the overstated amount at the Lease Interest Rate, as defined in Section 5.4 hereof. Tenant shall maintain the results of any such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection, other than Tenant’s employees, consultants approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) or an independent firm of certified public accountants (A) reasonably acceptable to Landlord, (B) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection, and (C) which executes Landlord’s standard confidentiality agreement, which shall be a commercially reasonable form, whereby it shall agree to maintain the results of such audit or inspection confidential, but subject to commercially reasonable exceptions to such confidentiality. Nothing in the foregoing shall preclude Tenant or its auditor from disclosing any audit or inspection results to third parties, to the extent: (i) required by Legal Requirements, court order, order of governmental authority or pursuant to any requirements or rules of any stock exchange listing, or (ii) in litigation or other dispute resolution proceedings between Landlord and Tenant. The provisions of this Section 5.2(g) shall survive the expiration or earlier termination of this Lease.

5.3 Taxes.

(a) “Taxes” shall mean the real estate taxes and other taxes, levies and assessments imposed upon the Building and the Land, and upon any personal property of Landlord used in the operation thereof, or on Landlord’s interest therein or such personal property; charges, fees and assessments for transit, housing, police, fire or other services or purported benefits to the Building and the Land (including without limitation any community preservation assessments); service or user payments in lieu of taxes; and any and all other taxes, levies, betterments, assessments and charges arising from the ownership, leasing, operation, use or occupancy of the Building and the Land, which are or shall be imposed by federal, state, county, municipal or other governmental authorities. From and after substantial completion of any occupiable improvements constructed as part of a Future Development, as defined in Section 2.2, if such improvements are not separately assessed, Landlord shall reasonably allocate Taxes between the Building and such improvements and the land area associated with the same. Taxes shall not include any inheritance, estate, succession, gift, franchise, rental, income or profit tax, capital stock tax, capital levy or excise, or any income taxes arising out of or related to the ownership and operation of the Building and the Land, provided, however, that any of the same and any other tax, excise, fee, levy, charge or assessment, however described, that may in the future be levied or assessed as a substitute for or an addition to, in whole or in part, any tax, levy or assessment which would otherwise constitute Taxes, whether or not now customary or in the contemplation of the parties on the Execution Date of this Lease, shall constitute Taxes, but only to the extent calculated as if the Building and the Land were the only real estate owned by Landlord.

(b) “Tax Period” shall be any fiscal/tax period in respect of which Taxes are due and payable to the appropriate governmental taxing authority (i.e., as mandated by the governmental taxing authority), any portion of which period occurs during the Term of this Lease.

(c) Payment of Taxes. Commencing as of the Term Commencement Date with respect to each Portion of the Premises, and continuing thereafter throughout the remainder of the Term of the Lease with respect to such Portion of the Premises, Tenant shall pay to Landlord, as additional rent, Tenant’s Share of Taxes with respect to such Portion of the

Premises. Landlord may make a good faith estimate of the Taxes to be due by Tenant for any Tax Period or part thereof during the Term, and Tenant shall pay to Landlord, on the Term Commencement Date with respect to each Portion of the Premises and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Taxes for such Tax Period or part thereof divided by the number of months therein. Landlord may estimate and re-estimate Tenant’s Share of Taxes and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Share of Taxes shall be appropriately adjusted in accordance with the estimations so that, by the end of the Tax Period in question, Tenant shall have paid all of Tenant’s Share of Taxes as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Taxes are available for each Tax Period. If the total of such monthly remittances is greater than Tenant’s Share of Taxes actually due for such Tax Period, then, Tenant may credit the difference against the next installment of additional rent on account of Taxes due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If the total of such remittances is less than Tenant’s Share of Taxes actually due for such Tax Period, Tenant shall pay the difference to Landlord, as additional rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor. Landlord’s estimate for the next Tax Period shall be based upon actual Taxes for the prior Tax Period plus a reasonable adjustment based upon estimated increases in Taxes. Landlord shall provide Tenant with a copy of each Tax bill received by Landlord within ten (10) days after Landlord’s receipt of such Tax bill; provided however, that in no event shall Landlord’s failure to timely deliver any Tax bill de deemed to be a default by Landlord in its obligations hereunder or be considered to be a waiver of Landlord’s right to receive payment from Tenant of Tenant’s Share of the Taxes imposed pursuant to such Tax bill. The provisions of this Section 5.3(c) shall survive the expiration or earlier termination of this Lease.

(d) Effect of Abatements. Appropriate credit against Taxes shall be given for any refund obtained by reason of a reduction in any Taxes by the assessors or the administrative, judicial or other governmental agency responsible therefor after deduction of Landlord’s expenditures for reasonable out of pocket and documented legal fees and for other reasonable expenses incurred in obtaining the Tax refund.

(e) Part Years. If the Term Commencement Date or the Expiration Date occurs in the middle of a Tax Period, Tenant shall be liable for only that portion of the Taxes, as the case may be, with respect to such Tax Period within the Term.

5.4 Late Payments.

(a) Any payment of Rent due hereunder not paid within five (5) business days after the same is due shall bear interest for each month or fraction thereof from the due date until paid in full at the annual rate of the annual prime rate of interest published in the Wall Street Journal (in the event that the prime rate is no longer published by the Wall Street Journal, a comparable measure), plus five (5%) percent, or at any applicable lesser maximum legally permissible rate for debts of this nature (the “Lease Interest Rate”).

(b) Additionally, if Tenant fails to make any payment within five (5) business days after the due date therefor, Landlord may charge Tenant a fee (“Late Fee”), which shall constitute liquidated damages, equal to One Thousand and NO/100 Dollars ($1,000.00) for each such late payment. Notwithstanding the foregoing, Landlord agrees that no Late Fee shall be due with respect to any payment due from Tenant during any calendar year, unless an Initial Late Fee Event has previously occurred during such twelve (12) month period. An “Initial Late Fee Event” shall mean any failure by Tenant to make a payment when due, which failure is not cured on or before the date five (5) business days after Landlord gives Tenant written notice that such payment is past due. Landlord agrees to waive the Late Fee with respect to the Initial Late Fee Event which occurs in any calendar year.

(c) For each Tenant payment check to Landlord that is returned by a bank for any reason, Tenant shall pay a returned check charge equal to the amount as shall be customarily charged by Landlord’s bank at the time.

(d) Money paid by Tenant to Landlord shall be applied to Tenant’s account in the following order: first, to any unpaid additional rent, including without limitation late charges, returned check charges, legal fees and/or court costs chargeable to Tenant hereunder; and then to unpaid Base Rent.

(e) The parties agree that the Late Fee referenced in Section 5.4(b) represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

5.5 No Offset; Independent Covenants; Waiver. Rent shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided herein. TENANT WAIVES ALL RIGHTS (I) TO ANY ABATEMENT, SUSPENSION, DEFERMENT, REDUCTION OR DEDUCTION OF OR FROM RENT, AND (II) TO QUIT, TERMINATE OR SURRENDER THIS LEASE OR THE PREMISES OR ANY PART THEREOF, EXCEPT AS EXPRESSLY PROVIDED HEREIN. TENANT HEREBY ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL BE SEPARATE AND INDEPENDENT COVENANTS AND AGREEMENTS, THAT RENT SHALL CONTINUE TO BE PAYABLE IN ALL EVENTS AND THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL CONTINUE UNAFFECTED, UNLESS THE REQUIREMENT TO PAY OR PERFORM THE SAME SHALL HAVE BEEN TERMINATED PURSUANT TO AN EXPRESS PROVISION OF THIS LEASE. LANDLORD AND TENANT EACH ACKNOWLEDGES AND AGREES THAT THE INDEPENDENT NATURE OF THE OBLIGATIONS OF TENANT HEREUNDER REPRESENTS FAIR, REASONABLE, AND ACCEPTED COMMERCIAL PRACTICE WITH RESPECT TO THE TYPE OF PROPERTY SUBJECT TO THIS LEASE, AND

THAT THIS AGREEMENT IS THE PRODUCT OF FREE AND INFORMED NEGOTIATION DURING WHICH BOTH LANDLORD AND TENANT WERE REPRESENTED BY COUNSEL SKILLED IN NEGOTIATING AND DRAFTING COMMERCIAL LEASES IN MASSACHUSETTS, AND THAT THE ACKNOWLEDGEMENTS AND AGREEMENTS CONTAINED HEREIN ARE MADE WITH FULL KNOWLEDGE OF THE HOLDING IN WESSON V. LEONE ENTERPRISES, INC., 437 MASS. 708 (2002). SUCH ACKNOWLEDGEMENTS, AGREEMENTS AND WAIVERS BY TENANT ARE A MATERIAL INDUCEMENT TO LANDLORD ENTERING INTO THIS LEASE.

5.6 Survival. Any obligations under this Section 5 which shall not have been paid at the expiration or earlier termination of the Term shall survive such expiration or earlier termination and shall be paid when and as the amount of same shall be determined and be due.

6. GUARANTY.

Intentionally Omitted.

7. LETTER OF CREDIT

7.1 Amount. Contemporaneously with the execution of this Lease, Tenant shall deliver either (i) cash in the amount (the “Security Amount”) specified in the Lease Summary Sheet (the “Cash Security Deposit”), which shall be held by Landlord in accordance with Section 7.5 below, or (ii) an irrevocable letter of credit to Landlord which shall be (a) in the amount (the “Security Amount”) specified in the Lease Summary Sheet, (b) substantially in the form attached hereto as Exhibit 11; (c) issued by a bank with a rating of A or better and otherwise reasonably acceptable to Landlord upon which presentment may be made in Boston, Massachusetts; and (d) for a term of one (1) year, subject to extension in accordance with the terms hereof (the “Letter of Credit”). The Letter of Credit shall be held by Landlord, without liability for interest, as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease by the Tenant to be kept and performed during the Term. In no event shall the Letter of Credit be deemed to be a prepayment of Rent nor shall it be considered a measure of liquidated damages. Unless the Letter of Credit is automatically renewing, at least thirty (30) days prior to the maturity date of the Letter of Credit (or any replacement Letter of Credit), Tenant shall deliver to Landlord a replacement Letter of Credit which shall have a maturity date no earlier than the next anniversary of the Commencement Date or one (1) year from its date of delivery to Landlord, whichever is later.

7.2 Application of Proceeds of Letter of Credit. Upon an Event of Default, or if any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors (and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within thirty (30) days) or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding, Landlord at its sole option may draw down all or a part of the Letter of Credit. The balance of any Letter of Credit cash proceeds (after applying the amount drawn to cure Tenant’s default and/or to Landlord’s damages arising therefrom) shall be held in accordance with Section 7.5 below. Should the entire Letter of Credit, or any portion thereof, be drawn down by Landlord, Tenant shall, upon the written demand of Landlord, deliver a replacement Letter of Credit in the amount drawn, and Tenant’s failure to do so within ten (10) days after receipt of such written demand shall constitute an additional Event of Default hereunder. Upon delivery of such replacement Letter of Credit, Landlord shall return to Tenant the balance of any Letter of Credit cash proceeds that are being held in accordance with Section 7.5 below. The application of all or any part of the cash proceeds of the Letter of Credit to any obligation or default of Tenant under this Lease shall not deprive Landlord of any other rights or remedies Landlord may have nor shall such application by Landlord constitute a waiver by Landlord.

7.3 Transfer of Letter of Credit. In the event that Landlord transfers its interest in the Premises, Tenant shall upon notice from Landlord, deliver to Landlord an amendment to the Letter of Credit or a replacement Letter of Credit naming Landlord’s successor as the beneficiary thereof. If Tenant fails to deliver such amendment or replacement within ten (10) days after written notice from Landlord, Landlord shall have the right to draw down the entire amount of the Letter of Credit and hold the proceeds thereof in accordance with Section 7.5 below.

7.4 Credit of Issuer of Letter of Credit. In event of a material adverse change in the financial position of any bank or institution which has issued the Letter of Credit or any replacement Letter of Credit hereunder, Landlord reserves the right to require that Tenant change the issuing bank or institution to another bank or institution reasonably approved by Landlord. Tenant shall, within ten (10) days after receipt of written notice from Landlord, which notice shall include the basis for Landlord’s reasonable belief that there has been a material adverse change in the financial position of the issuer of the Letter of Credit, replace the then-outstanding letter of credit with a like Letter of Credit from another bank or institution approved by Landlord.

7.5 Cash Proceeds of Letter of Credit. Landlord shall hold the Cash Security Deposit and/or the balance of proceeds remaining after a draw on the Letter of Credit (each hereinafter referred to as the “Security Deposit”) as security for Tenant’s performance of all its Lease obligations. After an Event of Default, Landlord may apply the Security Deposit, or any part thereof, to Landlord’s damages without prejudice to any other Landlord remedy. Landlord has no obligation to pay interest on the Security Deposit and may co-mingle the Security Deposit with Landlord’s funds. If Landlord conveys its interest under this Lease, the Security Deposit, or any part not applied previously, shall be turned over to the grantee in which case Tenant shall look solely to the grantee for the proper application and return of the Security Deposit.

7.6 Return of Security Deposit or Letter of Credit. Should Tenant comply with all of such terms, covenants and conditions of the Lease (including, without limitation, Section 21) and promptly pay all sums payable by Tenant to Landlord hereunder, the Security Deposit and/or Letter of Credit or the remaining proceeds therefrom, as applicable, shall be returned to Tenant within forty-five (45) days after the end of the Term, less any portion thereof which may have been utilized by Landlord to cure any default or applied to any actual damage suffered by Landlord.

8. SECURITY INTEREST IN TENANT’S PROPERTY.

Intentionally Omitted.

9. UTILITIES, LANDLORD’S SERVICES

9.1 Electricity. Landlord shall furnish and install in a location approved by Landlord in or near the Premises any necessary metering equipment reasonably acceptable to Landlord and the supplier thereof to be used to measure electricity furnished to the Premises and any equipment exclusively serving the same. Landlord shall maintain and keep in good order, condition and repair the metering equipment used to measure electricity furnished to the Premises and any equipment exclusively serving the same (including, but not limited to the electrical service serving the Building). Tenant shall pay the full amount of any charges attributable to such meter on or before the due date therefor directly to the supplier thereof.

9.2 Water. Landlord shall contract with the utility provider for water service to the Property, including the Premises. Except as otherwise provided below, the cost of providing water service to the Premises and all other portions of the Building (including, without limitation, the premises of other tenants or occupants of the Building) shall be included in Operating Costs. Notwithstanding the foregoing, if Landlord determines that Tenant is using water in excess of its proportionate share (by floor area) of the total water usage in the Building, Landlord may elect, at Tenant’s expense, to furnish and install in a location in or near the Premises metering equipment to measure water furnished to the Premises and any equipment exclusively serving the same. In such event, Tenant shall, within thirty (30) days after Landlord’s written demand therefor from time to time, pay to Landlord, as additional rent, the full amount of any water service charges attributable to such meter.

9.3 Gas. Landlord shall contract with the utility provider for gas service to the Property, including the Premises. The cost of gas used to provide base building HVAC shall be included in the costs reimbursed by Tenant pursuant to Section 9.6 below. If Tenant requires gas service for the operation of Tenant’s laboratory equipment in the Premises, Tenant shall pay all charges for gas furnished to the Premises and/or any equipment exclusively serving the Premises as additional rent, based, at Landlord’s election, (i) on Landlord’s reasonable estimate of such gas usage or (ii) on metering or submetering equipment installed by Landlord at Tenant’s expense. Tenant shall pay the full amount of any charges attributable to such meter on or before the due date therefor directly to the supplier thereof.

9.4 Other Utilities. Subject to Landlord’s reasonable rules and regulations governing the same, Tenant shall obtain and pay, as and when due, for all other utilities and services consumed in and/or furnished to the Premises, together with all taxes, penalties, surcharges and maintenance charges pertaining thereto.

9.5 Interruption or Curtailment of Utilities. When necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary to be made, Landlord reserves the right, upon as much prior notice to Tenant as is practicable under the circumstances and no less than twenty-four (24) hours’ notice except in the event of an emergency, to interrupt, curtail, or stop (i) the furnishing of hot and/or cold water, and (ii) the operation of the plumbing and electric systems. Landlord shall exercise reasonable diligence to eliminate the cause of any such interruption, curtailment, stoppage or suspension, but except as set forth in Section 10.7, there shall be no diminution or abatement of Rent or other compensation due from Landlord to Tenant hereunder, nor shall this Lease be affected or any of Tenant’s obligations hereunder reduced, and Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems.

9.6 Landlord’s Services. Subject to reimbursement pursuant to Section 5.2 above, Landlord shall provide the services described in Exhibit 6 attached hereto and made a part hereof (“Landlord’s Services”). Except as provided below with respect to HVAC service, all costs incurred in connection with the provision of Landlord’s Services shall be included in Operating Costs. All costs incurred by Landlord to provide HVAC service to the Premises shall be reimbursed by Tenant to Landlord as Additional Rent. Such costs shall include the cost of all utility services used in the operation of the HVAC system(s) providing HVAC service to the Premises and all costs incurred by Landlord in the operation, maintenance, and repair of such system(s). Landlord shall allocate to the Premises a portion of the total amount of such costs incurred with respect to the Building based upon the cubic footage of heated, chilled, and fresh air distributed in the Premises as indicated by the energy management system serving the Building as a percentage of the aggregate cubic footage of heated, chilled, and fresh air distributed in the entire Building for the applicable period. Tenant shall pay such costs monthly, together with monthly installments of Base Rent, on an estimated basis in amounts from time to time reasonably determined by Landlord. After the close of each fiscal year, Landlord shall determine the actual amount of such costs for such year and deliver to Tenant a reasonably detailed statement thereof, together with a statement of the amounts paid by Tenant on an estimated basis toward such costs as aforesaid. If such statement indicates that the estimated amounts paid by Tenant are less than Tenant’s allocable share of the actual amount of such costs for such fiscal year, then Tenant shall pay the amount of such shortfall to Landlord within thirty (30) days after delivery of such statement. If such statement indicates that Tenant’s estimated payments for such year exceed the actual amount of such costs for such year, then Landlord shall credit the excess against the next due installment(s) of additional rent payable under this Section 9.6.

10. MAINTENANCE AND REPAIRS

10.1 Maintenance and Repairs by Tenant. Tenant shall keep neat and clean and in good repair, order and condition the Prime Premises, including without limitation the entire interior of the Premises, all electronic, phone and data cabling and related equipment (other than building service equipment) that is installed by or for the exclusive benefit of the Tenant (whether located in the Prime Premises or other portions of the Building), all of the fixtures, equipment and specialty lighting therein of Tenant and anyone claiming, by, through, or under Tenant, the electrical equipment wiring of Tenant and anyone claiming, by, through, or under Tenant, interior doors, non structural walls, interior windows and floor coverings, reasonable wear and tear and damage by Casualty excepted.

10.2 Maintenance and Repairs by Landlord. Except as otherwise provided in Section 15, and subject to Tenant’s obligations in Section 10.1 above, Landlord shall maintain the Building foundation, the roof, Building structure, structural floor slabs and columns, Common Areas, parking areas and common building systems (including, without limitation, elevator, HVAC, mechanical, electrical, plumbing and sprinkler systems), as well as the piping connecting the sinks in the Prime Premises to the PH System Premises, in good repair, order and condition, and in compliance with all Legal Requirements. In addition, Landlord shall operate and maintain the Common Areas in substantially the same manner as comparable combination office and laboratory facilities in the vicinity of the Premises. Without limiting the foregoing, Landlord shall remove snow and ice from the sidewalks and other paved areas on the Property as reasonably necessary and in compliance with applicable Legal Requirements and matters of record. All costs incurred by Landlord under this Section 10.2 shall be included in Operating Costs as provided in Section 5.2.

10.3 Accidents to Sanitary and Other Systems. Tenant shall give to Landlord prompt notice of any fire or accident in the Premises of which Tenant has actual knowledge which fire or accident results in material damage to or defective condition in, any part or appurtenance of the Building including, without limitation, sanitary, electrical, ventilation, heating and air conditioning or other systems located in, or passing through, the Premises. Except as otherwise provided in Section 15, and subject to Tenant’s obligations in Section 10.1 above, such damage or defective condition shall be remedied by Landlord with reasonable diligence, but, subject to Section 14.5 below, if such damage or defective condition was caused by any of the Tenant Parties, the cost to remedy the same shall be paid by Tenant.

10.4 Floor Load—Heavy Equipment. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry (i.e. 100 pounds per rentable square foot) and which is allowed by Legal Requirements. Landlord reserves the right to prescribe the weight and position of all safes, heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Heavy Equipment”), which shall be placed so as to distribute the weight. Heavy Equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not move any Heavy Equipment into or out of the Building without giving Landlord prior written notice thereof and observing all of Landlord’s Rules and Regulations with respect to the same. If such Heavy Equipment requires special handling, Tenant agrees to employ only persons holding the appropriate license or certification as required by Legal Requirements to do said work, and that all work in connection therewith shall comply with Legal Requirements. Any such moving shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save Landlord and Landlord’s agents (including without limitation its property manager), contractors and employees (collectively with Landlord, the “Landlord Parties”) harmless from and against any and all claims, damages, losses, penalties, costs, expenses and fees (including without limitation reasonable legal fees) (collectively, “Claims”) to the extent resulting directly or indirectly from such moving, except, subject to Section 14.5, to the extent caused by the negligence or willful misconduct of any of the Landlord Parties. Proper placement of all Heavy Equipment brought into the Premises by Tenant (or anyone claiming by, through or under Tenant) shall be Tenant’s responsibility.

10.5 Premises Cleaning. Tenant shall be responsible, at its sole cost and expense, for janitorial and trash removal services and other biohazard disposal services for the Prime Premises, including the laboratory areas thereof. Such services shall be performed by licensed (where required by law or governmental regulation), insured and qualified contractors approved in advance, in writing, by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned) and on a sufficient basis to ensure that the Premises are at all times kept neat and clean.

10.6 Pest Control. So long as such activities do not unreasonably interfere with Tenant’s research and development activities at the Prime Premises, Tenant, at Tenant’s sole cost and expense, shall cause the Prime Premises (other than the Vivarium Premises) to be exterminated, as necessary, but in any event, in compliance with applicable Laws, to Landlord’s reasonable satisfaction and shall cause all portions of the Prime Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be treated against infestation by insects, rodents and other vermin and pests whenever there is evidence of any infestation. Tenant shall not permit any person to enter the Prime Premises for the purpose of providing such extermination services, unless such persons have been approved by Landlord, which approval shall not be unreasonably withheld. If requested by Landlord, Tenant shall, at Tenant’s sole cost and expense, store any refuse generated in the Prime Premises by the consumption of food or beverages in a cold box or similar facility.

10.7 Tenant’s Remedies in the Event of Service Interruption.

(a) Abatement of Base Rent. In the event that: (i) there shall be an interruption, curtailment or suspension of any service or failure to perform any obligation required to be provided or performed by Landlord pursuant to Sections 9 and/or 10 (and no reasonably equivalent alternative service or supply is provided by Landlord) that shall materially interfere with Tenant’s use and enjoyment of the Premises, or any portion thereof (any such event, a “Service Interruption”), and (ii) such Service Interruption shall continue for five (5) consecutive business days following receipt by Landlord of written notice (the “Service Interruption Notice”) from Tenant describing such Service Interruption (“Abatement Service Interruption Cure Period”), and (iii) such Service Interruption shall not have been caused by an act or omission of Tenant or Tenant’s agents, employees, contractors or invitees (an event that satisfies the foregoing conditions (i)-(iii) being referred to hereinafter as a “Material Service Interruption”) then, Tenant, subject to the next following sentence, shall be entitled to an equitable abatement of Base Rent, Operating Costs and Taxes based on the nature and duration of the Material Service Interruption and the area of the Premises affected, for any and all days following the Material Service Interruption Cure Period that both (x) the Material Service Interruption is continuing and (y) Tenant does not use such affected areas of the Premises for a bona fide business purpose. Any efforts by Tenant to respond or react to any Material Service Interruption, including, without limitation, any activities by Tenant to remove its personal property from the affected areas of the Premises, or any self-help efforts by Tenant pursuant to Section 10.7(c), shall not constitute a use that precludes abatement pursuant to this Section 10.7(a); however, if Tenant exercises its self-help right pursuant to Section 10.7(c) in an attempt to cure a Self-Help Material Service Interruption, then, notwithstanding the provisions of the immediately preceding sentence, Tenant’s rights to an equitable abatement with respect to such Self-Help Material Service Interruption shall expire as of the expiration of the Completion Period for Tenant’s Self-Help Right, as hereinafter defined. The “Completion Period for Tenant’s Self-Help Right” shall: (a) be determined as of the expiration of the applicable Tenant Self-Help Cure Period, as hereinafter defined, (b) commence as of the day after the expiration of the applicable Tenant Self-Help Cure Period, and (c) expire as of the end of a reasonable period of time for Tenant to achieve the cure of the Self-Help Material Service Interruption in question. The Abatement Service Interruption Cure Period shall be extended by reason of any delays in Landlord’s ability to cure the Service Interruption in question caused by Landlord’s Force Majeure, provided however, that in no event shall the Abatement Service Interruption Cure Period with respect to any Service Interruption be longer than fifteen (15) consecutive business days after Landlord receives the applicable Service Interruption Notice.

(b) Tenant’s Termination Right. In the event that: (i) a Service Interruption occurs, and (ii) such Service Interruption continues for a period of sixty (60) consecutive days after Landlord receives a Service Interruption Notice with respect to such Service Interruption (“Termination Service Interruption Cure Period”), and (iii) such Service Interruption shall not have been caused by an act or omission of Tenant or Tenant’s agents, employees, contractors or invitees, and (iv) for so long as Tenant ceases to use the affected portion of the Premises during such Service Interruption, then Tenant shall have the right to terminate this Lease by giving a written termination notice to Landlord after the expiration of the Termination Service Interruption Cure Period. If such Service Interruption is cured within ten (10) days (“Post-Termination Notice Cure Period”) after Landlord receives such termination notice, then Tenant shall have no right to terminate this Lease based upon such Service Interruption and Tenant’s termination notice shall be of no force or effect. If such condition is not cured within the Post-Termination Notice Cure Period, then the term of the Lease shall terminate as of the expiration of the Post-Termination Cure Period. The Termination Service Interruption Cure Period and the Post-Termination Notice Cure Period shall each be extended by reason of any delays in Landlord’s ability to cure the Service Interruption in question caused by Landlord’s Force Majeure, provided however, that in no event shall the aggregate extension of the Termination Service Interruption Cure Period and the Post-Termination Notice Cure Period by reason of Landlord’s Force Majeure exceed sixty (60) days.

(c) Limited Tenant Self-Help Right. If a Self-Help Material Service Interruption, as hereinafter defined, shall occur, Tenant may, without the need of Landlord’s consent, if Landlord fails to cure such Self-Help Material Service Interruption within the Tenant Self-Help Cure Period, as hereinafter defined, perform the same for the account of Landlord. Landlord shall, within thirty (30) days of demand therefor (which demand shall include reasonable evidence of the costs incurred by Tenant for which Tenant is seeking reimbursement), reimburse Tenant the reasonable sums so paid by Tenant in correcting such Self-Help Material Service Interruption, together with interest on such sums at the Lease Interest Rate from the due date for such sums until the date of payment. If Landlord fails timely to pay any amount properly due to Tenant pursuant to this Section 10.7(c), and if Landlord fails to cure such failure within ten (10) days after Landlord receives written notice of such failure from Tenant, then Tenant shall have the right to deduct such amount from the next installment(s) of Rent thereafter due under the Lease, provided however, that in no event during the Term shall the amount so deducted by Tenant from any installment of Base Rent exceed ten percent (10%) of such installment of Base Rent. For the purposes of this Section 10.7(c), a “Self-Help Material Service Interruption” shall be defined as any Material Service Interruption other than a Material Service Interruption, the cure or performance of which would adversely affect any other tenant in the Building (e.g., without limitation, Tenant shall have no right to perform any maintenance or repairs to any Common Areas or common facilities of the Building). For the purposes of this Section 10.7(c), the “Tenant Self-Help Cure Period” shall be defined as follows:

(1) In the event of an emergency threatening life or property, three (3) days after receipt by Landlord of written notice from Tenant of such default. Notwithstanding the foregoing, in the event that Landlord has commenced to cure such Self-Help Material Service Interruption within said three (3) day period, and so long as Landlord thereafter diligently prosecutes such cure to completion, the three (3) day period shall be extended to such period of time as Landlord reasonably requires to cure such default;

(2) In the event of any other Self-Help Material Service Interruption, fifteen (15) days after receipt by Landlord of written notice from Tenant of such Self-Help Material Service Interruption. Notwithstanding the foregoing, in the event that Landlord has commenced to cure such Self-Help Material Service Interruption within said fifteen (15) day period, and so long as Landlord thereafter diligently prosecutes such cure to completion, the fifteen (15) day period shall be extended to such period of time as Landlord reasonably requires to correct such Self-Help Material Service Interruption.

(d) In the event of such Service Interruption, Landlord will use commercially reasonable efforts to restore any Service Interruption as soon as is reasonably practicable.

(e) The provisions of this Section 10.7 shall not apply in the event of a Service Interruption caused by Casualty or Taking (see Section 15 hereof).

(f) The provisions of this Section 10.7 set forth Tenant’s sole rights and remedies, both in law and in equity, in the event of any Service Interruption.

11. ALTERATIONS AND IMPROVEMENTS BY TENANT

11.1 Landlord’s Consent Required. Tenant shall not make any alterations, decorations, installations, removals, additions or improvements (collectively, “Alterations”) in or to the Premises without Landlord’s prior written approval of the contractor(s), written plans and specifications and a time schedule therefor. Such approval shall not be unreasonably withheld, conditioned or delayed, except that Landlord may withhold its consent on the basis of Landlord’s bona fide business judgment with respect to: (i) aesthetic matters relating to Alterations which are visible from the exterior of the Building, and (ii) Alterations affecting the exterior of the Building. Landlord reserves the right to require that Tenant use Landlord’s preferred vendor(s) for any Alterations that involve roof penetrations, alarm tie-ins, sprinklers, fire alarm and other life safety equipment. Tenant shall not make any amendments or additions to plans and specifications approved by Landlord without Landlord’s prior written consent. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with Legal Requirements, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. In seeking Landlord’s approval, Tenant shall provide Landlord, at least ten (10) business days in advance of any proposed construction, with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect of record, (including connections to the Building’s structural system, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), work contracts, requests for laydown areas and such other information concerning the nature and cost of the alterations as Landlord may reasonably request. Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials (whether building standard or non-building standard), appliances or equipment selected by Tenant in connection with any work performed by or on behalf of Tenant. Except as otherwise expressly set forth herein, all Alterations shall be done at Tenant’s sole cost and expense and at such times and in such manner as Landlord may from time to time reasonably designate. If Tenant shall make any Alterations (including, without limitation, the initial Landlord’s Prime 2nd Floor Premises Work), then Landlord may elect at the time of such approval to require Tenant to restore the Premises to substantially the same condition as existed immediately prior to the Alterations. Tenant shall provide Landlord with reproducible record drawings (in CAD format) of all Alterations within sixty (60) days after completion thereof.

Notwithstanding the terms of this Section, Tenant shall have the right, without obtaining the prior consent of Landlord but upon notice to Landlord given ten (10) days prior to the commencement of any work (which notice shall specify the nature of the work in reasonable detail), to make alterations, additions or improvements to the Premises where:

(i) the same are within the interior of the Premises within the Building, and do not affect the exterior of the Premises and the Building (including no signs on windows);

(ii) the same do not affect the roof, any structural element of the Building, the mechanical, electrical, plumbing, heating, ventilating, air-conditioning and fire protection systems of the Building;

(iii) the aggregate cost of said alterations, additions or improvements made by Tenant shall not exceed $100,000 in cost per project.

11.2 After-Hours. Landlord and Tenant recognize that to the extent Tenant elects to perform some or all of the Alterations during times other than normal construction hours (i.e., Monday-Friday, 7:00 a.m. to 3:00 p.m., excluding holidays), Landlord may need to make arrangements to have supervisory personnel on site. Accordingly, Landlord and Tenant agree as follows: Tenant shall give Landlord at least two (2) business days’ prior written notice of any time outside of normal construction hours when Tenant intends to perform any Alterations (the “After-Hours Work”). Tenant shall reimburse Landlord, within ten (10) days after written demand therefor, for the cost of Landlord’s supervisory personnel overseeing the After-Hours Work. In addition, if construction during normal construction hours unreasonably disturbs other tenants of the Building, in Landlord’s reasonable discretion, Landlord may require Tenant to stop the performance of Alterations during normal construction hours and to perform the same after hours, subject to the foregoing requirement to pay for the cost of Landlord’s supervisory personnel.

11.3 Harmonious Relations. Tenant agrees that it will not, either directly or indirectly, use any contractors if their use will create any difficulty, whether in the nature of a labor dispute or otherwise, with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation of the Building, the Property or any part thereof. In the event of any such difficulty, upon Landlord’s written request, Tenant shall cause all contractors, mechanics or laborers causing such difficulty to leave the Property immediately.

11.4 Liens. No Alterations shall be undertaken by Tenant until (i) Tenant has made provision for written waiver of liens from all contractors providing services in excess of $25,000 for such Alteration, and (ii) with respect to any Alterations made by Tenant, the cost of which exceed $200,000, Tenant has procured appropriate surety payment and performance bonds (“Bonds”) which shall name Landlord as an additional obligee and has filed lien bond(s) (in jurisdictions where available) on behalf of such contractors. Any mechanic’s lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within ten (10) business days thereafter, at Tenant’s expense by filing the bond required by law or otherwise.

11.5 General Requirements. Unless Landlord and Tenant otherwise agree in writing, Tenant shall (a) procure or cause others to procure on its behalf all necessary permits before undertaking any Alterations in the Premises (and provide copies thereof to Landlord); (b) perform all of such Alterations in a good and workmanlike manner, employing materials of good quality and in compliance with Landlord’s construction rules and regulations, all insurance requirements of this Lease, and Legal Requirements; and (c) defend, indemnify and hold the Landlord Parties harmless from and against any and all Claims occasioned by or growing out of such Alterations.

12. SIGNAGE

12.1 Restrictions. Tenant may, at Tenant’s sole cost and expense, install a Building standard tenant identification sign at the entrance to Tenant’s Premises on each floor. Landlord, at Landlord’s cost, shall to install Building standard directional signage identifying Tenant’s business in the elevator lobby for each floor on which the Premises are located. In addition, Tenant’s name shall, at Landlord’s cost, be listed in the Building directory. Any changes to any of such signage shall be at Tenant’s cost. Subject to the foregoing, Tenant shall not place or suffer to be placed or maintained on the exterior of the Premises, or any part of the interior visible from the exterior thereof, any sign, banner, advertising matter or any other thing of any kind (including, without limitation, any hand-lettered advertising), and shall not place or maintain any decoration, letter or advertising matter on the glass of any window or door of the Premises without first obtaining Landlord’s written approval. No signs may be put on or in any window or elsewhere if visible from the exterior of the Building.

12.2 Exterior Signage.

(a) Monument Sign. In the event that Landlord installs an exterior monument sign (the “Monument Sign”), then for so long as (x) there is no Event of Default of Tenant, (y) Tenant has not assigned the Lease to an entity other than an Affiliated Entity or a Successor, and (z) the Lease is in full force and effect (the “Monument Signage Condition”), then Tenant shall have the right to require Landlord, at Landlord’s cost and expense to list Tenant’s name (“Tenant’s Monument Signage”) on the Monument Sign serving the Building during the initial Term of the Lease, and any extensions thereof, subject to the provisions of this Section 12.2.

(b) Monument Signage Conditions and Obligations. Tenant’s right to maintain Tenant’s Monument Signage are subject to the following conditions and obligations: (i) Tenant’s Monument Signage shall be subject to the prior written approval of Landlord as to location, size, materials, manner of attachment and appearance of Tenant’s Monument Signage, and the materials, design, lighting and method of installation of Tenant’s Monument Signage, and any requested changes thereto, shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, (ii) Tenant’s Monument Signage shall comply with all Legal Requirements (and Tenant shall have obtained any necessary permits prior to installing Tenant’s Monument Signage), (iii) Tenant shall have obtained all governmental permits and approvals required in connection therewith, (iv) the maintenance and removal of such Tenant’s Monument Signage (including, without limitation, the repair and cleaning of the existing monument façade and exterior of the Building, as applicable, upon removal of Tenant’s Monument Signage) shall be performed at Tenant’s sole cost and expense in accordance with the terms and conditions governing alterations pursuant to Article 11 hereof, (v) Tenant’s Monument Signage shall be subject to Landlord’s reasonable regulations, and (vi) Tenant shall have the right, from time to time throughout the Term of this Lease, to replace Tenant’s Monument Signage (if any) with signage which is equivalent to the signage being replaced, subject to all of the terms and conditions of this Section 12.2.

(c) Removal of Tenant’s Monument Signage. Notwithstanding the foregoing provisions of this Section 12.2 to the contrary: (i) within thirty (30) days after the date on which there occurs, and remains uncured, a failure of one or more of the applicable Tenant’s Monument Signage Conditions, or (ii) immediately upon the expiration or earlier termination of the Term of the Lease, Tenant shall, at Tenant’s cost and expense, remove the applicable Tenant’s Monument Signage and restore all damage to the Monument Sign and/or the Building caused by the installation and/or removal of Tenant’s Monument Signage, which removal and restoration shall be performed in accordance with the terms and conditions governing alterations pursuant to Article 11 hereof. The right to the Tenant’s Monument Signage granted pursuant to this Section 12.2 is personal to Tenant, and may not be exercised by any occupant, subtenant, or other assignee of Tenant, other than an Affiliated Entity or Successor (the parties hereby agreeing that Tenant shall be responsible for the cost of any change in Tenant’s Monument Signage).

13. ASSIGNMENT, MORTGAGING AND SUBLETTING

13.1 Landlord’s Consent Required. Tenant shall not mortgage or encumber this Lease in whole or in part whether at one time or at intervals, by operation of law or otherwise. Except as expressly otherwise set forth herein, Tenant shall not, without Landlord’s prior written consent, assign, sublet, license or transfer this Lease or the Premises in whole or in part whether by changes in the ownership or control of Tenant, or any direct or indirect owner of Tenant, whether at one time or at intervals, by sale or transfer of stock, partnership or beneficial interests, operation of law or otherwise, or permit the occupancy of all or any portion of the Premises by any person or entity other than Tenant’s employees (each of the foregoing, a “Transfer”). Any purported Transfer made without Landlord’s consent, if required hereunder, shall be void and confer no rights upon any third person, provided that if there is a Transfer, Landlord may collect rent from the transferee without waiving the prohibition against Transfers, accepting the transferee, or releasing Tenant from full performance under this Lease. No Transfer shall relieve Tenant of its primary obligation as party Tenant hereunder, nor shall it reduce or increase

Landlord’s obligations under this Lease. No Transfer shall relieve Tenant of its primary obligation as party Tenant hereunder, nor shall it reduce or increase Landlord’s obligations under this Lease. For the avoidance of doubt, the Tenant’s sale or transfer of 50% or more of its capital stock in a transaction, or series of related transactions, the purpose of which is to fund the ongoing business and operations of the Tenant and which involves investors who typically invest in businesses like Tenant, shall not be deemed a Transfer under this Article 13.

13.2 Landlord’s Recapture Right. Subject to Section 13.7 below, Tenant shall, prior to offering or advertising the Premises or any portion thereof for a Transfer, give a written notice (the “Recapture Offer”) to Landlord which: (i) states that Tenant desires to make a Transfer, (ii) identifies the affected portion of the Premises (the “Recapture Premises”), (iii) identifies the period of time (the “Recapture Period”) during which Tenant proposes to sublet the Recapture Premises, or indicates that Tenant proposes to assign its interest in this Lease, and (iv) offers to Landlord to terminate this Lease with respect to the Recapture Premises (in the case of a proposed assignment of Tenant’s interest in this Lease or a subletting for the remainder of the term of this Lease) or to suspend the Term for the Recapture Period (i.e. the Term with respect to the Recapture Premises shall be terminated during the Recapture Period and Tenant’s rental obligations shall be proportionately reduced). Landlord shall have the right, to accept such Recapture Offer, by giving written notice (“Recapture Notice”) to Tenant not later than the date sixty (60) days after Landlord receives such Recapture Offer. If Landlord timely gives a Recapture Notice, then the Term of the Lease with respect to the Recapture Premises shall terminate as of the Recapture Termination Date as if the Recapture Termination Date were the Expiration Date of the Term of the Lease, or the Term of the Lease with respect to the Recapture Premises shall be suspended for the Recapture Term, as the case may be.

13.3 Standard of Consent to Transfer. If Landlord does not timely give written notice to Tenant accepting a Recapture Offer or declines to accept the same, then Landlord agrees that, subject to the provisions of this Section 13, Landlord shall not unreasonably withhold, condition or delay its consent to a Transfer on the terms contained in the Recapture Notice to an entity which will use the Premises for the Permitted Uses and, in Landlord’s reasonable opinion: (a) has a business reputation compatible with the operation of a first-class combination laboratory, research, development and office building; and (b) the intended use of such entity does not violate any restrictive use provisions then in effect with respect to space in the Building; and (c) with respect to any proposed assignment of the Lease only (as distinguished from any other Transfer, including without limitation a sublease), has a tangible net worth and other financial indicators sufficient to meet the assignee’s obligations under the Lease, taking into account the fact that Tenant remains fully liable for Tenant’s obligations under the Lease.

13.4 Listing Confers no Rights. The listing of any name other than that of Tenant, whether on the doors of the Premises or on the Building directory, or otherwise, shall not operate to vest in any such other person, firm or corporation any right or interest in this Lease or in the Premises or be deemed to effect or evidence any consent of Landlord, it being expressly understood that any such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.

13.5 Profits In Connection with Transfers. Tenant shall, within thirty (30) days of receipt thereof, pay to Landlord fifty percent (50%) of any rent, sum or other consideration to be paid or given in connection with any Transfer, either initially or over time, after deducting reasonable actual out-of-pocket legal, and brokerage expenses incurred by Tenant and improvements paid for by Tenant in connection with such Transfer, in excess of Rent hereunder as if such amount were originally called for by the terms of this Lease as additional rent.

13.6 Prohibited Transfers. Notwithstanding any contrary provision of this Lease, Tenant shall have no right to make a Transfer unless on both (i) the date on which Tenant notifies Landlord of its intention to enter into a Transfer and (ii) the date on which such Transfer is to take effect, Tenant is not in default of any of its obligations under this Lease beyond the applicable cure period. Notwithstanding anything to the contrary contained herein, Tenant agrees that in no event shall Tenant make a Transfer to (a) any government agency; (b) any tenant, subtenant or occupant of other space in the Building; or (c) any entity with whom Landlord shall have engaged in material negotiations for space in the Property in the six (6) months immediately preceding such proposed Transfer, as evidenced by Landlord’s written correspondence with such entity.

13.7 Exceptions to Requirement for Consent. Notwithstanding anything to the contrary herein contained, Tenant shall have the right, without obtaining Landlord’s consent and without giving Landlord a Recapture Notice, to make a Transfer to (a) an Affiliated Entity (hereinafter defined) so long as such entity remains in such relationship to Tenant, and (b) a Successor, provided that prior to or simultaneously with any such Transfer, such Affiliated Entity or Successor, as the case may be, and Tenant execute and deliver to Landlord an assignment and assumption agreement in form and substance reasonably acceptable to Landlord whereby such Affiliated Entity or Successor, as the case may be, shall agree to be independently bound by and upon all the covenants, agreements, terms, provisions and conditions set forth in the Lease on the part of Tenant to be performed, and whereby such Affiliated Entity or Successor, as the case may be, shall expressly agree that the provisions of this Section 13 shall, notwithstanding such Transfer, continue to be binding upon it with respect to all future Transfers. For the purposes hereof, an “Affiliated Entity” shall be defined as any entity which is controlled by, is under common control with, or which controls Tenant, so long as such entity remains in such relationship with Tenant. For the purposes hereof, a “Successor” shall be defined as any entity into or with which Tenant is merged or with which Tenant is consolidated or which acquires all or substantially all of Tenant’s stock or assets, provided that the surviving entity shall have a net worth on the day immediately following such transaction equal to or greater than the net worth of Tenant on the day prior to such transaction, in each case, as evidenced by current financial statements, in form reasonably acceptable to Landlord prepared by certified public accountants reasonably acceptable to Landlord.

14. INSURANCE; INDEMNIFICATION; EXCULPATION

14.1 Tenant’s Insurance.

(a) Tenant shall procure, pay for and keep in force throughout the Term (and for so long thereafter as Tenant remains in occupancy of the Premises) commercial general liability insurance insuring Tenant on an occurrence basis against all claims and demands for personal injury liability (including, without limitation, bodily injury, sickness, disease, and death) or damage to property which may be claimed to have occurred from and after the time any of the Tenant Parties shall first enter the Premises, of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate annually, and from time to time thereafter shall be not less than such higher amounts, if procurable, as may be reasonably required by Landlord. Tenant shall also carry umbrella liability coverage in an amount of no less than Five Million Dollars ($5,000,000). Such policy shall also include contractual liability coverage covering Tenant’s liability assumed under this Lease, including without limitation Tenant’s indemnification obligations. Such insurance policy(ies) shall name Landlord, Landlord’s managing agent and persons claiming by, through or under them, if any, as additional insureds.

(b) Tenant shall take out and maintain throughout the Term a policy of fire, vandalism, malicious mischief, extended coverage and so-called “all risk” coverage insurance in an amount equal to one hundred percent (100%) of the replacement cost insuring (i) all items or components of Alterations (collectively, the “Tenant-Insured Improvements”), and (ii) all of Tenant’s furniture, equipment, fixtures and property of every kind, nature and description related or arising out of Tenant’s leasehold estate hereunder, which may be in or upon the Premises or the Building, including, all of Tenant’s animals (collectively, “Tenant’s Property”). The insurance required to be maintained by Tenant pursuant to this Section 14.1(b) (referred to herein as “Tenant Property Insurance”) shall insure the interests of both Landlord and Tenant as their respective interests may appear from time to time.

(c) Tenant shall take out and maintain a policy of business interruption insurance throughout the Term sufficient to cover at least twelve (12) months of Rent due hereunder and Tenant’s business losses during such 12-month period.

(d) During periods when Alterations are being performed, Tenant shall maintain, or cause to be maintained, so-called all risk or special cause of loss property insurance or its equivalent and/or builders risk insurance on 100% replacement cost coverage basis, including hard and soft costs coverages. Such insurance shall protect and insure Landlord, Landlord’s agents, Tenant and Tenant’s contractors, as their interests may appear, against loss or damage by fire, water damage, vandalism and malicious mischief, and such other risks as are customarily covered by so-called all risk or special cause of loss property / builders risk coverage or its equivalent.

(e) Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any Legal Requirements.

(f) Tenant shall cause all contractors and subcontractors to maintain during the performance of any Alterations the insurance described in Exhibit 9 attached hereto.

(g) The insurance required pursuant to Sections 14.1(a), (b), (c), (d) and (e) (collectively, “Tenant’s Insurance Policies”) shall be effected with insurers approved by Landlord, with a rating of not less than “A-XI” in the current Best’s Insurance Reports, and authorized to do business in the Commonwealth of Massachusetts under valid and enforceable policies. Tenant’s Insurance Policies shall each provide that it shall not be canceled or modified without at least thirty (30) days’ prior written notice to each insured named therein or ten (10) days’ prior notice for cancellation due to non-payment of premium. Tenant’s Insurance Policies may include deductibles in commercially reasonable amounts. On or before the date on which any of the Tenant Parties shall first enter the Premises and thereafter not less than five (5) business days prior to the expiration date of each expiring policy, Tenant shall deliver to Landlord binders of Tenant’s Insurance Policies issued by the respective insurers setting forth in full the provisions thereof together with evidence satisfactory to Landlord of the payment of all premiums for such policies. In the event of any claim, and upon Landlord’s request, Tenant shall deliver to Landlord complete copies of Tenant’s Insurance Policies. Upon request of Landlord, Tenant shall deliver to any Mortgagee copies of the foregoing documents.

14.2 Indemnification. Except to the extent caused by the negligence or willful misconduct of any of the Landlord Parties, Tenant shall defend, indemnify and save the Landlord Parties harmless from and against any and all Claims asserted by or on behalf of any person, firm, corporation or public authority arising from:

(a) Tenant’s breach of any covenant or obligation under this Lease;

(b) Any injury to or death of any person, or loss of or damage to property, sustained or occurring in, upon, at or about the Premises;

(c) Any injury to or death of any person, or loss of or damage to property arising out of the use or occupancy of the Premises by or the negligence or willful misconduct of any of the Tenant Parties; and

(d) On account of or based upon any work or thing whatsoever done (other than by Landlord or any of the Landlord Parties) at the Premises during the Term and during the period of time, if any, prior to the Term Commencement Date that any of the Tenant Parties may have been given access to the Premises.

14.3 Property of Tenant. Tenant covenants and agrees that, to the maximum extent permitted by Legal Requirements, all of Tenant’s Property at the Premises shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever, no part of said damage or loss shall be charged to, or borne by, Landlord, except, subject to Section 14.5 hereof, to the extent such damage or loss is due to the negligence or willful misconduct of any of the Landlord Parties.

14.4 Limitation of Landlord’s Liability for Damage or Injury. Landlord shall not be liable for any injury or damage to persons, animals or property resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or from the roof, street or sub-surface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, except, subject to Section 14.5, to the extent caused by or due to the negligence or willful misconduct of any of the Landlord Parties, and then, where notice and an opportunity to cure are appropriate (i.e., where Tenant has an opportunity to know or should have known of such condition sufficiently in advance of the occurrence of any such injury or damage resulting therefrom as would have enabled Landlord to prevent such damage or loss had Tenant notified Landlord of such condition) only after (i) notice to Landlord of the condition claimed to constitute negligence or willful misconduct, and (ii) the expiration of a reasonable time after such notice has been received by Landlord without Landlord having commenced to take all reasonable and practicable means to cure or correct such condition; and pending such cure or correction by Landlord, Tenant shall take all reasonably prudent temporary measures and safeguards to prevent any injury, loss or damage to persons or property. Notwithstanding the foregoing, in no event shall any of the Landlord Parties be liable for any loss which is covered by insurance policies actually carried or required to be so carried by this Lease; nor shall any of the Landlord Parties be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public, or quasi-public work; nor shall any of the Landlord Parties be liable for any latent defect in the Premises or in the Building.

14.5 Waiver of Subrogation; Mutual Release. Landlord and Tenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other and its agents, officers, servants, partners, shareholders, or employees (collectively, the “Related Parties”) for any loss or damage that may occur to or within the Premises or the Building or any improvements thereto, or any personal property of such party therein which is insured against under any Property Insurance (as defined in Section 14.7) policy actually being maintained by the waiving party from time to time, even if not required hereunder, or which would be insured against under the terms of any Property Insurance policy required to be carried or maintained by the waiving party hereunder, whether or not such insurance coverage is actually being maintained, including, in every instance, such loss or damage that may be caused by the negligence of the other party hereto and/or its Related Parties. Landlord and Tenant each agrees to cause appropriate clauses to be included in its Property Insurance policies necessary to implement the foregoing provisions.

14.6 Tenant’s Acts—Effect on Insurance. Tenant shall not do or permit any Tenant Party to do any act or thing upon the Premises or elsewhere in the Building which will invalidate or be in conflict with any insurance policies covering the Building and the fixtures and property therein; and shall not do, or permit to be done, any act or thing upon the Premises which shall subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon said Premises or for any other reason. If by reason of the failure of Tenant to comply with the provisions hereof the insurance rate applicable to any policy of insurance shall at any time thereafter be higher than it otherwise would be, Tenant shall reimburse Landlord upon demand for that part of any insurance premiums which shall have been charged because of such failure by Tenant, together with interest at the Default Rate until paid in full, within ten (10) days after receipt of an invoice therefor. In addition, Tenant shall reimburse Landlord for any increase in insurance premium arising as a result of Tenant’s use and/or storage of any Hazardous Materials in the Premises.

14.7 Landlord’s Insurance. Landlord shall carry at all times during the Term of this Lease: (i) commercial general liability insurance with respect to the Building, the Land and the Common Areas thereof in an amount not less than Five Million Dollars ($5,000,000) combined single limit per occurrence, (ii) with respect to the Building, excluding Tenant-Insured Improvements, insurance against loss or damage caused by any peril covered under fire, extended coverage and all risk insurance with coverage against vandalism, malicious mischief and such other insurable hazards and contingencies as are from time to time normally insured against by owners of similar first-class multi-tenant buildings in the City of Cambridge or which are required by Landlord’s mortgagee, in an amount equal to one hundred percent (100%) of the full replacement cost thereof above foundation walls (“Landlord Property Insurance”), and (iii) rent interruption insurance covering at least eighteen (18) months. Any and all such insurance: (x) may be maintained under a blanket policy affecting other properties of Landlord and/or its affiliated business organizations, and (y) may be written with commercially reasonable deductibles as determined by Landlord. The costs incurred by Landlord related to such insurance shall be included in Operating Expenses. Tenant Property Insurance and Landlord Property Insurance are referred to collectively herein as “Property Insurance”.

15. CASUALTY; TAKING

15.1 Damage. If the Premises are damaged in whole or part because of fire or other casualty (“Casualty”), or if the Premises are subject to a taking in connection with the exercise of any power of eminent domain, condemnation, or purchase under threat or in lieu thereof (any of the foregoing, a “Taking”), then unless this Lease is terminated in accordance with Section 15.2 below, Landlord shall restore the Building and/or the Premises to substantially the same condition as existed immediately following completion of Landlord’s Work, or in the event of a partial Taking which affects the Building and the Premises, restore the remainder of the Building and the Premises not so Taken to substantially the same condition as is reasonably feasible (“Restoration Work”). Landlord shall, within sixty (60) days of the occurrence of any Casualty, Landlord, within sixty (60) days of such Casualty, shall provide to Tenant with a reasonable written estimate (“Completion Estimate”) of the amount of time required (“Estimated Restoration Period”) to perform the Restoration Work. If, in Landlord’s reasonable judgment, any element of the Tenant-Insured Improvements can more effectively be restored as an integral part of Landlord’s restoration of the Building or the Premises, such restoration shall also be made by Landlord, but at Tenant’s sole cost and expense; provided however, that: (i) Tenant shall not be required to fund more than: (x) the net amount of Tenant’s insurance proceeds received by Tenant as the result of damage to Tenant-Insured Improvements, or (y) Eighty ($80.00) Dollars per rentable square foot of the Premises, and (ii) Landlord’s restoration obligations with respect to Tenant-Insured Improvements shall, in the event of any insufficiency of proceeds arising from the foregoing, be limited to the amount so funded by Tenant. Subject to rights of Mortgagees, Tenant Delays, Legal Requirements then in existence and to delays for adjustment of insurance proceeds or Taking awards, as the case may be, and instances of Landlord’s Force Majeure, Landlord shall substantially complete such Restoration Work within one (1) year after Landlord’s receipt of all required permits therefor with respect to substantial reconstruction of at least 50% of the Building, or, within one hundred eighty (180) days after Landlord’s receipt of all required permits therefor in the case of restoration of less than 50% of the Building (collectively “Outside Restoration Periods”). Upon substantial completion of such restoration by Landlord, Tenant shall use diligent efforts to complete restoration of the Premises to substantially the same condition as existed immediately prior to such Casualty or Taking, as the case may be, as soon as reasonably possible. Tenant agrees to cooperate with Landlord in such manner as Landlord may reasonably request to assist Landlord in collecting insurance proceeds due in connection with any Casualty which affects the Premises or the Building. In no event shall Landlord be required to expend more than the Net (hereinafter defined) insurance proceeds Landlord receives for damage to the Premises and/or the Building or the Net Taking award attributable to the Premises and/or the Building. “Net” means the insurance proceeds or Taking award actually paid to Landlord (and not paid over to a Mortgagee in satisfaction of debt) less all costs and expenses, including adjusters and attorney’s fees, of obtaining the same. Except as Landlord may elect pursuant to this Section 15.1, under no circumstances shall Landlord be required to repair any damage to, or make any repairs to or replacements of, any Tenant-Insured Improvements.

15.2 Termination Rights.

(a) Landlord’s Termination Rights. In the event of a Casualty affecting the Building, Landlord may terminate this Lease upon thirty (30) days’ prior written notice to Tenant if:

(i) any material portion of the Building or any material means of access thereto is taken; or

(ii) if the estimated time to complete restoration exceeds one (1) year from the date on which Landlord receives all required permits for such restoration; or

(iii) the cost of repairing the damage caused by such Casualty is not covered by casualty insurance required to be carried by Landlord pursuant to this Lease, and the such cost exceeds five (5%) percent of the then replacement cost of the Building.

(b) Tenant’s Termination Rights.

(i) Based upon Completion Estimate. If, based upon the Completion Estimate, the Restoration Work will not be substantially complete within the applicable Outside Restoration Period, then Tenant shall have the right to terminate the Lease by giving Landlord written notice on or before the day ten (10) business days after Tenant receives the Completion Estimate.

(ii) If neither party elects to terminate the Lease pursuant to its rights under any other section of the Lease, and Landlord is so required but fails to complete restoration of the Premises within the applicable Outside Restoration Period frames and subject to the conditions set forth in Section 15.1 above, then Tenant may terminate this Lease upon thirty (30) days’ written notice to Landlord; provided, however, that if Landlord completes such restoration within thirty (30) days after receipt of any such termination notice, such termination notice shall be null and void and this Lease shall continue in full force and effect.

(iii) The remedies set forth in this Section 15.2(b) and in Section 15.2(c) below are Tenant’s sole and exclusive rights and remedies based upon Landlord’s failure to complete the restoration of the Premises following a Casualty as set forth herein. Notwithstanding anything to the contrary contained herein, Tenant shall not have the right to terminate this Lease pursuant to this Section 15 if the Casualty was caused by the intentional misconduct of any Tenant Party.

(c) Either Party May Terminate. In the case of any Casualty or Taking affecting the Premises occurring during the last twelve (12) months of the Term, then: (i) if such Casualty or Taking results in more than twenty-five percent (25%) of the floor area of the Premises being unsuitable for the Permitted Uses, or (ii) the damage to the Premises is estimated to cost more than $250,000 to restore, then either Landlord or Tenant shall have the option to terminate this Lease upon thirty (30) days’ written notice to the other. In addition, if Landlord’s Mortgagee does not release sufficient insurance proceeds to cover the cost of Landlord’s restoration obligations, then Landlord shall (i) notify Tenant thereof, and (ii) have the right to terminate this Lease. If Landlord does not terminate this Lease pursuant to the previous sentence and such notice by Landlord does not include an agreement by Landlord to pay for the difference between the cost of such restoration and such released insurance proceeds, then Tenant may terminate this Lease by written notice to Landlord on or before the date that is thirty (30) days after such notice. Notwithstanding anything to the contrary contained in this Section 15, in no event may Tenant elect to terminate this Lease hereunder if the Casualty that would otherwise give rise to such right results from the willful misconduct of Tenant, its agents, contractors, or employees.

(d) Automatic Termination. In the case of a Taking of the entire Premises, then this Lease shall automatically terminate as of the date of possession by the Taking authority.

15.3 Rent Abatement. In the event of a Casualty affecting the Premises, there shall be an equitable adjustment of Base Rent, Operating Costs and Taxes based upon the degree to which Tenant’s ability to conduct its business in the Premises is impaired by reason of such Casualty from and after the date of a Casualty, and continuing until the following portions of the repair and restoration work to be performed by Landlord, as set forth above, are substantially completed: (i) any repair and restoration work to be performed by Landlord within the Premises, and (ii) repair and restoration work with respect to the Common Areas to the extent that damage to the Common Areas caused by such Casualty materially adversely affects Tenant’s use of, or access to, the Premises.

15.4 Taking for Temporary Use. If the Premises are Taken for temporary use, this Lease and Tenant’s obligations, including, without limitation, the payment of Rent, shall continue. For purposes hereof, a “Taking for temporary use” shall mean a Taking of ninety (90) days or less.

15.5 Disposition of Awards. Except for any separate award for Tenant’s movable trade fixtures, relocation expenses, and unamortized leasehold improvements paid for by Tenant (provided that the same may not reduce Landlord’s award), all Taking awards to Landlord or Tenant shall be Landlord’s property without Tenant’s participation, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant may pursue its own claim against the Taking authority.

16. ESTOPPEL CERTIFICATE.

Each party (“Responding Party”) shall at any time and from time to time upon not less than ten (10) business days’ prior written notice from the other party (“Requesting Party”), execute, acknowledge and deliver to the Requesting Party a statement in writing certifying: (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) the dates to which Rent has been paid, (iii) stating, to the Responding Party’s knowledge, whether or not the Requesting Party is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default, and (iv) to the best of the knowledge of the Responding Party (without the requirement to perform any investigations requiring the assistance of third parties), such other facts relating to the Lease as Requesting Party may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of the Building or of any interest of Landlord therein, any Mortgagee or prospective Mortgagee thereof, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, any prospective assignee of any mortgage thereof, or any prospective transferee of Tenant’s interest in the Lease or the Premises, or any portion thereof. Time is of the essence with respect to any such requested certificate, Tenant hereby acknowledging the importance of such certificates in mortgage financing arrangements, prospective sales and the like.

17. HAZARDOUS MATERIALS

17.1 Prohibition. Tenant shall not, without the prior written consent of Landlord, bring or permit to be brought or kept in or on the Premises or elsewhere in the Building or the Property (i) any inflammable, combustible or explosive fluid, material, chemical or substance (except for standard office supplies stored in proper containers); and (ii) any Hazardous Material (hereinafter defined), other than the types and quantities of Hazardous Materials which are listed on Exhibit 7 attached hereto (“Tenant’s Hazardous Materials”), provided that the same shall at all times be brought upon, kept or used in so-called ‘control areas’ (the number and size of which shall be reasonably determined by Landlord) and in accordance with all applicable Environmental Laws (hereinafter defined) and prudent environmental practice and (with respect to medical waste and so-called “biohazard” materials) good scientific and medical practice. Tenant shall be responsible for assuring that all laboratory uses are adequately and properly vented. On or before each anniversary of the Phase II Term Commencement Date, and on any earlier date during the 12-month period on which Tenant intends to add a new Hazardous Material or materially increase the quantity of any Hazardous Material to the list of Tenant’s Hazardous Materials, Tenant shall submit to Landlord an updated list of Tenant’s Hazardous Materials for Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall have the right, from time to time, to inspect the Premises for compliance with the terms of this Section 17.1. Notwithstanding the foregoing, with respect to any of Tenant’s Hazardous Materials which Tenant does not properly handle, store or dispose of in compliance with all applicable Environmental Laws (hereinafter defined), prudent environmental practice and (with respect to medical waste and so-called “biohazard materials) good scientific and medical practice, Tenant shall, upon written notice from Landlord, no longer have the right to bring such material into the Building or the Property until Tenant has demonstrated, to Landlord’s reasonable satisfaction, that Tenant has implemented programs to thereafter properly handle, store or dispose of such material. In order to induce Landlord to waive its otherwise applicable requirement that Tenant maintain insurance in favor as Landlord against liability arising from the presence of radioactive materials in the Premises, and without limiting the foregoing, Tenant hereby represents and warrants to Landlord that at no time during the Term will Tenant bring upon, or permit to be brought upon, the Premises any radioactive materials whatsoever.

17.2 Environmental Laws. For purposes hereof, “Environmental Laws” shall mean all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters, including but not limited to any discharge by any of the Tenant Parties into the air, surface water, sewers, soil or groundwater of any Hazardous Material (hereinafter defined) whether within or outside the Premises, including, without limitation (a) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (b) the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (c) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., (d) the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., and (e) Chapter 21E of the General Laws of Massachusetts. Tenant, at its sole cost and expense, shall comply with (i) Environmental Laws, and (ii) any rules, requirements and safety procedures of the Massachusetts Department of Environmental Protection, the City of Cambridge and any insurer of the Building or the Premises with respect to Tenant’s use, storage and disposal of any Hazardous Materials.

17.3 Hazardous Material Defined. As used herein, the term “Hazardous Material” means asbestos, oil or any hazardous, radioactive or toxic substance, material or waste or petroleum derivative which is or becomes regulated by any Environmental Law, including without limitation live organisms, viruses and fungi, medical waste and any so-called “biohazard” materials. The term “Hazardous Material” includes, without limitation, oil and/or any material or substance which is (i) designated as a “hazardous substance,” “hazardous material,” “oil,” “hazardous waste” or toxic substance under any Environmental Law.

17.4 Testing. If any Mortgagee or governmental authority requires testing to determine whether there has been any release of Hazardous Materials and such testing is required as a result of the acts or omissions of any of the Tenant Parties, then Tenant shall reimburse Landlord upon demand, as additional rent, for the reasonable costs thereof, together with interest at the Default Rate until paid in full. Tenant shall execute affidavits, certifications and the like, as may be reasonably requested by Landlord from time to time concerning Tenant’s best knowledge and belief concerning the presence of Hazardous Materials in or on the Premises, the Building or the Property. In addition to the foregoing, if Landlord reasonably believes that any Hazardous Materials have been released on the Premises in violation of this Lease or any Legal Requirement, Landlord shall have the right to conduct appropriate tests of the Premises or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of any of the Tenant Parties. Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Premises in violation of this Lease or any Legal Requirement. Further, Landlord shall have the right to cause a third party consultant retained by Landlord, at Landlord’s expense (provided, however, that such costs shall be included in Operating Costs), to review, but not more than once in any calendar year, Tenant’s lab operations, procedures and permits to ascertain whether or not Tenant is complying with law and adhering to best industry practices. Tenant agrees to cooperate in good faith with any such review and to provide to such consultant any information requested by such consultant and reasonably required in order for such consultant to perform such review, but nothing contained herein shall require Tenant to provide proprietary or confidential information to such consultant.

17.5 Indemnity; Remediation.

(a) Tenant hereby covenants and agrees to indemnify, defend and hold the Landlord Parties harmless from and against any and all Claims against any of the Landlord Parties arising out of contamination of any part of the Property or other adjacent property, which contamination arises as a result of: (i) the presence of Hazardous Material in the Premises, the presence of which is caused by any act or omission of any of the Tenant Parties, or (ii) from a breach by Tenant of its obligations under this Section 17. This indemnification of the Landlord Parties by Tenant includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Building based upon the circumstances identified in the first sentence of this Section 17.5. The indemnification and hold harmless obligations of Tenant under this Section 17.5 shall survive the expiration or any earlier termination of this Lease. Without limiting the foregoing, if the presence of any Hazardous Material in the Building or otherwise in the Property is caused or permitted by any of the Tenant Parties and results in any contamination of any part of the Property or any adjacent property, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to return the Property and/or the Building or any adjacent property to their condition as of the date of this Lease, provided that Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions, in Landlord’s reasonable discretion, would not potentially have any adverse effect on the Property, and, in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws. The provisions of this Section 17.5 shall survive the expiration or earlier termination of the Lease.

(b) Without limiting the obligations set forth in Section 17.5(a) above, if any Hazardous Material is in, on, under, at or about the Building or the Property as a result of the acts or omissions of any of the Tenant Parties and results in any contamination of any part of the Property or any adjacent property that is in violation of any applicable Environmental Law or that requires the performance of any response action pursuant to any Environmental Law, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to reduce such Hazardous Material to amounts below any applicable Reportable Quantity, any applicable Reportable Concentration and any other applicable standard set forth in any Environmental Law; provided that Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions would not be reasonably expected to have an adverse effect on the market value or utility of the Property for the Permitted Uses, and in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws (such approved actions, “Tenant’s Remediation”).

(c) In the event that Tenant fails to complete Tenant’s Remediation prior to the end of the Term, then:

(i) until the completion of Tenant’s Remediation (as evidenced by the certification of Tenant’s Licensed Site Professional (as such term is defined by applicable Environmental Laws), who shall be reasonably acceptable to Landlord) (the “Remediation Completion Date”), Tenant shall pay to Landlord, with respect to the portion of the Premises which reasonably cannot be occupied by a new tenant until completion of Tenant’s Remediation, (A) Additional Rent on account of Operating Costs and Taxes and (B) Base Rent in an amount equal to the greater of (1) the fair market rental value of such portion of the Premises (determined in substantial accordance with the process described in Section 1.2 above), and (2) Base Rent attributable to such portion of the Premises in effect immediately prior to the end of the Term; and

(ii) Tenant shall maintain responsibility for Tenant’s Remediation and Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with Environmental Laws. If Tenant does not diligently pursue completion of Tenant’s Remediation, Landlord shall have the right to either (A) assume control for overseeing Tenant’s Remediation, in which event Tenant shall pay all reasonable costs and expenses of Tenant’s Remediation (it being understood and agreed that all costs and expenses of Tenant’s Remediation incurred pursuant to contracts entered into by Tenant shall be deemed reasonable) within thirty (30) days of demand therefor (which demand shall be made no more often than monthly), and Landlord shall be substituted as the party identified on any governmental filings as the party responsible for the performance of such Tenant’s Remediation or (B) require Tenant to maintain responsibility for Tenant’s Remediation, in which event Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with Environmental Laws, it being understood that Tenant’s Remediation shall not contain any requirement that Tenant remediate any contamination to levels or standards more stringent than those associated with the Property’s current office, research and development, laboratory, and vivarium uses.

(d) The provisions of this Section 17.5 shall survive the expiration or earlier termination of this Lease.

17.6 Disclosures. Prior to bringing any Hazardous Material into any part of the Property, Tenant shall deliver to Landlord the following information with respect thereto: (a) a description of handling, storage, use and disposal procedures; (b) all plans or disclosures and/or emergency response plans which Tenant has prepared, including without limitation Tenant’s Spill Response Plan, and all plans which Tenant is required to supply to any governmental agency or authority pursuant to any Environmental Laws; (c) copies of all Required Permits relating thereto; and (d) other information reasonably requested by Landlord.

17.7 Removal. Tenant shall be responsible, at its sole cost and expense, for Hazardous Material and other biohazard disposal services for the Premises. Such services shall be performed by contractors reasonably acceptable to Landlord and on a sufficient basis to ensure that the Premises are at all times kept neat, clean and free of Hazardous Materials and biohazards except in appropriate, specially marked containers reasonably approved by Landlord.

17.8 Landlord Obligations with respect to Hazardous Materials.

(a) Landlord Representations, Covenants and Indemnity. Landlord hereby represents and warrants to Tenant that, to the Best of Landlord’s Knowledge (as that term is defined in Section 25.17 below) as of the Execution Date, that except to the extent (if any) as may be disclosed in the following described environmental assessment reports which have been made available by Landlord to Tenant (the “Disclosed Materials”), there are no Hazardous Materials in the Premises:

•	Decommissioning Closure Report dated 7/15/2014, prepared by Golder Associates Inc.

•	Phase I ESA dated 9/25/2013, prepared by Boston Environmental.

Landlord covenants that neither Landlord, nor Landlord’s agents, employees, or contractors shall bring any Hazardous Materials in or on the Premises. Landlord hereby indemnifies and shall defend and hold Tenant, its officers, directors, employees, and agents harmless from any Claims arising as result of any breach by Landlord of its representations, warranties, or covenants under this Section 17.8(a).

(b) Landlord Remediation. If Hazardous Materials are discovered in, on or under the Property which are not in compliance with applicable Environmental Laws, and which are not the responsibility of Tenant pursuant to this Article 17, then Landlord shall remove or remediate the same, when, if, and in the manner required by applicable Environmental Laws.

18. RULES AND REGULATIONS.

18.1 Rules and Regulations. Tenant will faithfully observe and comply with the Building Rules and Regulations attached hereto as Exhibit 8-1, the Construction Rules and Regulations attached hereto as Exhibit 8-2, and reasonable rules and regulations as may be promulgated, from time to time, with respect to the Building, the Property and construction within the Property (collectively, the “Rules and Regulations”). Landlord hereby agrees that: (i) any future Rules and Regulations shall be provided to Tenant and the other tenants in the Building in writing not discriminate among similarly situated tenants, and (ii) in enforcing any Rules and Regulations, Landlord will not discriminate among similarly situated tenants. In the case of any conflict between the provisions of this Lease and any future rules and regulations, the provisions of this Lease shall control. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease as against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, contractors, visitors, invitees or licensees.

18.2 Energy Conservation. Landlord may institute upon written notice to Tenant such reasonable, non-discriminatory (as among similarly situated tenants) policies, programs and measures as may be necessary, required, or expedient for the conservation and/or preservation of energy or energy services (collectively, the “Conservation Program”), if such Conservation Program is either: (i) then being provided in comparable combination laboratory, research and development and office buildings in the vicinity of the Premises, provided however, that the Conservation Program does not, by reason of such policies, programs and measures, reduce the level of energy or energy services being provided to the Premises below the level of energy or energy services then being provided in comparable combination laboratory, research and development and office buildings in the vicinity of the Premises, or (ii) required by Legal Requirements. Upon receipt of such notice, Tenant shall comply with the Conservation Program.

18.3 Recycling. Upon written notice, Landlord may establish reasonable, non-discriminatory (as among similarly situated tenants) policies, programs and measures for the recycling of paper, products, plastic, tin and other materials (a “Recycling Program”). Upon receipt of such notice, Tenant will comply with the Recycling Program at Tenant’s sole cost and expense.

19. LAWS AND PERMITS.

19.1 Legal Requirements.

(a) Tenant Obligations. Tenant shall not either: (i) cause, or (ii) permit any Tenant Party to use the Premises, or cause the Property or the Building to be used in any way that (1) violates any Legal Requirement, (2) violates any governmental permit, approval, variance, covenant or restrictions of record affecting the Property as of the Execution Date, (3) violates any provisions of this Lease, (4) interferes with the rights of tenants of the Building, or (5) constitutes a material nuisance or waste. Tenant shall obtain, maintain and pay for all permits and approvals needed for the operation of Tenant’s business, as soon as reasonably possible, and in any event shall not undertake any operations unless all applicable permits and approvals are in place and shall, promptly take all actions necessary to comply with all Legal Requirements, including, without limitation, the Occupational Safety and Health Act, applicable to Tenant’s use of the Premises, the Property or the Building. Tenant shall maintain in full force and effect all certifications or permissions required by any authority having jurisdiction to authorize, franchise or regulate Tenant’s use of the Premises. Tenant shall be solely responsible for procuring and complying at all times with any and all necessary permits and approvals directly or indirectly relating or incident to: the conduct of its activities on the Premises; its scientific experimentation, transportation, storage, handling, use and disposal of any chemical or radioactive or bacteriological or pathological substances or organisms or other hazardous wastes or environmentally dangerous substances or materials or medical waste or animals or laboratory specimens. Within ten (10) days of a request by Landlord, which request shall be made not more than once during each period of twelve (12) consecutive months during the Term hereof, unless otherwise requested by any mortgagee of Landlord or unless Landlord reasonably suspects that Tenant has violated the provisions of this Section 19.1, Tenant shall furnish Landlord with copies of all such permits and approvals that Tenant possesses or has obtained together with a certificate certifying that such permits are all of the permits that Tenant possesses or has obtained with respect to the Premises. Tenant shall promptly give written notice to Landlord of any warnings or violations relative to the above received in writing from any federal, state or municipal agency or by any court of law and shall promptly cure the conditions causing any such violations. Tenant shall not be deemed to be in default of its obligations under the preceding sentence to promptly cure any condition causing any such violation in the event that, in lieu of such cure, Tenant shall contest the validity of such violation by appellate or other proceedings permitted under applicable law, provided that: (i) any such contest is made reasonably and in good faith, (ii) Tenant shall agree to indemnify, defend (with counsel reasonably acceptable to Landlord)

and hold Landlord harmless from and against any and all liability, costs, damages, or expenses to the extent arising in connection with such condition and/or violation, (iii) Tenant shall promptly cure any violation in the event that its appeal of such violation is finally overruled or rejected (without further opportunity to appeal), and (iv) Tenant’s decision to delay such cure shall not, in Landlord’s good faith determination, be likely to result in any actual or threatened bodily injury, property damage, or any civil or criminal liability to Landlord, any tenant or occupant of the Building or the Property, or any other person or entity. Nothing contained in this Section 19.1 shall be construed to expand the uses permitted hereunder beyond the Permitted Uses.

(b) Landlord Obligations. Landlord shall comply with any Legal Requirements and with any direction of any public office or officer relating to the repair, maintenance and operation of: (i) the structural elements of the Building and common Building systems, (ii) the Common Areas, and (iii) any other portions of the Property that the Landlord is obligated to repair, and the costs so incurred by Landlord may be included in Operating Costs, subject to, and in accordance with, the provisions of Section 5.2.

20. DEFAULT

20.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder by Tenant:

(a) If Tenant fails to make any payment of Rent or any other payment required hereunder, as and when due, and such failure shall continue for a period of five (5) business days after written notice thereof from Landlord to Tenant, provided, however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if (i) Tenant fails to make any payment within five (5) business days after the due date therefor, and (ii) Landlord has given Tenant written notice under this Section 20.1(a) on more than two (2) occasions during the twelve (12) month interval preceding such failure by Tenant;

(b) If Tenant shall abandon the Premises (whether or not the keys shall have been surrendered or the Rent shall have been paid);

(c) If Tenant shall fail to execute and deliver to Landlord an estoppel certificate pursuant to Section 16 above or a subordination and attornment agreement pursuant to Section 22 below, within the timeframes set forth therein;

(d) If Tenant shall fail to maintain any insurance required hereunder;

(e) If Tenant causes or suffers any release of Hazardous Materials in or near the Property;

(f) If Tenant shall make a Transfer in violation of the provisions of Section 13 above, or if any event shall occur or any contingency shall arise whereby this Lease, or the term and estate thereby created, would (by operation of law or otherwise) devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted under Section 13 hereof;

(g) The failure by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified above, and such failure continues for more than thirty (30) days after notice thereof from Landlord; provided, further, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion;

(h) Tenant shall be involved in financial difficulties as evidenced by an admission in writing by Tenant of Tenant’s inability to pay its debts generally as they become due, or by the making or offering to make a composition of its debts with its creditors;

(i) Tenant shall make an assignment or trust mortgage, or other conveyance or transfer of like nature, of all or a substantial part of its property for the benefit of its creditors,

(j) an attachment on mesne process, on execution or otherwise, or other legal process shall issue against Tenant or its property and a sale of any of its assets shall be held thereunder;

(k) any judgment, attachment or the like in excess of $100,000 shall be entered, recorded or filed against Tenant in any court, registry, etc. and Tenant shall fail to pay such judgment within thirty (30) days after the judgment shall have become final beyond appeal or to discharge or secure by surety bond such lien, attachment, etc. within thirty (30) days of such entry, recording or filing, as the case may be;

(l) the leasehold hereby created shall be taken on execution or by other process of law and shall not be revested in Tenant within thirty (30) days thereafter;

(m) a receiver, sequesterer, trustee or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s Property and such appointment shall not be vacated within thirty (30) days; or

(n) any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors, and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within thirty (30) days or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding.

Wherever “Tenant” is used in subsections (h), (i), (j), (k), (m), or (n) of this Section 20.1, it shall be deemed to include any parent entity of Tenant and any guarantor of any of Tenant’s obligations under this Lease.

20.2 Remedies. Upon an Event of Default, Landlord may, by notice to Tenant, elect to terminate this Lease; and thereupon (and without prejudice to any remedies which might otherwise be available for arrears of Rent or preceding breach of covenant or agreement and without prejudice to Tenant’s liability for damages as hereinafter stated), upon the giving of such notice, this Lease shall terminate as of the date specified therein as though that were the Expiration Date. Without being taken or deemed to be guilty of any manner of trespass or conversion, and without being liable to indictment, prosecution or damages therefor, Landlord may thereafter, by lawful process, enter into and upon the Premises (or any part thereof in the name of the whole); repossess the same, as of its former estate; and expel Tenant and those claiming under Tenant. The words “re-entry” and “re-enter” as used in this Lease are not restricted to their technical legal meanings.

20.3 Damages—Termination.

(a) Upon the termination of this Lease under the provisions of this Section 20, Tenant shall pay to Landlord Rent up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord as damages, at the election of Landlord, either:

(i) the amount (discounted to present value at the rate of five percent (5%) per annum) by which, at the time of the termination of this Lease (or at any time thereafter if Landlord shall have initially elected damages under Section 20.3(a)(ii) below), (x) the aggregate of Rent projected over the period commencing with such termination and ending on the Expiration Date, exceeds (y) the aggregate projected rental value of the Premises for such period, taking into account a reasonable time period during which the Premises shall be unoccupied, plus all Reletting Costs (hereinafter defined); or

(ii) amounts equal to Rent which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the Expiration Date, provided, however, if Landlord shall re-let the Premises during such period, that Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by Landlord in terminating this Lease, as well as the expenses of re-letting, including altering and preparing the Premises for new tenants, brokers’ commissions, and all other similar expenses properly chargeable against the Premises and the rental therefrom (collectively, “Reletting Costs”), it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining Term; and provided, further, that (x) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (y) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Section 20.3(a)(ii) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit. If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting.

(b) In calculating the amount due under Section 20.3(a)(i), above, there shall be included, in addition to the Base Rent, all other considerations agreed to be paid or performed by Tenant, including without limitation Tenant’s Share of Operating Costs and Taxes, on the assumption that all such amounts and considerations would have increased at the rate of five percent (5%) per annum for the balance of the full term hereby granted.

(c) Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been terminated hereunder.

(d) Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any Event of Default hereunder.

(e) Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the Premises in the event that the Lease is terminated based upon a default by Tenant hereunder. Marketing of Tenant’s Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control in the Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts.” In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to re-let the Premises free of any claim of Tenant, (ii) relet the Premises before leasing other vacant space in the Building, or (iii) lease the Premises for a rental less than the current fair market rental then prevailing for similar office space in the Building.

20.4 Landlord’s Self-Help; Fees and Expenses. If Tenant shall default in the performance of any covenant on Tenant’s part to be performed in this Lease contained, including without limitation the obligation to maintain the Premises in the required condition pursuant to Section 10.1 above, Landlord may, if Tenant fails to cure such default after receiving thirty (30) days advance written notice from Landlord, or such longer period as Tenant may require to cure such default, provided that Tenant commences to cure such default within such thirty (30) day period and thereafter diligently prosecutes such cure to completion (except that Landlord may exercise its rights under this Section 20.4 without prior notice to Tenant in an emergency), perform the same for the account of Tenant. Tenant shall pay to Landlord upon demand therefor any costs incurred by Landlord in connection therewith, together with interest at the Lease Interest Rate until paid in full. In addition, Tenant shall pay all of Landlord’s costs and expenses, including without limitation reasonable out of pocket attorneys’ fees, incurred: (i) in enforcing any obligation of Tenant under this Lease, or (ii) as a result of Landlord or any of the Landlord Parties, without its fault, being made party to any litigation pending by or against any of the Tenant Parties.

20.5 Waiver of Redemption, Statutory Notice and Grace Periods. Tenant does hereby waive and surrender all rights and privileges which it might have under or by reason of any present or future Legal Requirements to redeem the Premises or to have a continuance of this Lease for the Term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided. Except to the extent prohibited by Legal Requirements, any statutory notice and grace periods provided to Tenant by law are hereby expressly waived by Tenant.

20.6 Landlord’s Remedies Not Exclusive. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be lawfully entitled, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

20.7 No Waiver. Landlord’s failure to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease, or any of the Rules and Regulations promulgated hereunder, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of such Rules and Regulations against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provisions of this Lease shall be deemed to have been waived by either party unless such waiver be in writing signed by such party. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

20.8 Restrictions on Tenant’s Rights. During the continuation of any material monetary Event of Default, (a) Landlord shall not be obligated to provide Tenant with any notice pursuant to Sections 2.3 and 2.4 above; and (b) Tenant shall not have the right to make, nor to request Landlord’s consent or approval with respect to, any Alterations or Transfers.

20.9 Landlord Default. Notwithstanding anything to the contrary contained in the Lease, Landlord shall in no event be in default in the performance of any of Landlord’s obligations under this Lease unless Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably required to correct any such default, provided Landlord commences cure within 30 days) after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation, provided however, that the provisions of this sentence shall not affect or delay Tenant’s rights and remedies under Section 10.7 of this Lease. Except as expressly set forth in this Lease, Tenant shall not have the right to terminate or cancel this Lease or to withhold rent or to set-off or deduct any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, unless same continues after notice to Landlord thereof and a opportunity for Landlord to cure the same as set forth above. In addition, except as set forth in Section 10.7(c), Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against Landlord from rent thereafter due and payable under this Lease.

21. SURRENDER; ABANDONED PROPERTY; HOLD-OVER

21.1 Surrender

(a) Upon the expiration or earlier termination of the Term, Tenant shall (i) peaceably quit and surrender to Landlord the Premises (including without limitation all fixed lab benches, fume hoods, electric, plumbing, heating and sprinkling systems, fixtures and outlets, vaults, paneling, molding, shelving, radiator enclosures, cork, rubber, linoleum and composition floors, ventilating, silencing, air conditioning and cooling equipment therein and all other furniture, fixtures, and equipment that was either provided by Landlord or paid for in whole or in part by any allowance provided to Tenant by Landlord under this Lease) broom clean, in good order, repair and condition excepting only ordinary wear and tear and damage by fire or other insured Casualty; (ii) remove all of Tenant’s Property, all autoclaves and cage washers and, to the extent specified by Landlord at the time of granting of its consent, Alterations made by Tenant; and (iii) repair any damage to the Premises or the Building caused by the installation or removal of Tenant’s Property and/or such Alterations. Tenant’s obligations under this Section 21.1(a) shall survive the expiration or earlier termination of this Lease.

(b) Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), except with respect to any Disclosed Materials, Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines, acid neutralization systems and plumbing in and/or exclusively serving the Premises, and all exhaust or other ductwork in and/or exclusively serving the Premises, in each case which has carried or released or been contacted by any Hazardous Materials or other chemical or biological materials used in the operation of the Premises, and shall otherwise clean the Premises so as to permit the Surrender Plan (defined below) to be issued. At least thirty (30) days prior to the expiration of the Term (or, if applicable, within five (5) business days after any earlier termination of this Lease), Tenant shall deliver to Landlord a reasonably detailed narrative description of the actions proposed (or required by any Legal Requirements) to be taken by Tenant in order to render the Premises (including any Alterations permitted or required by Landlord to remain therein) free of Hazardous Materials and otherwise released for unrestricted use and occupancy including without limitation causing the Premises to be decommissioned in accordance with the regulations of the U.S. Nuclear Regulatory Commission and/or the Massachusetts Department of Public health (the “MDPH”) for the control of radiation, and cause the Premises to be released for unrestricted use by the Radiation Control Program of the MDPH (the “Surrender Plan”). The Surrender Plan (i) shall be accompanied by a current list of (A) all Required Permits held by or on behalf of any Tenant Party with respect to Hazardous Materials in, on, under, at or about the Premises, and (B) Tenant’s Hazardous Materials, and (ii) shall be subject to the review and approval of Landlord’s environmental consultant. In connection with review and approval of the Surrender Plan, upon request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning the use of and operations within the Premises as Landlord shall request. On or before the expiration of the Term (or within thirty (30) days after any earlier termination of this Lease, during which period Tenant’s use and occupancy of the Premises shall be governed by Section 21.3 below), Tenant shall deliver to Landlord a certification from a third party certified industrial hygienist reasonably acceptable to Landlord certifying that the Premises do not contain any Hazardous Materials and evidence that the approved Surrender Plan shall have been satisfactorily completed by a contractor acceptable to Landlord, and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the expiration of the Term (or, if applicable, the date which is thirty (30) days after any earlier termination of this Lease), free of Hazardous Materials and otherwise available for unrestricted use and occupancy as aforesaid. Landlord shall have the unrestricted right to deliver the Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties. Such third parties and the Landlord Parties shall be entitled to rely on the Surrender Report. If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address the use of Hazardous Materials by any of the Tenant Parties in, on, at, under or about the Premises, Landlord shall have the right to take any such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Property are surrendered in the condition required hereunder, the cost of which actions shall be reimbursed by Tenant as Additional Rent upon demand. Tenant’s obligations under this Section 21.1(b) shall survive the expiration or earlier termination of the Term.

(c) No act or thing done by Landlord during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. Unless otherwise agreed by the parties in writing, no employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the expiration or earlier termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises.

(d) Notwithstanding anything to the contrary contained herein, Tenant shall, at its sole cost and expense, remove from the Premises, prior to the end of the Term, any item installed by or for Tenant and which, pursuant to Legal Requirements, must be removed therefrom before the Premises may be used by a subsequent tenant.

21.2 Abandoned Property. After the expiration or earlier termination hereof, if Tenant fails to remove any property from the Building or the Premises which Tenant is obligated by the terms of this Lease to remove within the applicable Abandonment Notice Period, as hereinafter defined, after written notice from Landlord, such property (the “Abandoned Property”) shall be conclusively deemed to have been abandoned, and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. The “Abandonment Notice Period” shall be two (2) business days, in the event of the expiration of the Term of the Lease, and shall be ten (10) business days in the event of the earlier termination of the Term of the Lease. If any item of Abandoned Property shall be sold, Tenant hereby agrees that Landlord may receive and retain the proceeds of such sale and apply the same to the expenses of the sale, the cost of moving and storage, any damages to which Landlord may be entitled under Section 20 hereof or pursuant to law, to any arrears of Rent, and to any other amounts due from Tenant to Landlord, with any remainder to be promptly returned to Tenant.

21.3 Holdover. If any of the Tenant Parties holds over (which term shall include, without limitation, the failure of Tenant or any Tenant Party to perform all of its obligations under Section 21.1 above) after the end of the Term, Tenant shall be deemed a tenant-at-sufferance subject to the provisions of this Lease; provided that whether or not Landlord has previously accepted payments of Rent from Tenant, (i) Tenant shall pay Base Rent at the Hold-Over Percentage, as hereinafter defined, of the highest rate of Base Rent payable during the Term, (ii) Tenant shall continue to pay to Landlord all additional rent, and (iii) if such hold over continues for a period of more than thirty (30) days, Tenant shall be liable for all damages, including without limitation lost business and consequential damages, incurred by Landlord as a result of such holding over, Tenant hereby acknowledging that Landlord may need the Premises after the end of the Term for other tenants and that the damages which Landlord may suffer as the result of Tenant’s holding over cannot be determined as of the Execution Date. The “Hold Over Percentage” shall be 150%.

21.4 Warranties. Tenant hereby assigns to Landlord, to the extent assignable, any warranties in effect on the last day of the Term with respect to any fixtures and Alterations installed and to remain in the Premises. Tenant shall provide Landlord with copies of any such warranties prior to the expiration of the Term (or, if the Lease is earlier terminated, within five (5) days thereafter).

22. MORTGAGEE RIGHTS

22.1 Subordination. Tenant’s rights and interests under this Lease shall be (i) subject and subordinate to any ground lease, overleases, mortgage, deed of trust, or similar instrument covering the Premises, the Building and/or the Land and to all advances, modifications, renewals, replacements, and extensions thereof (each of the foregoing, a “Mortgage”), or (ii) if any Mortgagee elects, prior to the lien of any present or future Mortgage. Landlord shall endeavor to obtain an SNDA (as defined below) from the holder of the existing Mortgage affecting the Property.

Notwithstanding the foregoing, it shall be a condition to Tenant’s obligation to subordinate this Lease to any future Mortgage, that Landlord obtains a subordination, non-disturbance and attornment agreement from the holder of such Mortgage (or ground lessor, as the case may be) in the standard form used by such Mortgagee (or ground lessor, as the case may be) (“SNDA”).

22.2 Notices. Tenant shall give each Mortgagee of which the Tenant is given written notice with the same notices given to Landlord concurrently with the notice to Landlord. Each such Mortgagee shall have the concurrent grace period afforded to Landlord to cure a Landlord default (except that, with respect to any default which is the basis for Tenant to terminate the Lease, each Mortgagee shall have a commercially reasonable additional period of time to cure such default, as set forth in the Mortgagee’s SNDA with Tenant), and Mortgagee’s curing of any of Landlord’s default shall be treated as performance by Landlord.

22.3 Mortgagee Consent. Tenant acknowledges that, other than any consent or approval provided under Section 11 hereof, where applicable, any consent or approval hereafter given by Landlord may be subject to the further consent or approval of a Mortgagee; and the failure or refusal of such Mortgagee to give such consent or approval shall, notwithstanding anything to the contrary in this Lease contained, constitute reasonable justification for Landlord’s withholding its consent or approval.

23. QUIET ENJOYMENT.

Landlord covenants that so long as Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall peaceably and quietly hold, occupy and enjoy the Premises during the Term from and against the claims of all persons lawfully claiming by, through or under Landlord subject, nevertheless, to: (i) the covenants, agreements, terms, provisions and conditions of this Lease, (ii) any matters of record as of the Execution Date other than Mortgages, and (iii) any Mortgage to which this Lease is subject and subordinate, as hereinabove set forth.

24. NOTICES.

Any notice, consent, request, bill, demand or statement hereunder (each, a “Notice”) by either party to the other party shall be in writing and shall be deemed to have been duly given when either delivered by nationally recognized overnight courier (in either case with evidence of delivery or refusal thereof) addressed as follows:

If to Landlord:	King 200 CPD LLC
c/o King Street Properties
200 CambridgePark Drive
Cambridge, MA 02140
Attention: Stephen D. Lynch

With a copy to:	Goulston & Storrs PC
400 Atlantic Avenue
Boston, MA 02110
Attention: King Street

With a copy to:	Capital One, National Association
90 Park Avenue, 4th Floor
New York, New York 10016
Attn: Commercial Real Estate Banking

and to:	Morrison & Foerster LLP
250 West 55th Street
New York, New York 10019
Attn: Jeffrey Temple, Esq

If to Tenant:	Unum Therapeutics
200 CambridgePark Drive
Cambridge, MA 02140

With a copy to:	Faber Daeufer & Itrato PC
950 Winter Street, Suite 4500
Waltham, MA 02451
Attn: Brian M. Connelly

Tenant’s Designated Personnel
(for the purposes of Section 2.4):

Email Address:

Email Address:

Notwithstanding the foregoing, any notice from Landlord to Tenant regarding ordinary business operations (e.g., exercise of a right of access to the Premises, maintenance activities, invoices, etc.) may also be given by written notice delivered to any person at the Premises whom Landlord reasonably believes is authorized to receive such notice on behalf of Tenant without copies as specified above. Either party may at any time change the address or specify an additional address for such Notices by delivering or mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed or additional address, provided such changed or additional address is within the United States. Notices shall be effective upon the date of receipt or refusal thereof.

25. MISCELLANEOUS

25.1 Separability. If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of this Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

25.2 Captions. The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provisions thereof.

25.3 Broker. Tenant and Landlord each warrants and represents that it has dealt with no broker in connection with the consummation of this Lease other than Cushman & Wakefield and CB Richard Ellis (collectively, “Broker”). Tenant and Landlord each agrees to defend, indemnify and save the other harmless from and against any Claims arising in breach of the representation and warranty set forth in the immediately preceding sentence. Landlord shall be solely responsible for the payment of any brokerage commissions to Broker.

25.4 Entire Agreement. This Lease, Lease Summary Sheet and all Exhibits attached hereto contain the entire and only agreement between the parties and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein. Tenant acknowledges that all representations and statements upon which it relied in executing this Lease are contained herein and that Tenant in no way relied upon any other statements or representations, written or oral. This Lease may not be modified orally or in any manner other than by written agreement signed by the parties hereto.

25.5 Governing Law. This Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts and any applicable local municipal rules, regulations, by-laws, ordinances and the like.

25.6 Representation of Authority. By his or her execution hereof, each of the signatories on behalf of the respective parties hereby warrants and represents to the other that he or she is duly authorized to execute this Lease on behalf of such party.

25.7 Expenses Incurred by Landlord Upon Tenant Requests. Tenant shall, upon demand, reimburse Landlord for all reasonable expenses, including, without limitation, legal fees, incurred by Landlord in connection with all requests by Tenant for consents, approvals or execution of collateral documentation related to this Lease, including, without limitation, costs incurred by Landlord in the review and approval of Tenant’s plans and specifications in connection with proposed Alterations to be made by Tenant to the Premises or in connection with requests by Tenant for Landlord’s consent to make a Transfer; provided however, that: (i) the maximum amount payable by Tenant on account of fees incurred by Landlord with respect to any request by Tenant for Landlord’s consent to a proposed Transfer shall be $2,000, except: (w) where the Transfer is a sub-sublease of any tier, and (x) where, at Tenant’s request, the parties enter into a mutually acceptable amendment to the Lease in connection with such proposed Transfer, and (ii) Tenant shall not be required to pay for the cost of Landlord’s review and approval of Tenant’s plans and specifications in connection with proposed Alterations, except in those instances where Landlord, in its reasonable business judgment, is required to engage a third-party engineer (e.g., structural or MEP) to review such plans and specifications. Such costs shall be deemed to be additional rent under this Lease.

25.8 Survival. Without limiting any other obligation of either party which may survive the expiration or prior termination of the Term, all obligations on the part of either party to indemnify, defend, or hold the other party harmless, as set forth in this Lease shall survive the expiration or prior termination of the Term.

25.9 Limitation of Liability.

(a) Limitations on Landlord’s Liability. Tenant shall neither assert nor seek to enforce any claim against Landlord or any of the Landlord Parties, or the assets of any of the Landlord Parties, for breach of this Lease or otherwise, other than against Landlord’s interest in the Property and in the uncollected rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease. This Section 25.9 shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord. Landlord and Tenant specifically agree that in no event shall any officer, director, trustee, employee or representative of Landlord or of any of the other Landlord Parties ever be personally liable for any obligation under this Lease, nor shall Landlord or any of the other Landlord Parties be liable for consequential, indirect or incidental damages or for lost income or lost profits whatsoever in connection with this Lease.

(b) Limitations on Tenant’s Liability. Landlord and Tenant specifically agree that in no event shall any officer, director, trustee, employee or representative of Tenant (“Tenant Limited Parties”) ever be personally liable for any obligation under this Lease, nor shall Tenant or any of the other Tenant Limited Parties be liable for consequential, indirect or incidental damages or for lost income or lost profits whatsoever in connection with this Lease, provided however, that nothing in this Section 25.9(b) shall affect or limit any liability or obligation which Tenant has to Landlord pursuant to either Sections 17 (Hazardous Materials), 21.1 (Surrender) or 21.3 (Hold Over).

25.10 Binding Effect. The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Section 13 hereof shall operate to vest any rights in any successor or assignee of Tenant.

25.11 Landlord Obligations upon Transfer. Upon any sale, transfer or other disposition of the Property, Landlord shall be entirely freed and relieved from the performance and observance thereafter of all covenants and obligations hereunder on the part of Landlord to be performed and observed, it being understood and agreed in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord’s ownership of said reversionary interest shall thereupon and thereafter assume, and perform and observe, any and all of such covenants and obligations of Landlord, except as otherwise agreed in writing.

25.12 No Grant of Interest. Tenant shall not grant any interest whatsoever in any fixtures within the Premises or any item paid in whole or in part by Landlord’s Contribution or by Landlord.

25.13 Financial Information. Tenant shall deliver to Landlord, within thirty (30) days after Landlord’s reasonable request, Tenant’s most recently completed balance sheet and related statements of income, shareholder’s equity and cash flows statements (audited if available) reviewed by an independent certified public accountant and certified by an officer of Tenant as being true and correct in all material respects. Any such financial information may be relied upon by any actual or potential lessor, purchaser, or mortgagee of the Property or any portion thereof. Notwithstanding the foregoing, the provisions of this Section 25.13 shall have no force or effect so long as Tenant is a publicly traded company

25.14 OFAC Certificate. Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 10756, the “Patriot Act”) prohibit certain property transfers. Tenant hereby represents and warrants to Landlord (which representations and warranties shall be deemed to be continuing and re-made at all times during the Term) that Tenant is not in violation of the Executive Order, and that Tenant is not listed on the United States Department of the Treasury Office of Foreign Assets Control (“OFAC”) list of “Specially Designated Nationals and Blocked Persons” as modified from time to time. The most current list of “Specially Designated Nationals and Blocked Persons” can be found at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html. Tenant shall from time to time, within ten days after request by Landlord, deliver to Landlord any certification or other evidence requested from time to time by Landlord in its reasonable discretion, confirming Tenant’s compliance with these provisions. No assignment or subletting, other than an assignment to an Affiliated Entity or Successor, shall be effective unless and until the assignee or subtenant thereunder delivers to Landlord written confirmation of such party’s compliance with the provisions of this subsection, in form and content satisfactory to Landlord.

25.15 Confidential Information. Either Landlord or Tenant, or their respective representatives, may disclose (“Disclosing Party”) to the other party or its representatives (“Receiving Party”), orally or in writing, or Landlord or Tenant (or their respective representatives) may otherwise obtain, through observation or otherwise, Confidential Information of Disclosing Party. The Receiving Party must, and must cause its representatives to: (i) protect all such Confidential Information from disclosure except as expressly permitted hereunder; (ii) only disclose such Confidential Information to those employees, independent contractors, agents, advisors, directors and officers of the Receiving Party to the extent necessary or required for performance of obligations hereunder, and Landlord shall have the right to disclose such Confidential Information to its actual and prospective lenders, investors and purchasers, and Tenant shall have the right to disclose such Confidential Information to any prospective party to a Transfer, provided that, prior to any such disclosure, the Receiving Party has secured written commitments from the aforementioned persons or entities evidencing their agreement to comply with the confidentiality requirements of this Lease.

Confidential Information shall mean any and all information and materials disclosed by or on behalf of the Disclosing Party, any affiliate of the Disclosing Party or any of their respective representatives to the Disclosing Party or any of the Disclosing Party’s representatives to the extent that the same is marked or otherwise identified as confidential or proprietary information, or otherwise contained on Celgene letterhead. Additionally, Confidential Information shall include this Lease, and all documents and/or correspondence issued and/or delivered in connection with this Lease. Without limiting the foregoing (1) each party’s trade secrets, existing and future products or service offerings, designs, business plans, business opportunities, finances, research, development, know-how, and other business, operational or technical information shall be deemed the Confidential Information of that party to the extent that such information satisfies the conditions the immediately preceding sentence. As between Landlord and Tenant, except as provided otherwise in this Lease, each party’s respective Confidential Information will remain such party’s sole and exclusive property. To the extent third parties disclose to Landlord or Tenant the Confidential Information of the other party or its affiliates, the obligations set forth in this Section shall apply to the same extent as if the other party had disclosed such information directly to the Receiving Party.

The obligations set forth in this Section shall not apply to any portion of Confidential Information which is or later becomes generally available to the public by use, publication or the like, through no act or omission of the Receiving Party. In the event a Receiving Party becomes legally compelled to disclose any Confidential Information of the other party, it shall promptly provide the Disclosing Party with notice thereof prior to any disclosure, shall use its best efforts to minimize the disclosure of any Confidential Information, and shall cooperate with the Disclosing Party, in such manner as the Disclosing Party shall reasonably request, provided that the Receiving Party shall, in making such efforts and cooperating with the Disclosing Party, be entitled to reimbursement from the Disclosing Party within ten (10) days following its written demand, for any out-of-pocket costs incurred by the Receiving Party in connection with such efforts and cooperation. The Receiving Party shall be permitted to disclose Confidential Information when legally compelled to do so, or in connection with any litigation or alternative dispute resolution proceedings between Landlord and Tenant, unless the Disclosing Party has obtained a protective order or other appropriate remedy prohibiting such disclosure prior to the time that the Receiving Party is compelled, or permitted to do so (i.e., in connection with litigation or alternative dispute resolution, as aforesaid). The obligations under this Section shall survive the expiration of the Term or any earlier termination of this Agreement.

25.16 Notice of Lease. Neither party shall record this Lease, but each of the parties hereto agrees to join in the execution, in recordable form, of a statutory notice of lease and/or written declaration in which shall be stated the Term Commencement Date, the Term Commencement Date, the Extension Term and the Expiration Date, which notice of lease may be recorded by Tenant with the Middlesex South Registry of Deeds and/or filed with the Registry District of the Land Court, as appropriate.

25.17 Best of Landlord’s Knowledge. The phrase “to the Best of Landlord’s Knowledge” under shall mean the best of the knowledge of Thomas Ragno, acting as Manager of King Street Properties Investments LLC, acting as Manager of King Williams LLC, acting as Manager of King Street-BP Investors, LLC, acting as Manager of Landlord, and Steven Lynch, acting as Manager of King Street Properties Investments LLC, acting as Manager of King Williams LLC, acting as Manager of King Street-BP Investors, LLC, acting as Manager of Landlord, who Landlord represents and warrants to Tenant have, as of the Execution Date of this Lease, the most knowledge of the day to day operations of Landlord as it relates to this Lease.

25.18 Publicity.Except for the purposes of performance hereunder, without Tenant’s prior written consent, which may be withheld at Tenant’s sole discretion, Landlord and its representatives shall not use (including without limitation use in any publicity, advertising, media release, public announcement or other public disclosure) (i) any name, acronym, symbol or other designation by which Tenant or its affiliates or any of their respective human therapeutics, products or other materials is known or (ii) the names of any agent or employee of Tenant or its affiliates (each a “Prohibited Use”). Landlord shall notify Tenant in each event of a Prohibited Use promptly after Landlord becomes aware of the same, and, at Landlord’s sole cost and expense, without limiting Tenant’s rights and remedies hereunder, Landlord shall, and shall cause its Representatives, to immediately cease and desist each such Prohibited Use and take such other actions as reasonably requested by Tenant.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF the parties hereto have executed this Lease as a sealed instrument as of the Execution Date.

LANDLORD

KING 200 CPD LLC, a Delaware limited liability company

By: King Street-BP Investors, LLC,
its Manager

By: King Williams LLC
its Manager

By: King Street Properties Investments LLC,
Its Manager

By: /s/ Stephen D. Lynch
Name: Stephen D. Lynch
Title: Manager

TENANT

UNUM THERAPEUTICS, INC., a Delaware corporation

By: /s/ Charles Wilson
Name: Charles Wilson
Title: President and CEO

EXHIBIT 1A – SHEET 1

LEASE PLAN OF TEMPORARY PREMISES (ALSO KNOW AS BALANCE OF PRIME 2ND FLOOR PREMISES)

EXHIBIT 1A, SHEET 1 - Page 1

EXHIBIT 1A – SHEET 2

LEASE PLAN OF TEMPORARY PREMISES – VIVARIUM PREMISES – 2ND FLOOR

EXHIBIT 1A, SHEET 2 - Page 1

EXHIBIT 1B

LEASE PLAN OF PRIME 3RD FLOOR PREMISES—

3RD FLOOR

EXHIBIT 1B - PAGE 1

EXHIBIT 1C, SHEET 1

LEASE PLAN OF PH SYSTEM ROOM—BASEMENT

EXHIBIT 1C, SHEET 1 - PAGE 1

EXHIBIT 1C, SHEET 2

LEASE PLAN OF PH SYSTEM ROOM—BASEMENT

EXHIBIT 1C, SHEET 2 - PAGE 1

EXHIBIT 1D

LEASE PLAN OF CHEMICAL STORAGE PREMISES-1ST FLOOR

EXHIBIT 1D - PAGE 1

EXHIBIT 2

LEGAL DESCRIPTION

All that certain parcel of land with the buildings thereon situated on 200 CambridgePark Drive (formerly known as Rindge Avenue Extension) in the City of Cambridge, Middlesex County, Commonwealth of Massachusetts, being Lot A1, as shown on a plan entitled “Plan of Land in Cambridge Massachusetts”, prepared by Vanasse Hangen Brustlin, Inc., dated May 14, 2001 and recorded with the Middlesex South District in Book 33523, Page 397, as Plan 840 of 2001.

TOGETHER WITH the benefit of the non-exclusive rights and easements for parking spaces, in common with others entitled thereto, (over Lot D) as set forth in an instrument entitled “TPA Parking Easement” by BRE/CambridgePark Land L.L.C. to Triangle Park Associates, dated April 15, 1999 and recorded with the Middlesex South District Registry of Deeds in Book 30055, Page 95, as affected by Relocation of TPA Parking Easement, dated October 16, 2012, recorded in Book 60269, Page 133 and Book 60443, Page 290; and as affected by First Amendment to TPA Parking Easement, recorded with said Deeds, Book 61204, Page 275.

FURTHER TOGETHER WITH the benefit of those non-exclusive easement rights set forth in an instrument entitled “Reciprocal Easement and Maintenance Agreement” by and between CambridgePark One Limited Partnership, CambridgePark Two Limited Partnership, CambridgePark Three Limited Partnership and Triangle Park Associates, dated October 30, 1997 and recorded with said Deeds in Book 27822, Page 205, as amended by First Amendment and Ratification of Reciprocal Easement and Maintenance Agreement dated March 5, 1999, and recorded with said Deeds in Book 30055, Page 108.

EXHIBIT 2 - PAGE 1

EXHIBIT 3

WORK LETTER

This Exhibit is attached to and made a part of the Lease (the “Lease”) by and between KING 200 CPD LLC, a Delaware limited liability company (“Landlord”), and UNUM THERAPEUTICS, INC., a Delaware corporation (“Tenant”), for space located at 200 CambridgePark Drive, Cambridge, Massachusetts. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

1. Cost of Landlord’s Work. Landlord’s Work shall be performed at Landlord’s cost, except for costs (collectively “Tenant Costs”) incurred by Landlord as the result of: (i) Tenant Delays, which costs (“Tenant Delay Costs”) Tenant shall pay to Landlord in accordance with Section 4 below, (ii) any Changes in Landlord’s Work, which costs (“Change Costs”) Tenant shall pay to Landlord in accordance with Section 5 below, and (iii) any Claims by Landlord’s contractor (“Contractor”), which costs (“Claims Costs”) Tenant shall pay to Landlord in accordance with Section 6 below.

2. Tenant Responses. Tenant shall respond, in writing, to any requests from Landlord or the Contractor for information, consents, or authorizations to proceed relating to any portion of Landlord’s Work, within two (2) business days of Tenant’s receipt of such request. Any failure by Tenant to respond within such time period may be the basis of a Tenant Delay.

3. Billing. “Billing” shall be defined as any invoice from Landlord setting forth, reasonable detail, the amount due from Tenant, and shall include invoices from vendors and service providers, and applications for payment from the Landlord’s contractor for work completed through the date of Billing, as certified by the Landlord’s contractor. Billing may not be submitted to Tenant more than one time per calendar month. The amounts payable by Tenant hereunder constitute Rent payable pursuant to the Lease, and the failure to timely pay same constitutes an Event of Default under the Lease.

4. Tenant Delays. Tenant shall pay Tenant Delay Costs to Landlord within thirty (30) days of Billing.

5. Changes. If Tenant shall request any change, addition or alteration in Landlord’s Work (collectively, “Changes”), Landlord shall have such revisions to the drawings prepared. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of Landlord’s estimate of the increased cost, if any, and/or the length of any Tenant Delay which will be chargeable to Tenant by reason of such Change. Tenant, within two (2) Business Days, shall notify Landlord in writing whether it desires to proceed with such Change. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested Change. Tenant shall pay for Change Costs to Landlord, within thirty (30) days of upon Billing, as such Change Work is being performed.

EXHIBIT 3 - PAGE 1

6. Claims. Tenant shall pay Claims Costs to Landlord, within thirty (30) days of billing. Claims Costs shall include any amounts properly due to the Contractor based upon the claims of the Contractor under Landlord’s contract with the Contractor (“Construction Contract”), provided however, that the Claims shall not include any amounts arising from the default or negligence of Landlord, or Landlord’s agents or employees, under Landlord’s contract with Landlord’s contractor.

7. Miscellaneous

(a) Tenant’s Authorized Representative. Tenant designates             (“Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than five (5) business days advance written notice to Landlord.

(b) Landlord’s Authorized Representative. Landlord designates             (“Landlord’s Representative”) as the only person authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than five (5) business days advance written notice to Tenant.

(c) Tenant shall have the right, during the performance of Landlord’s Work, to have Tenant’s Representative participate in weekly construction meetings with Landlord and the Contractor as to the status of the performance of Landlord’s Work.

8. Disputes.

Any disputes relating to provisions or obligations in this Lease in connection with Landlord Work’s or this Exhibit 3 shall be submitted to arbitration in accordance with the provisions of applicable state law, as from time to time amended. Arbitration proceedings, including the selection of an arbitrator, shall be conducted pursuant to the rules, regulations and procedures from time to time in effect as promulgated by the American Arbitration Association. Notwithstanding the foregoing, the parties hereby agree that the arbitrator for any disputes relating to Landlord’s Work shall be a construction consultant experienced in the construction of office/laboratory buildings in the cities of Boston and Cambridge, as mutually agreed upon by the parties, or, if not then designated by the parties, within ten (10) days after either party makes a request for arbitration hereunder, or (if the parties do not mutually agree upon such arbitrator) as designated by the Boston office of the American Arbitration Association upon request by either party. Prior written notice of application by either party for arbitration shall be given to the other at least ten (10) days before submission of the application to the said Association’s office in Boston, Massachusetts. The arbitrator shall hear the parties and their evidence. The decision of the arbitrator shall be binding and conclusive, and judgment upon the award or decision of the arbitrator may be entered in the appropriate court of law; and the parties consent to the jurisdiction of such court and further agree that any process or notice of motion or other application to the Court or a Judge thereof may be served outside the Commonwealth of Massachusetts by registered mail or by personal service, provided a reasonable time for

EXHIBIT 3 - PAGE 2

appearance is allowed. The costs and expenses of each arbitration hereunder and their apportionment between the parties shall be determined by the arbitrator in his award or decision. Except where a specified period is referenced in this Lease, no arbitrable dispute shall be deemed to have arisen under this Lease prior to the expiration of the period of twenty (20) days after the date of the giving of written notice by the party asserting the existence of the dispute together with a description thereof sufficient for an understanding thereof. In connection with the foregoing, it is expressly understood and agreed that the parties shall continue to perform their respective obligations under the Lease during the pendency of any such arbitration proceeding hereunder (with any adjustments or reallocations to be made on account of such continued performance as determined by the arbitrator in his or her award).

EXHIBIT 3 - PAGE 3

This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

EXHIBIT 3 - PAGE 4

EXHIBIT 3-1

LANDLORD’S TEMPORARY PREMISES WORK

Landlord’s Temporary Premises Work also includes (“PH System Work”). Tenant acknowledges and agrees that, in order to allow Tenant to lawfully use the PH System Work, Tenant shall, promptly after the execution and delivery of this Lease, apply for, and diligently seek to obtain from the City of Cambridge a permit from the City of Cambridge. Tenant shall have no right to use the PH System Work until Tenant obtains such permit. Landlord shall, at no cost or liability to Landlord, cooperate with Tenant, in such manner as Tenant may reasonably require, in seeking to obtain such permit.

EXHIBIT 3-1 - PAGE 1

EXHIBIT 3-2 – SHEET 1

LANDLORD’S PHASE II WORK

EXHIBIT 3-2, SHEET 1 - PAGE 1

EXHIBIT 3-2 – SHEET 2

LANDLORD’S PHASE II WORK

Scope Description	Landlord	Tenant
Office Area Specifications - Phase II Work

Finishes: Furnish and install broad loom carpet (Shaw Illuminate Series or equal; $38/SY installed), painted drywall, 2’x2’ Armstrong Dune series acoustical ceiling tiles, interior butt glazing at Large Conference Room on 3rd Floor, hollow metal frames with sidelights at all other huddle and conference rooms, window shades at exterior windows, 3’ high hollow metal interior vision glazing panels into labs, fire extinguisher cabinets, hardware for lockable rooms (rooms to be determined).	X

Office and Conference Build Out: Construct open office with conference, huddle, IT, and print copy rooms per Exhibit 3-1, 3-2, 3-3 and 3-4 floor plans. Furnish and install insulation above ceiling tiles in huddle rooms.	X

Furniture: Furnish and install cubicles, work stations and other office furniture (All by Tenant)		X

Lighting: Furnish and install 2’x2’ and 2’x4’ LED direct/indirect fixtures at ACT. Furnish and install LED can lighting at drywall ceilings at Reception. Design for lighting levels is 35 to 50 foot candles in the office area.	X

Electrical: Provide power to offices, copy room, general convenience outlets for non specific areas, and Tenant furniture. Provide (10) poke thrus for cubicles on 3rd Floor and (4) poke thrus for cubicles on 2nd Floor (floor cores to be done in one mobilization). Furnish and install (4) 6” floor boxes and conduit for Tenant tel/data and AV in conference rooms on 3rd Floor. Furnish and install (2) 4” floor boxes and conduit for Tenant power and tel/data for collaboration/flex space on 3rd Floor. Furnish and install (1) 6” floor box and conduit for Tenant tel/data and AV in conference room on 2nd Floor. Furnish and install (1) 4’ floor box and conduit for Tenant power and tel/data for collaboration/flex space on 2nd Floor. Furnish and install DDC controls and tie into EMS. Furnish and install conduit for Tenant tel/data routing to server room.	X

EXHIBIT 3-2, SHEET 2 - PAGE 1

EXHIBIT 3-2 – SHEET 2

Scope Description	Landlord	Tenant

Kitchenette Specifications - Phase II Work

Finishes: Furnish and install laminate cabinets and countertops (non-color core) along wall. Cabinetry to be standard 32mm construction with p-lam exteriors, .018 PVC edge banding, white melamine interiors, metabox drawers, concealed “euro” hinges & 4” brushed nickel wire pulls. Plastic laminate tops to be 1 1⁄2” square self edge with loose field applied splashes. The standard finish is Wisonart, Formica or Nevamar. Kitchen island is Tenant Furniture. Furnish and install VCT flooring, and painted drywall.	X

Appliances: Furnish and install (2) stainless steel refrigerators, (1) stainless steel countertop microwave, (1) stainless steel under counter dishwasher	X

Furniture: TBD, by Tenant		X

Lab Specifications - Phase II Work

Finishes: VCT flooring in all lab areas except Tissue Culture which receives sheet vinyl, vinyl faced ceilings in all lab areas, hollow metal door frames with wood veneer doors (lab doors have half panel lites), stainless steel corner guards, fire extinguisher cabinets.	X

Lab case work: Reuse existing lab benches and repair as required. Furnish and install (1) 12’x5’ section of movable casework with re-agent shelving for TC-4, (2) 6’x30” sections of movable casework with reagent shelving for TC-1, (4) 6’x30” lab tables (no shelving or cabinets), (5) new lab sinks and base cabinets, and (5) drying racks over the sinks. New casework is New England Lab ‘Cambridge Series’ with phenolic tops.	X

Lab equipment: All lab equipment including Bio Safety Cabinets and under counter glass wash provided by Tenant.		X

Plumbing and lab utilities: Furnish and install pH neutralization system located in PH System Premises. Install Tenant supplied CO2 manifold. Install (11) CO2 drops to stacked incubators. Install (11) vacuum drops to Tenant supplied BSCs. Furnish and install water, drain, and RODI to Tenant supplied under counter glass wash (to be located next to a lab sink). Install water and drain to (5) new lab sinks. Install RODI drops to (5) new lab sinks. Tenant supplies under counter glass wash and existing lab sinks. Furnish and install emergency eyewash at (5) new lab sinks. Furnish and install (5) emergency showers in Tissue Culture labs	X

EXHIBIT 3-2, SHEET 2 - PAGE 2

EXHIBIT 3-2 – SHEET 2

Scope Description	Landlord	Tenant
Electric: Furnish and install 2’x2’ and 2’x4’ LED lighting fixtures. Design for lighting levels is 50 to 60 foot candles in the lab. Remove existing pendant fixtures at lab benches and install 2’x2’ and 2’x4’ LED lighting fixtures. Landlord shall provide DDC controls and tie into EMS. Landlord shall provide power requirements per Tenant Supplied Equipment Matrix	X

HVAC: New supply, return and exhaust VAV terminals for space, recommission (2) existing 5’ fume hoods (certification by Tenant), (1) 2 ton ductless split for server room, DDC controls and wiring tied into base building EMS, hot water, refrigerant and condensate piping, ductwork and piping insulation, low end humidification provided through building AHUs, hot water fin tube radiation to remain as part of base building system. HEPA filtration provided in TC 4 and Flex Lab only.	X

Security, card access, tele-data, and A/V - All Premises		X

EXHIBIT 3-2, SHEET 2 - PAGE 3

EXHIBIT 3-2 – SHEET 3

LANDLORD’S PHASE II WORK

LOCATION	
W	Wall
B	Bench
F	Floor
U	Undercounter
T	Table
C	Cart

Equipment	
TS/LI	Tenant Supplied/Landlord Installed
LS/LI	Landlord Supplied/Landlord Installed
TS/TI	Tenant Supplied/Tenant Installed

ELECTRICAL	
EP	Emergency Power
DATA	
UPS	Uninterrupted Power Source
SA	Stand-alone UPS

PLUMBING			
CW	Cold Water	G	Gas
HW	Hot Water	A	Compressed Air
RO/DI	Reagent Grade H2O	V	Vacuum
		SG	Special Gas
		WST	Waste

MECHANICAL	
CLW -	Cooling W
EXH -	Exhaust
FD	Drain

*NOTE: [illegible] for Incubators and Prodigy Equipment can be ganged together

Future Rm #	Floor	Location	ITEM	MODEL NUMBER	Dimension (Inches) Width	Depth	Height	TS LI	LS LI	TS TI	ELECTRICAL 120V Amp	208V Amp	Ph	NEMA	EP	Data	UPS	PLUMBING CW	HW	RO/DI	G	A	V	SG	WST	MECH CLW	EXH
Main/Open Lab	3	T	PCR Thermal cycler	Mastercycler Nexus eco	11	16	6			X	10		1	5-20R		X											
Main/Open Lab	3	T	PCR Thermal cycler	Mastercycler nexus GX2	13	16	15			X	10		1	5-20R		X											
Main/Open Lab	3		Huddle Zones (TV)							X	5		1	5-20R		X											
Main/Open Lab	3		Huddle Zones (TV)							X	5		1	5-20R		X											
Main/Open Lab	3	B	Microwave	JES1456D01WW	22	16	12			X	15		1	5-20R													
Main/Open Lab	3	B	E-Gel® iBase Power System	G6400						X	5																
Main/Open Lab	3	B	E-Gel® iBase Power System	G6400						X	5																
Main/Open Lab	3	B	E-Gel® iBase Power System	G6400						X	5																
Main/Open Lab	3	B	Gbox (Westerns, Gelbox)	G Box Chemi XX6	23	22	39			X	5		1	5-20R													
Main/Open Lab	3	B	pH meter	Orion pH 100 Benchtop Mete	7	7	3			X	3		1	5-20R													
Main/Open Lab	3	B	Centrifuge	5424	9	12	9			X	5		1	5-20R													
Main/Open Lab	3	B	qPCR	LightCycler 480	24	24	22			X	6		1	5-20R		X											
Main/Open Lab	3		Multiplex Imager	Luminex	7	24	17			X	3		1	5-20R		X											
Main/Open Lab	3	B	Multiplex Imager	MESO QUICKPLEX SQ 120	13	23	21			X	3		1	5-20R		X											
Main/Open Lab	3	F	[illegible]		[illegible]	36	79			X	12		1	[illegible]	X												
Main/Open Lab	3	T	FPLC	AKTA Pure25	36	29	32			X	15		1	5-20R		X											
Main/Open Lab	3	B	Fraction collector F9R	29003675	12	16	12			X	5		1	5-20R													
Main/Open Lab	3	B	Plate Reader Spectra Max	M3 or i3x	22	15	8			X	12		1	5-20R		X											
Main/Open Lab	3	B	Plate Reader Spectra Max	M3 or i3x	22	15	8			X	12		1	5-20R		X											
Main/Open Lab	3	B	Spectrophotometer	NanoDrop 2000 or [illegible]	[illegible]	8	8			X	[illegible]		1	5-20R		X											
Main/Open Lab	3	W/above sink	DI Polisher	Atrium611DI	24	24	12	X			14		1	5-20R						RO							
Main/Open Lab	3	T	Gel Rocker/Orbital Shake		6	6	6			X	3			5-20R													
Main/Open Lab	3	T	Gel Rocker/Orbital Shake		6	6	6			X	3			5-20R													
Main/Open Lab	3	T	Gel Rocker/Orbital Shake		6	6	6			X	3			5-20R													
Main/Open Lab	3	T	Gel Rocker/Orbital Shake		6	6	6			X	3			5-20R													
Main/Open Lab	3	T	Gel Rocker/Orbital Shake		6	6	6			X	3			5-20R													
Main/Open Lab	3	T	Gel Rocker/Orbital Shake		6	6	6			X	3			5-20R													
Main/Open Lab	3	T	Gel Rocker/Orbital Shake		6	6	6			X	3			5-20R													
Main/Open Lab	3	T	Gel Rocker/Orbital Shake		6	6	6			X	3			5-20R													
Main/Open Lab	3	U	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
Main/Open Lab	3	B	MicroCentrifuge	5424R	12	22	10			X	10		1	5-20R													
Main/Open Lab	3	B	MicroCentrifuge	5424	9	12	9			X	5		1	5-20R													
Main/Open Lab	3	B	MicroCentrifuge	5424R	12	22	10			X	10		1	5-20R													
Main/Open Lab	3	B	MicroCentrifuge	5424	9	12	9			X	5		1	5-20R

EXHIBIT 3-2, SHEET 3 - PAGE 1

EXHIBIT 3-2 – SHEET 3

LANDLORD’S PHASE II WORK

EXHIBIT 3-2, SHEET 3 - PAGE 2

EXHIBIT 3-2 – SHEET 3

LANDLORD’S PHASE II WORK

LOCATION	
W	Wall
B	Bench
F	Floor
U	Undercounter
T	Table
C	Cart

Equipment	
TS/LI	Tenant Supplied/Landlord Installed
LS/LI	Landlord Supplied/Landlord Installed
TS/TI	Tenant Supplied/Tenant Installed

ELECTRICAL	
EP	Emergency Power
DATA	
UPS	Uninterrupted Power Source
SA	Stand-alone UPS

PLUMBING			
CW	Cold Water	G	Gas
HW	Hot Water	A	Compressed Air
RO/DI	Reagent Grade H2O/V		Vacuum
		SG	Special Gas
		WST	Waste

*NOTE: CO2 for Incubators and Prodigy Equipment can be ganged together

MECHANICAL	
CLW	Cooling W
EXH -	Exhaust
FD	Drain

Future Rm #	Floor	Location	ITEM	MODEL NUMBER	Dimension (Inches) Width	Depth	Height	TS LI	LS LI	TS TI	ELECTRICAL 120V Amp	208V Amp	Ph	NEMA	EP	Data	UPS	PLUMBING CW	HW	RO/DI	G	A	V	SG	WST	MECH CLW	EXH
Main/Open Lab	3	U	4° fridge		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	-20		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	4° fridge		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	-20		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	4° fridge		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	-20		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	4° fridge		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	-20		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	4° fridge		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	-20		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	4° fridge		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	-20		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	4° fridge		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	-20		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	4° fridge		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	-20		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	4° fridge		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	-20		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	4° fridge		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	-20		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	4° fridge		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	-20		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	4° fridge		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	-80		[illegible]	[illegible]	[illegible]			X	[illegible]		1	[illegible]													
Main/Open Lab	3	U	4° fridge		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	-20		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	4° fridge		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	-20		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	4° fridge		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	B	Balance	AT100	9	16	12			X	5		1	5-20R													
Main/Open Lab	3	B	Balance	AT261 Delta Range	8	14	9			X	5		1	5-20R													
Main/Open Lab	3	B	Waterbath	51221052	15	17	10			X	10		1	5-20R													
Main/Open Lab	3	B	Waterbath	51221052	15	17	10			X	10		1	5-20R													
Bio Equip Area	3	F	-80 Freezer	ULT2586-9-A36	47	34.5	78			X		16	1	6-20R	X	X											
Bio Equip Area	3	F	-80 Freezer	ULT2586-9-A36	47	34.5	78			X		16	1	6-20R	X	X											
Bio Equip Area	3	F	-80 Freezer	ULT2586-9-A36	47	34.5	78			X		16	1	6-20R	X	X											
Bio Equip Area	3	F	-80 Freezer	ULT2586-9-A36	47	34.5	78			X		16	1	6-20R	X	X											
Bio Equip Area	3	F	-20 Freezer	U2020GA15	32	30	71			X	5		1	5-20R	X												
Bio Equip Area	3	F	-20 Freezer	U2020GA15	32	30	71			X	5		1	5-20R	X												
Bio Equip Area	3	F	-20 Freezer	U2020GA15	32	30	71			X	5		1	5-20R	X												
Bio Equip Area	3	F	-20 Freezer	U2020GA15	32	30	71			X	5		1	5-20R	X												
Bio Equip Area	3	F	4° fridge (Media Storage)	11-670-258	49	29	82			X	8.8			5-20R	X												
Bio Equip Area	3	F	4° fridge (Media Storage)	11-670-258	49	29	82			X	8.8			5-20R	X												
Bio Equip Area	3	F	4° fridge	11-670-242	28	29	82			X	5.8			5-20R	X												
Bio Equip Area	3	F	4° fridge	11-670-242	28	29	82			X	5.8			5-20R	X												
Bio Equip Area	3	F	4° fridge	11-670-242	28	29	82			X	5.8			5-20R	X												
Bio Equip Area	3	F	4° fridge	11-670-242	28	29	82			X	5.8			5-20R	X												
Bio Equip Area	3	F	4° fridge	11-670-242	28	29	82			X	5.8			5-20R	X												
Main/Open Lab	3	U	-20		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	4° fridge		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	-20		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	U	4° fridge		23	24	33			X	3		1	5-20R													
Main/Open Lab	3	Wall/above sink	DI Polisher	[illegible]	24	24	18	X			14		1	5-20R						RO							
Main/Open Lab	3	F	Undercounter Glasswasher	915LX	24	27	34	X				30	3	?				X	X	RO					?		FD
Main/Open Lab	3	T	Benchtop Autoclave 380 ~ 400 V, 50/60 Hz, 3-phase to neutral, 16 A	D-150	36	42	19	X				50	3	5-20R				X	X	RO							FD
Eq Room/Freezers	3	F	-80 Freezer	ULT2586-9-A36	47	34.5	78			X		16	1	6-20R	X	X											
Eq Room/Freezers	3	F	-80 Freezer	ULT2586-9-A36	47	34.5	78			X		16	1	6-20R	X	X											
Eq Room/Freezers	3	F	Cryofreezer	K-series 24K	34	39	44			X	5		1	5-20R	X												
Eq Room/Freezers	3	F	-20 Freezer	U2020GA15	32	30	71			X	5		1	5-20R	X												
Eq Room/Freezers	3	F	-20 Freezer	U2020GA15	32	30	71			X	5		1	5-20R	X

EXHIBIT 3-2, SHEET 3 - PAGE 3

EXHIBIT 3-2 – SHEET 3

LANDLORD’S PHASE II WORK

LOCATION	
W	Wall
B	Bench
F	Floor
U	Undercounter
T	Table
C	Cart

Equipment	
TS/LI	Tenant Supplied/Landlord Installed
LS/LI	Landlord Supplied/Landlord Installed
TS/TI	Tenant Supplied/Tenant Installed

ELECTRICAL	
EP	Emergency Power
DATA	
UPS	Uninterrupted Power Source
SA	Stand-alone UPS

PLUMBING			
CW	Cold Water	G	Gas
HW	Hot Water	A	Compressed Air
RO/DI	Reagent Grade H2O	V	Vacuum
		SG	Special Gas
		WST	Waste

*NOTE: CO2 for Incubators and Prodigy Equipment can be ganged together

MECHANICAL	
CLW -	Cooling W
EXH -	Exhaust
FD	Drain

Future Rm #	Floor	Location	ITEM	MODEL NUMBER	Dimension (Inches) Width	Depth	Height	TS LI	LS LI	TS TI	ELECTRICAL 120V Amp	208V Amp	Ph	NEMA	EP	Data	UPS	PLUMBING CW	HW	RO/DI	G	A	V	SG	WST	MECH CLW	EXH
TI Location with Drain	3	F	Ice Flaker		24	24	39	X			9		1	5-20R				X									FD
Imaging	3		Confocal Scope	LSM 880 with Airyscan						X	18																
	3		ZEISS LSM incl. VIS Laser	ZEISS LSM incl. VIS Laser						X	18		3														
Imaging	3		fluorescence light source for scope							X				5-20R													
Imaging	3		Humidity chamber							X				5-20R													
Imaging	3		Dark Room with Red light							X																	
TC 1	3	B	Waterbath	51221052	15	17	20			X	10		1	5-20R													
TC1	3		Fridge/freezer combo		32	33	68			X	5		1	5-20R													
TC 1	3		Sink with gooseneck faucet w/pedals; sink base/drain		30	60	36		X									X	X						X		
TC 1	3	F	Bio Safety Cabinet Class II Ty	Sterilgard SG400	54	34	80			X	12.4		1	5-20R									X				
TC 1	3	F	Bio Safety Cabinet Class II Ty	Sterilgard SG400	54	34	80			X	12.4		1	5-20R									X				
TC 1	3	F	Bio Safety Cabinet Class II Ty	Sterilgard SG400	54	34	80			X	12.4		1	5-20R									X				
TC 1	3	U	-20		23	24	33			X	3		1	5-20R													
TC 1	3	U	4° fridge		23	24	33			X	3		1	5-20R													
TC 1	3	B	Centrifuge	5810R	28	24	12			X	18		1	5-20R													
TC 1	3	B	Centrifuge	5810	28	24	12			X	18		1	5-20R													
TC1	3	B	MicroCentrifuge	5424R	12	22	10			X	10		1	5-20R													
TC 1	3	F	Incubator CO2 (stackable)	Heracell 150i	28	27	33			X	5.2			5-20R	X						CO2						
TC 1	3	F	Incubator CO2 (stackable)	Heracell 150i	28	27	33			X	5.2			5-20R	X						CO2						
TC 1	3	F	Shelving on Wheels (supplies)		18	42	67			X	0																
TC 1	3	B	Neon Transfection System	MPK5000	10	11	20			X	5		1	5-20R													
TC 1	3	F	Incubator CO2 (stackable)	Heracell 150i	28	27	33			X	5.2			5-20R	X						CO2						
TC 1	3	F	Incubator CO2 (stackable)	Heracell 150i	28	27	33			X	5.2			5-20R	X						CO2						
TC 1	3	F	Incubator CO2 (stackable)	Heracell 150i	28	27	33			X	5.2			5-20R	X						CO2						
TC 1	3	F	Incubator CO2 (stackable)	Heracell 150i	28	27	33			X	5.2			5-20R	X						CO2						
TC 1	3	T	Cell Counter	Nucleocounter NC-200	15	9	11			X	10		1	5-20R													
TC 1	3	B	Inverted Microscope	Vista Vision 82026630	12	14	18			X	5		1	5-20R													
TC 2	3	F	Bio Safety Cabinet Class II Ty	Sterilgard SG400	54	34	80			X	12.4		1	5-20R									X				
TC 2	3		Sink with gooseneck faucet w/pedals; sink base/drain		30	60	36		X									X	X						X		
TC 2	3	F	Bio Safety Cabinet Class II Ty	Sterilgard SG400	54	34	80			X	12.4		1	5-20R									X				
TC 2	3	F	Bio Safety Cabinet Class II Ty	Sterilgard SG600	76	31	66			X	13		1	5-20R									X				
TC 2	3	U	-20		23	24	33			X	3		1	5-20R													
TC 2	3	U	4° fridge		23	24	33			X	3		1	5-20R													
TC2	3		Fridge/freezer combo		32	33	68			X	5		1	5-20R													
TC 2	3	F	Incubator CO2 (stackable)	Heracell 150i	28	27	33			X	5.2			5-20R	X						CO2						
TC 2	3	F	Incubator CO2 (stackable)	Heracell 150i	28	27	33			X	5.2			5-20R	X						CO2						
TC 2	3	F	Incubator CO2 (stackable)	Heracell 150i	28	27	33			X	5.2			5-20R	X						CO2						
TC 2	3	F	Incubator CO2 (stackable)	Heracell 150i	28	27	33			X	5.2			5-20R	X						CO2						
TC 2	3	F	Incubator CO2 (stackable)	Heracell 150i	28	27	33			X	5.2			5-20R	X						CO2						
TC 2	3	F	Incubator CO2 (stackable)	Heracell 150i	28	27	33			X	5.2			5-20R	X						CO2						
TC 2	3	T	Cell Counter	Nucleocounter NC-200	15	9	11			X	10		1	5-20R													
TC 2	3	B	Centrifuge	5810	28	24	12			X	18		1	5-20R													
TC 2	3	B	Centrifuge	5810R	28	24	12			X	18		1	5-20R													
TC2	3	B	Centrifuge	5424R	12	22	10			X	10		1	5-20R													
TC 2	3	B	Inverted Microscope	Vista Vision 82026630	12	14	18			X	5		1	5-20R													
TC 2	3	B	Waterbath	51221052	15	17	20			X	10		1	5-20R													
TC 2	3	F	Shelving on Wheels (supplies)		18	42	67			X	0																
TC 3	3	F	Bio Safety Cabinet Class II Ty	Sterilgard SG400	54	34	80			X	12.4		1	5-20R													
TC 3	3		Sink with gooseneck faucet w/pedals; sink base/drain		30	60	36		X									X	X						X		
TC 3	3	F	Bio Safety Cabinet Class II Ty	Sterilgard SG400	54	34	80			X	12.4		1	5-20R													
TC 4	3	F	Bio Safety Cabinet Class II Ty	Sterilgard SG600	76	31	66			X	13		1	5-20R									X				
TC 3	3	T	Cell Counter	Nucleocounter NC-200	15	9	11			X	10		1	5-20R													
TC3	3		Fridge/freezer combo		32	33	68			X	5		1	5-20R													
TC 3	3	U	-20		23	24	33			X	3		1	5-20R

EXHIBIT 3-2, SHEET 3 - PAGE 4

EXHIBIT 3-2 – SHEET 3

LANDLORD’S PHASE II WORK

LOCATION	
W	Wall
B	Bench
F	Floor
U	Undercounter
T	Table
C	Cart

Equipment:	
TS/LI	Tenant Supplied/Landlord Installed
LS/LI	Landlord Supplied/Landlord Installed
TS/TI	Tenant Supplied/Tenant Installed

ELECTRICAL	
EP	Emergency Power
DATA	
UPS	Uninterrupted Power Source
SA	Stand-alone UPS

PLUMBING			
CW	Cold Water	G	Gas
HW	Hot Water	A	Compressed Air
RO/DI	Reagent Grade H2O	V	Vacuum
		SG	Special Gas
		WST	Waste

MECHANICAL	
CLW -	Cooling W
EXH -	Exhaust
FD	Drain

*NOTE: CO2 for Incubators and Prodigy Equipment can be ganged together

Future Rm #	Floor	Location	ITEM	MODEL NUMBER	Dimension (Inches) Width	Depth	Height	TS LI	LS LI	TS TI	ELECTRICAL 120V Amp	208V Amp	Ph	NEMA	EP	Data	UPS	PLUMBING CW	HW	RO/DI	G	A	V	SG	WST	MECH CLW	EXH
TC3	3	U	4° fridge		23	24	33			X	3		1	5-20R													
TC3	3	F	Incubator CO2 (stackable)	Heracell 150i	26	27	33			X	5.2			5-20R	X						CO2						
TC3	3	F	Incubator CO2 (stackable)	Heracell 150i	26	27	33			X	5.2			5-20R	X						CO2						
TC3	3	F	Incubator CO2 (stackable)	Heracell 150i	26	27	33			X	5.2			5-20R	X						CO2						
TC3	3	F	Incubator CO2 (stackable)	Heracell 150i	26	27	33			X	5.2			5-20R	X						CO2						
TC3	3	F	Incubator CO2 (stackable)	Heracell 150i	26	27	33			X	5.2			5-20R	X						CO2						
TC3	3	F	Incubator CO2 (stackable)	Heracell 150i	26	27	33			X	5.2			5-20R	X						CO2						
TC3	3	F	Shelving on Wheels (supplies)		18	42	67			X	0																
TC3	3	B	Neon Transfection System	MPK5000	10	11	10			X	5		1	5-20R													
TC3	3	B	Centrifuge	5810	26	24	12			X	16		1	5-20R													
TC3	3	B	Centrifuge	5810R	26	24	12			X	16		1	5-20R													
TC3	3	B	Centrifuge	5424R	12	22	10			X	10		1	5-20R													
TC3	3	B	Inverted Microscope	Vista Vision 82026630	12	14	18			X	5		1	5-20R													
TC3	3	B	Waterbath	51221052	15	17	10			X	10		1	5-20R													
TC3	3	F	Shelving on Wheels (supplies)		18	42	67			X	0																
TC 4 - Manufact	3		Sink with gooseneck faucet w/peddles; sink base/drain		30	60	36		X									X	X						X		
TC 4 - Manufact	3		Sink with gooseneck faucet w/peddles; sink base/drain		30	60	36		X									X	X						X		
TC 4 - Manufact	3		HEPA filtration required						X																		
TC 4 - Manufact	3	F	Bio Safety Cabinet Class II Ty	Sterilgard SG600	76	31	86			X	13		1	5-20R									X				
TC 4 - Manufact	3	F	Bio Safety Cabinet Class II Ty	Sterilgard SG400	76	31	86			X	12.4		1	5-20R													
TC 4 - Manufact	3	Stack	Incubator (high temp disinfect)		33	39	42			X	12		1	5-20R	X						CO2						
TC 4 - Manufact	3	Stack	Incubator (high temp disinfect)		33	39	42			X	12		1	5-20R	X						CO2						
TC 4 - Manufact	3	Stack	Incubator (high temp disinfect)		33	39	42			X	12		1	5-20R	X						CO2						
TC 4 - Manufact	3	Stack	Incubator (high temp disinfect)		33	39	42			X	12		1	5-20R	X						CO2						
TC 4 - Manufact	3	F	Table; no notch drawers; powerstrip		72	30	36			X	0																
TC 4 - Manufact	3		Fridge/freezer combo		32	33	98			X	5		1	5-20R													
TC 4 - Manufact	3	U	-20		23	24	33			X	3		1	5-20R													
TC 4 - Manufact	3	U	4° fridge		23	24	33			X	3		1	5-20R													
TC 4 - Manufact	3	U	-20		23	24	33			X	3		1	5-20R													
TC 4 - Manufact	3	U	4° fridge		23	24	33			X	3		1	5-20R													
TC 4 - Manufact	3	B	Waterbath	51221052	15	17	10			X	10		1	5-20R													
TC 4 - Manufact	3	B	Inverted Microscope	Vista Vision 82026630	12	14	18			X	5		1	5-20R													
TC 4 - Manufact	3	B	Centrifuge	5810	26	24	12			X	16		1	5-20R													
TC 4 - Manufact	3	B	Centrifuge	5810R	26	24	12			X	16		1	5-20R													
TC 4 - Manufact	3	B	Centrifuge	5424R	12	22	10			X	10		1	5-20R													
TC 4 - Manufact	3	T	Cell Counter	Nucleocounter NC-200	15	9	11			X	10		1	5-20R													
TC 4 - Manufact	3	B	CliniMACS Prodigy		37	16	43			X	8		1	5-20R	X	X	X										
TC 4 - Manufact	3	B	CliniMACS Prodigy		37	16	43			X	8		1	5-20R	X	X	X										
TC 4 - Manufact	3	B	CliniMACS Prodigy		37	16	43			X	8		1	5-20R	X	X	X										
TC 4 - Manufact	3	B	CliniMACS Prodigy		37	16	43			X	8		1	5-20R	X	X	X										
Flex Lab	3		Sink with gooseneck faucet w/peddles; sink base/drain		30	60	36		X									X	X						X		
Flex Lab	3	T	Acoustic Focusing Cytometer	Attune Nxt TST30	T80	24	30			X	15		1	5-20R		X											
Flex Lab	3	T	Acoustic Focusing Cytometer	Attune Nxt TST30	T80	24	30			X	15		1	5-20R		X											
Flex Lab	3	T	LSR Fortessa (on table)	649225	54	32	33			X	2@12.5		1	5-20R		X											
Flex Lab	3	T	Fortessa Workstation		34	36	32			X	2@15		1	5-20R		X											
Flex Lab	3	F	Bio Safety Cabinet Class II Ty	Sterilgard SG600	76	31	86			X	13		1	5-20R									X				
Flex Lab	3	Stack	Incubator (high temp disinfect)		33	39	42			X	12		1	5-20R	X						CO2						
Flex Lab	3	Stack	Incubator (high temp disinfect)		33	39	42			X	12		1	5-20R	X						CO2						
Flex Lab	3	F	Incubator/Shaker	S41i-4 200100	34	28	35			X	15		1	5-20R							CO2						
Flex Lab	3	B	MicroCentrifuge	5424R	12	22	10			X	10		1	5-20R													
Flex Lab	3	B	Centrifuge	5810R	26	24	12			X	16		1	5-20R													
Flex Lab	3	B	Spectrophotometer	NanoDrop 2000 or Denovix	5	8	8			X	5		1	5-20R		X											
Flex Lab	3	T	Gel Rocker/Orbital Shaker		8	8	8			X	3			5-20R													
Flex Lab	3	F	Table; shelves; no notch; drawers; powerstrip		72	30	36			X	0																
Equip Alcove	3		Operational Fume Hood						X																		
Equip Alcove	3	W	CO2 Manifold to feed TC2, TC3, and TC4		24	24	12	X			3		1	5-20R	X						CO2						
Equip Alcove	3	W	Compressed Air Manifold (only pumped into Manufacturing)		24	24	12	X			3		1	5-20R	X							Air					
Storage	3	F	Shelving on Wheels (supplies)		18	42	67			X	0																
Storage	3	F	Shelving on Wheels (supplies)		18	42	67			X	0

EXHIBIT 3-2, SHEET 3 - PAGE 5

EXHIBIT 3-2 – SHEET 3

LANDLORD’S PHASE II WORK

EXHIBIT 3-2, SHEET 3 - PAGE 6

EXHIBIT 3-3 – SHEET 1

LANDLORD’S VIVARIUM WORK

EXHIBIT 3-3, SHEET 1 - PAGE 1

EXHIBIT 3-3 – SHEET 2

LANDLORD’S VIVARIUM WORK

Scope Description	Landlord	Tenant
Lab Specifications - Prime 2nd floor Vivarium Premises

Finishes: Epoxy flooring with 4” base in Vivarium, VCT flooring in support rooms, epoxy paint on walls and drywall ceilings, hollow metal door frames with metal doors (lab doors have half panel lites), stainless steel corner guards, fire extinguisher cabinets.	X

Lab case work: Furnish and install 316 stainless steel counter in Vivarium Procedure Room	X

Lab equipment: All lab equipment including Bio Safety Cabinets and under counter glass wash provided by Tenant.		X

Plumbing and lab utilities: Furnish and install (1) stainless steel scullery sink in Procedure Room. Install (1) C02 drop in Procedure Room. Furnish and install emergency showers and eyewash as required by City of Cambridge building code.	X

Electric: Furnish and install 2’x2’ and 2’x4’ acrylic gasketed LED lighting fixtures. Design for lighting levels is 50 to 60 foot candles in the lab. Landlord shall provide DDC controls and tie into EMS. Landlord to furnish and install submeter for Tenant utility consumption (one meter for all of 2nd floor Premises). Landlord shall provide power requirements per Tenant Supplied Equipment Matrix. Additional Vivarium Lighting Controls: Furnish and install “White” fluorescent lighting on simple 24/7 time clock located somewhere in the AFC in an easily accessible location with override switch located at the holding room door with bubble cover. Furnish and install 30 minute rotary timer to control red lamp florescent fixture for personnel entry during night cycle.	X

HVAC: New supply, return and exhaust VAV terminals for space, DDC controls and wiring tied into base building EMS, hot water, refrigerant and condensate piping, ductwork and piping insulation, low end humidification provided through building AHUs, hot water fin tube radiation to remain as part of base building system. Furnish and install an emergency back-up supply air transfer fan to maintain a positive pressure to the holding room in case of power or primary unit failure. Furnish and install HEPA filtration system for Vivarium.	X

Security, card access, tele-data, and A/V - All Premises		X

EXHIBIT 3-3, SHEET 2 - PAGE 1

EXHIBIT 3-3 – SHEET 3

LANDLORD’S VIVARIUM WORK

EXHIBIT 3-3, SHEET 3 - PAGE 1

EXHIBIT 3-4 – SHEET 1

BALANCE OF LANDLORD’S PHASE II WORK

EXHIBIT 3-4, SHEET 1 - PAGE 1

EXHIBIT 3-4 – SHEET 2

BALANCE OF LANDLORD’S PHASE II WORK

Scope Description	Landlord	Tenant
Office Area Specifications - Balance of Landlord’s Prime 2nd Floor Premises Work

Finishes: Furnish and install broad loom carpet (Shaw Illuminate Series or equal; $38/SY installed), painted drywall, 2’x2’ Armstrong Dune series acoustical ceiling tiles, interior butt glazing at Large Conference Room on 3rd Floor, hollow metal frames with sidelights at all other huddle and conference rooms, window shades at exterior windows, 3’ high hollow metal interior vision glazing panels into labs, fire extinguisher cabinets, hardware for lockable rooms (rooms to be determined).	X

Office and Conference Build Out: Construct open office with conference, huddle, IT, and print copy rooms per Exhibit 3-1, 3-2, 3-3 and 3-4 floor plans. Furnish and install insulation above ceiling tiles in huddle rooms.	X

Furniture: Furnish and install cubicles, work stations and other office furniture (All by Tenant)		X

Lighting: Furnish and install 2’x2’ and 2’x4’ LED direct/indirect fixtures at ACT. Furnish and install LED can lighting at drywall ceilings at Reception. Design for lighting levels is 35 to 50 foot candles in the office area.	X

Electrical: Provide power to offices, copy room, general convenience outlets for non specific areas, and Tenant furniture. Provide (10) poke thrus for cubicles on 3rd Floor and (4) poke thrus for cubicles on 2nd Floor (floor cores to be done in one mobilization). Furnish and install (4) 6” floor boxes and conduit for Tenant tel/data and AV in conference rooms on 3rd Floor. Furnish and install (2) 4” floor boxes and conduit for Tenant power and tel/data for collaboration/flex space on 3rd Floor. Furnish and install (1) 6” floor box and conduit for Tenant tel/data and AV in conference room on 2nd Floor. Furnish and install (1) 4’ floor box and conduit for Tenant power and tel/data for collaboration/flex space on 2nd Floor. Furnish and install DDC controls and tie into EMS. Furnish and install conduit for Tenant tel/data routing to server room.	X

Kitchenette Specifications - Balance of Landlord’s Prime 2nd Floor Premises Work

Finishes: Furnish and install laminate cabinets and countertops (noncolor core) along wall. Cabinetry to be standard 32mm construction with p-lam exteriors, .018 PVC edge banding, white melamine interiors, metabox drawers, concealed “euro” hinges & 4” brushed nickel wire pulls. Plastic laminate tops to be 1 1/2 square self edge with loose field applied splashes. The standard finish is Wisonart, Formica or Nevamar. Kitchen island is Tenant Furniture. Furnish and install VCT flooring, and painted drywall.	X

EXHIBIT 3-4, SHEET 2 - PAGE 1

EXHIBIT 3-4 – SHEET 2

BALANCE OF LANDLORD’S PHASE II WORK

Scope Description	Landlord	Tenant
Appliances: Furnish and install (1) stainless steel refrigerator, (1) stainless steel countertop microwave, (1) stainless steel under counter dishwasher	X

Furniture: TBD, by Tenant		X

Lab Specifications - Balance of Landlord’s Prime 2nd Floor Premises Work

Finishes: VCT flooring in all lab areas except Tissue Culture which receives sheet vinyl, vinyl faced ceilings in all lab areas, hollow metal door frames with wood veneer doors (lab doors have half panel lites), stainless steel corner guards, fire extinguisher cabinets.	X

Lab case work: Reuse existing lab benches and repair as required. Furnish and install (2) lab casework tables with (2) reagent shelves - 6’x 60” W. New casework is New England Lab ‘Cambridge Series’ with phenolic tops.	X

Lab equipment: All lab equipment including Bio Safety Cabinets and under counter glass wash provided by Tenant.		X

Plumbing and lab utilities: Furnish and install (1) C02 manifold and drops to (2) Tenant supplied stacked incubators in Tissue Culture. Furnish and install drains and tie-ins for Tenant supplied under counter glass wash (to be located next to a lab sink). Install (12) Vacuum drops off of base building vacuum system. Furnish and install (1) RODI drop to new Tissue Culture sink (sink to be epoxy with phenolic top and metal base cabinet), and (3) to existing sinks in open lab. Furnish and install emergency eyewash and emergency shower at Tissue Culture.	X

Electric: Furnish and install 2’x2’ and 2’x4’ LED lighting fixtures. Design for lighting levels is 50 to 60 foot candles in the lab. Remove existing pendant fixtures at lab benches and install 2’x2’ and 2’x4’ LED lighting fixtures. Landlord shall provide DDC controls and tie into EMS. Landlord to furnish and install submeter for Tenant utility consumption (one meter for all of 2nd floor Premises). Landlord shall provide power requirements per Tenant Supplied Equipment Matrix	X

HVAC: New supply, return and exhaust VAV terminals for space, recommission (1) existing 5’ fume hood (certification by Tenant), DDC controls and wiring tied into base building EMS, hot water, refrigerant and condensate piping, ductwork and piping insulation, low end humidification provided through building AHUs, hot water fin tube radiation to remain as part of base building system.	X

Security, card access, tele-data, and A/V - All Premises		X

EXHIBIT 3-4, SHEET 2 - PAGE 2

EXHIBIT 3-4 – SHEET 3

BALANCE OF LANDLORD’S PHASE II WORK

LOCATION	
W	Wall
B	Bench
F	Floor
U	Undercounter
T	Table
C	Cart

Equipment	
TS/LI	Tenant Supplied/Landlord Installed
LS/LI	Landlord Supplied/Landlord Installed
TS/TI	Tenant Supplied/Tenant Installed

ELECTRICAL	
EP	Emergency Power
DATA	
UPS	Uninterrupted Power Source
SA	Stand-alone UPS

PLUMBING			
CW	Cold Water	G	Gas
HW	Hot Water	A	Compressed Air
RO/DI	Reagent Grade H2O	V	Vacuum
		SG	Special Gas
		WST	Waste

*NOTE: CO2 for Incubators and Prodigy Equipment can be ganged together

MECHANICAL	
CLW -	Cooling W
EXH -	Exhaust
FD	Drain

Future Rm #	Floor	Location	ITEM	MODEL NUMBER	Dimension (inches) Width	Depth	Height	TS LI	LS LI	TS TI	ELECTRICAL 120V Amp	208V Amp	Ph	NEMA	EP	Data	UPS	PLUMBING CW	HW	RO/DI	G	A	V	SG	WST	MECH CLW	EXH
Imaging	2	F	Invivo Imager	Ivis Spectrum CT	80	65	85			X	20																
Imaging	2	F	Bio Safety Cabinet Class II T	Sterilgard SG400	54	34	80			X	12.4		1	5-20R													
2nd Floor TC Room	2									X																	
2nd Floor TC Room	2	F	Bio Safety Cabinet Class II T	Sterilgard SG400	54	34	80			X	12.4		1	5-20R													
2nd Floor TC Room	2		Sink with gooseneck faucet w/paddles; sink base/drain		30	60	36		X									X	X						X		
2nd Floor TC Room	2	F	Bio Safety Cabinet Class II T	Sterilgard SG400	54	34	80			X	12.4		1	5-20R													
2nd Floor TC Room	2	F	Bio Safety Cabinet Class II T	Sterilgard SG600	78	31	88			X	13		1	5-20R									X				
2nd Floor TC Room	2	T	Cell Counter	Nucleocounter NC-200	15	9	11			X	10		1	5-20R													
2nd Floor TC Room	2	U	-20		23	24	33			X	3		1	5-20R													
2nd Floor TC Room	2	U	4° Fridge		23	24	33			X	3		1	5-20R													
	2		Fridge/freezer combo							X																	
2nd Floor TC Room	2	F	Incubator CO2 (stackable)	Heracell 150	26	27	33			X	5.2			5-20R	X						CO2						
2nd Floor TC Room	2	F	Incubator CO2 (stackable)	Heracell 150	26	27	33			X	5.2			5-20R	X						CO2						
2nd Floor TC Room	2	F	Incubator CO2 (stackable)	Heracell 150	26	27	33			X	5.2			5-20R	X						CO2						
2nd Floor TC Room	2	F	Incubator CO2 (stackable)	Heracell 150	26	27	33			X	5.2			5-20R	X						CO2						
2nd Floor TC Room	2	F	Incubator CO2 (stackable)	Heracell 150	26	27	33			X	5.2			5-20R	X						CO2						
2nd Floor TC Room	2	F	Incubator CO2 (stackable)	Heracell 150	26	27	33			X	5.2			5-20R	X						CO2						
2nd Floor TC Room	2	F	Shelving on Wheels (supplies)		18	42	67			X	0																
2nd Floor TC Room	2	B	Centrifuge	5810	26	24	17			X	16		1	5-20R													
2nd Floor TC Room	2	B	Centrifuge	5810R	26	24	12			X	16		1	5-20R													
2nd Floor TC Room	2	B	Centrifuge	5424R	12	22	10			X	10		1	5-20R													
2nd Floor TC Room	2	B	Inverted Microscope	Vista Vision 82026630	12	14	18			X	5		1	5-20R													
2nd Floor TC Room	2	B	Waterbath	51221052	15	17	20			X	10		1	5-20R													
2nd Floor TC Room	2	F	Shelving on Wheels (supplies)		18	42	67			X	0																
2nd Floor TC Room	2		Fridge/freezer combo		32	33	68			X	5		1	5-20R													
2nd Floor Equip Zone	2	F	-80 Freezer	ULT2586-9-A36	47	34.5	78			X		16	1	6-20R	X	X											
2nd Floor Equip Zone	2	F	-80 Freezer	ULT2586-9-A36	47	34.5	78			X		16	1	6-20R	X	X											
2nd Floor Equip Zone	2	F	-20 Freezer	20020GA15	32	30	71			X	5		1	5-20R	X												
2nd Floor Equip Zone	2	F	-20 Freezer	20020GA15	32	30	71			X	5		1	5-20R	X												
2nd Floor Equip Zone	2	F	4° fridge	11-670-242	26	29	62			X	5.8			5-20R	X												
2nd Floor Equip Zone	2	F	4° fridge	11-670-242	26	29	62			X	5.8			5-20R	X												
2nd Floor Equip Room	2	T	Acoustic Focusing Cytometer	Attune NxT TST30	T60	24	20			X	15		1	5-20R		X											
2nd Floor Equip Room	2	T	LSR Fortessa (on table)	649225	54	32	33			X	2@12.5		1	5-20R		X											
2nd Floor Equip Room	2	T	Fortessa Workstation		54	30	32			X	2@15		1	5-20R		X											
2nd Floor Main/Open Lab	2	U	-20		23	24	33			X	3		1	5-20R													
2nd Floor Main/Open Lab	2	U	4° fridge		23	24	33			X	3		1	5-20R													
2nd Floor Main/Open Lab	2	U	-20		23	24	33			X	3		1	5-20R													
2nd Floor Main/Open Lab	2	U	4° fridge		23	24	33			X	3		1	5-20R													
2nd Floor Main/Open Lab	2	U	-20		23	24	33			X	3		1	5-20R													
2nd Floor Main/Open Lab	2	U	4° fridge		23	24	33			X	3		1	5-20R													
2nd Floor Main/Open Lab	2	U	-20		23	24	33			X	3		1	5-20R													
2nd Floor Main/Open Lab	2	U	4° fridge		23	24	33			X	3		1	5-20R													
2nd Floor Main/Open Lab	2	U	-20		23	24	33			X	3		1	5-20R													
2nd Floor Main/Open Lab	2	U	4° fridge		23	24	33			X	3		1	5-20R													
2nd Floor Main/Open Lab	2	U	-20		23	24	33			X	3		1	5-20R													
2nd Floor Main/Open Lab	2	U	4° fridge		23	24	33			X	3		1	5-20R													
2nd Floor Main/Open Lab	2	U	-20		23	24	33			X	3		1	5-20R													
2nd Floor Main/Open Lab	2	U	4° fridge		23	24	33			X	3		1	5-20R													
2nd Floor Main/Open Lab	2	U	-20		23	24	33			X	3		1	5-20R													
2nd Floor Main/Open Lab	2	U	4° fridge		23	24	33			X	3		1	5-20R													
2nd Floor Main/Open Lab	2	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
2nd Floor Main/Open Lab	2	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
2nd Floor Main/Open Lab	2	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
2nd Floor Main/Open Lab	2	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
2nd Floor Main/Open Lab	2	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
2nd Floor Main/Open Lab	2	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
2nd Floor Main/Open Lab	2	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
2nd Floor Main/Open Lab	2	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
2nd Floor Main/Open Lab	2	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
2nd Floor Main/Open Lab	2	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
2nd Floor Main/Open Lab	2	B	Pipet Aid	Pipet Aid						X	1		1	5-20R													
2nd Floor Main/Open Lab	2	B	Pipet Aid	Pipet Aid						X	1		1	5-20R

EXHIBIT 3-4, SHEET 3 - PAGE 1

EXHIBIT 4-1

PLAN SHOWING PARKING AREAS ON LAND

EXHIBIT 4-1 - PAGE 1

EXHIBIT 4-2

PLAN SHOWING EASEMENT PARKING AREAS

EXHIBIT 4-2 - PAGE 1

EXHIBIT 5

PARKING EASEMENT

A TPA Parking Easement, dated April 15, 1999, and recorded with the Middlesex South Registry of Deeds (the “Registry”) at Book 30055, Page 95, as affected by that certain Relocation of TPA Parking Easement, dated as of October 16, 2012, and recorded with the Registry at Book 60269, Page 133, as amended by First Amendment to TPA Parking Easement dated February 13, 2013 by and between Genetics Institute, LLC, Cambridge Park Apartments Limited Partnership, and BRE/CPD LCL, recorded at Book 61204, Page 275 in said Registry.

EXHIBIT 5 - PAGE 1

EXHIBIT 6

LANDLORD’S SERVICES

1.	Hot and cold water to the common area lavatories
2.	Electricity for building common areas
3.	HVAC services to the Building common areas and the Premises
4.	Maintenance and Repair of the Property as Described in Section 10.2
5.	Elevator service
6.	Trash Removal
7.	Snow Removal
8.	Exterior grounds and parking maintenance
9.	Management Services
10.	Building Security Systems and Services
11.	Maintenance of Life Safety Systems (fire alarm and sprinkler)
12.	Such other services as Landlord reasonably determines are necessary or appropriate for the Property

EXHIBIT 6 - PAGE 1

EXHIBIT 7-1

TEMPORARY HM MANAGEMENT PLAN

Unum Therapeutics Chemical and Hazardous Waste Management Plan

Overview:

The objective of this plan is to provide guidance with regard to the proper management of hazardous chemicals and hazardous waste at Unum. It outlines procedures to minimize and, where possible, eliminate health and safety hazards and/or exposures to all personnel and the environment from incidents involving spills, leaks, or discharges of hazardous chemicals.

Spill & Leak Prevention & Management:

Many potential hazards are associated with the storage and handling of laboratory chemicals. These hazards may be minimized by understanding the properties of the chemicals and planning procedures by which they may be handled safely. Safe storage and handling procedures are the key to spill prevention.

Chemical Storage basics:

•	Segregate incompatible chemicals.

•	Store flammable liquids in a flammable cabinet.

•	Do not store chemicals on the floor, in aisles, stairwells, fume hoods, or on laboratory benches, or anywhere the bottle can be knocked over.

•	Store chemicals at or below eye level.

•	Check chemical containers periodically for rust, corrosion, and leakage.

•	Do not stockpile chemicals. Purchase only what is needed.

•	Discard chemicals, which are no longer used or expired.

Chemical Handling basics:

•	Use bottle carriers to transport chemicals.

•	Close caps securely.

•	Pour all chemicals carefully.

•	Add acid to water, not water to acid.

•	Label all secondary containers to avoid unknown chemicals and/or inadvertent reaction.

•	Keep the work area clean and uncluttered

Employees shall not work with a chemical until they are familiar with all of the hazards of the chemical and its use precautions, including what to do in the event of a spill. The cleanup of a chemical spill should only be done by trained and properly equipped personnel. Specific procedures for spill cleanup will vary depending on the location of the spill (elevator, corridor, chemical storeroom, work area), the amount and physical properties of the spilled material (volatile liquid, solid, or toxic gas), and the degree and type of material toxicity. The Unum Therapeutics established spill procedures must always be followed.

EXHIBIT 7-1 - PAGE 1

If any spilled chemical reaches the environment via building drainage systems, ground surface or the atmosphere, immediately notify the Chemical Hygiene Officer and Emergency Coordinator. Provide the following information:

1.	Name of chemical

2.	Location of the spill

3.	Amount released to the environment

4.	Nature and extent of any injuries

5.	Assessment of potential hazard to human health (obtain Safety Data Sheet)

6.	Your name, your location and telephone number where you may be reached

The Emergency Coordinator will initiate the Emergency Action Plan and make the appropriate calls to the Massachusetts DEP, MWRA, local Board of Health, Local Emergency Planning Commission (LEPC) and local fire department, if applicable to the circumstances.

Hazardous Waste Storage & Disposal:

Hazardous Waste Storage: Hazardous waste in laboratories is stored in Satellite Accumulation Areas (SAA).

•	Wastes are collected in properly labeled containers.

•	Containers must be in good condition and compatible with the waste.

•	Containers must be covered/closed, except during immediate use.

•	Containers must be stored on an impervious surface (free of cracks, gaps, etc.) in secondary containment.

•	Containers must be inspected weekly for compliance with the above listed conditions.

Disposal: Once a satellite accumulation area container is filled, it must be dated and transferred to a main accumulation area or shipped off-site within 3 days.

Disposal of hazardous wastes and chemicals in laboratory sinks is prohibited by regulation.

• Lab Sink Disposal:

Sink disposal is currently not approved until the issuance of the Massachusetts water resource authority (MWRA) permit and installation of the pH neutralization system. Until such time the permit is received and the pH system is installed, sinks can only be used for hand-washing purposes and all other sink disposal is prohibited. The following measures are put in place to prevent sink discharge:

1)	Lab sinks will not be operational prior to permit receipt and installation of the pH system. The drains will be plugged to prevent accidental discharge.

2)	A temporary stand-alone hand-washing sink will be installed for hand-washing purposes only.

3)	All liquid waste (including biological waste) will be collected in an appropriate receptacle or container.

4)	Liquid waste will be disposed through a licensed waste hauler.

EXHIBIT 7-1 - PAGE 2

Storm Drain Policy:

Only clean rainwater can be discharged to a storm drain. All work, construction, cleaning and other operations conducted outdoors must be carried out in a way that prevents wastewater and contamination, such as trash, debris, dirt, construction materials and hazardous materials, from entering storm drain systems.

Waste Minimization Policy:

Federal law requires generators of hazardous waste to implement measures to limit and reduce the volume and toxicity of hazardous waste. As a matter of policy, Unum Therapeutics will employ source reduction as the primary means of complying with discharge limitations. In other words, wherever possible, Unum will avoid the intentional or accidental contamination of wastewater discharges with regulated pollutants, rather than remove these pollutants at end-of-pipe. This will be accomplished by not using or minimizing the use of regulated substances, by collecting chemical wastes for off-site management, and by maintaining a strong spill prevention and response program.

Laboratory waste minimization techniques include:

•	Process/equipment adjustment or modification

•	Toxic material substitution

•	Waste segregation and separation

•	Recycling

•	Chemical gate keeping: ordering only the amount of chemicals needed for the experiments planned

Training:

Unum is a Very Small Quantity Generator (VSQG) of hazardous waste. All personnel whose duties or activities involve the management of hazardous waste are required to receive hazardous waste training prior to working without direct supervision during such activities. Initial and refresher training is provided by the Chemical Hygiene officer or designee.

Laboratory personnel whose duties or activities involve working with hazardous materials are required to receive Chemical Hygiene training prior to working without direct supervision during such activities, and annually thereafter. Initial and refresher training is provided by the Chemical Hygiene Officer or designee.

EXHIBIT 7-1 - PAGE 3

EXHIBIT 7-2

TEMPORARY PREMISES SURRENDER PLAN

Unum Therapeutics Decontamination Protocol For Vacating

the 2nd Floor Temporary Space

Decontamination Procedure

Lab coats, safety glasses, and gloves are required to be worn when conducting decontamination services.

All Hazardous material will be removed from the 2nd floor during construction and will not return to premises until construction is complete.

The protocol for Unum Therapeutics lab and equipment surface decontamination is the following:

1.	Surfaces are wiped with Simple Green, a neutral pH detergent. This is followed by a water rinse and dried with paper towels.

2.	Surfaces are then sprayed with a solution of freshly prepared 10% bleach that is allowed to sit on the surface for 30 minutes. These areas are then wiped dry.

3.	The final pass is to wipe the surfaces with a solution of 10% ethanol or isopropanol.

4.	Affix a completed Equipment Decontamination Form to the decontaminated lab area/equipment to indicate that the equipment has been decontaminated.

EXHIBIT 7-2 - PAGE 1

EXHIBIT 7-3

TENANT’S HAZARDOUS MATERIALS

EXHIBIT 7-3 - PAGE 1

EXHIBIT 8-1

BUILDING RULES AND REGULATIONS

200 CAMBRIDGEPARK DRIVE, CAMBRIDGE, MA

A. General

1.	Tenant and its employees shall not in any way obstruct the sidewalks, halls, stairways, or exterior vestibules of the Building, and shall use the same only as a means of passage to and from their respective offices. Unless expressly provided for in the Lease and then only with the express permission of the Landlord, access to the mechanical penthouse and roofs are not permitted.

2.	Corridor doors, when not in use, shall be kept closed.

3.	Areas used in common by tenants, including the Fitness Center and PH System Room shall be subject to such reasonable regulations as are posted therein.

4.	Access cards to the Fitness Center shall be provided to Tenant’s employees upon written request and receipt of a signed waiver.

5.	Tenant’s PH Neutralization System shall be located in a shared room in the Basement of the Building in an area designated for Tenant’s use by the Landlord. In no event shall Tenant obstruct passage to or interfere with access to systems operated by other Tenant’s in the Building. Tenant’s use of area shall be strictly related to the Tenant’s use and operation of its PH Neutralization System. Tenant shall provide secondary containment for storage of chemicals and materials to the extent required by Legal Requirements.

6.	No companion animals shall be brought into or kept in, on or about the Premises or Common Areas except as may be permitted by Legal Requirements; provided however, the foregoing restriction shall not apply to any laboratory animals used by Tenant in connection with its research and development activities.

7.	Alcoholic beverages (without Landlord’s prior written consent, which shall not be unreasonably withheld, delayed, or conditioned), illegal drugs or other illegal controlled substances are not permitted in the Common Areas, nor will any person under the influence of the same be permitted in the Common Areas. Landlord reserves the right to exclude or expel from the Building any persons who, in the judgment of the Landlord, is under the influence of alcohol or drugs, or shall do any act in violation of the rules and regulations of the Building.

8.	No firearms or other weapons are permitted in the Common Areas.

9.	No fighting or “horseplay” will be tolerated at any time in the Common Areas.

10.	Tenant shall not cause the need for any additional janitorial labor or services in the Common Areas by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

EXHIBIT 8-1 - PAGE 1

11.	Smoking and discarding of smoking materials by Tenant and/or any Tenant Party is permitted only in exterior locations designated by Landlord. Tenant will instruct and notify its employees and visitors of such policy.

12.	Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes

13.	Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages food, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of tenant’s employees.

14.	Canvassing, soliciting, and peddling in or about the Building is prohibited. Tenant, its employees, agents and contractors shall cooperate with said policy, and Tenant shall cooperate and use best efforts to prevent the same by Tenant’s invitees.

15.	Fire protection and prevention practices implemented by the Landlord from time to time in the Common Areas, including participation in fire drills, must be observed by Tenant at all times.

16.	Except as provided for in the Lease, no signs, advertisements or notices shall be painted or affixed on or to any windows, doors or other parts of the Building that are visible from the exterior of the Building unless approved in writing by the Landlord.

17.	The restroom fixtures shall be used only for the purpose for which they were constructed and no rubbish, ashes, or other substances of any kind shall be thrown into them. Tenant will bear the expense of any damage resulting from misuse.

18.	Tenant will not interfere with or obstruct any perimeter heating, air conditioning or ventilating units.

19.	Tenant shall cause the Prime Premises to be exterminated per Article 10.6 of the Lease. Except as included in Landlord’s Services, Tenant shall bear the cost and expense of such pest control services.

20.	Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements of the Building.

21.	Tenants shall not perform improvements or alterations within the Building or their Premises, if the work has the potential of disturbing the fireproofing which has been applied on the surfaces of structural steel members, without the prior written consent of Landlord, if applicable.

EXHIBIT 8-1 - PAGE 2

22.	Tenant shall manage its waste removal and janitorial program in a manner acceptable to the Landlord, at its sole cost and expense, keeping any recyclables, garbage, trash, rubbish and refuse neatly stored in vermin- proof containers for Tenants sole use within the Premises or Landlord designated area until removed with all removal to be performed during non-business hours. Tenant shall not place in any waste receptacle, dumpster, or building compactor any biohazard materials, hazardous material, or other material that cannot be disposed of in the ordinary and customary manner of trash and garbage.

23.	Lab operators who travel outside lab space must abide by the “one glove rule” and remove lab coats where predetermined. For the avoidance of doubt, the “one glove rule” is intended to ensure that lab personnel use an ungloved hand to touch common area surfaces.

24.	In order to maximize the safety and effectiveness of first responders who must enter the Premises in emergency, Tenant shall maintain chemical lists and MSDS sheets at readily identifiable and accessible locations at the entrance to each lab area to the extent required by Legal Requirements.

25.	Tenant shall provide Landlord, in writing, the names and contact information of two (2) representatives authorized by Tenant to request Landlord services, either billable or non-billable and to act as a liaison for matters related to the Premises.

B. Access & Security

1.	Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during the hours Landlord may deem advisable for the adequate protection of the Property. Use of the Building and the leased premises before 8 AM or after 6 PM, or any time during Saturdays, Sundays or legal holidays shall be allowed only to persons with a key/card key to the Building or guests accompanied by such persons. Any persons found in the Building after hours without such keys/card keys are subject to the surveillance of building staff.

2.	Tenant shall not place any additional lock or locks on any exterior door in the Premises or Building or on any door in the Building core within the Premises, including doors providing access to the telephone and electric closets and the slop sink, without Landlord’s prior written consent. A reasonable number of keys to the locks on the doors in the Premises shall be furnished by Landlord to Tenant at the cost of Tenant, and Tenant shall not have any duplicate keys made. All keys shall be returned to landlord at the expiration or earlier termination of this Lease.

3.	Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents, provided that Tenant shall have access to the Building 24 hours per day, 7 days a week. Tenant, Tenant’s agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable requirements relative thereto.

4.	Tenant acknowledges that Property security problems may occur which may require the employment of additional security measures in the day-to-day operation of the Common Areas. Accordingly, Tenant agrees to cooperate and cause its employees, contractors, and other representatives to cooperate fully with Landlord in the implementation of any reasonable security procedures concerning the Common Areas.

EXHIBIT 8-1 - PAGE 3

5.	Tenant and its employees, agents, contractors, invitees and licensees are limited to the Premises and the Common Areas. Tenants and its employees, agents, contractors, invitees and licensees may not enter other areas of the Project (other than the Common Areas) except when accompanied by an escort from the Landlord.

C. Shipping/Receiving

1.	Dock areas for the Building shall not be used for storage or staging by Tenant.

2.	In no case shall any truck or trailer be permitted to remain in a loading dock area for more than 45 minutes.

3.	There shall not be used in any Common Area, either by Tenant or by delivery personnel or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and sole guards.

4.	Use of the freight elevators shall be on a first come, first serve basis for moving and deliveries. Freight elevators may be used during normal business hours. After hours use is permitted with notice to the Management Company and subject to reimbursement to Landlord for any reasonable cost. In no event shall Tenant exceed the load limits posted in the freight elevators and shall not stop the elevator for more than thirty (30) minutes for purposes of loading/unloading.

5.	Lab operators carrying any lab related materials may only travel within the Premises and to and from the loading dock.

6.	Any dry ice brought into the building must be delivered through the loading dock.

7.	All nitrogen tanks must travel through the loading dock and should never be left unattended outside of the Premises.

D. Parking

1. Unless otherwise stipulated in the Lease, parking is on an unassigned, non reserved basis. Tenant shall park in conformity with all signs and other markings and will honor all reserved and handicap parking spaces.

2. Access to the Parking Spaces (as defined in the Lease) shall be controlled by key cards to be provided by the Landlord. Parking access cards are not transferrable. Tenant will notify Landlord upon termination of any employee with a parking access card so that Landlord may promptly deactivate that employee’s card. Tenant will notify Landlord immediately if a parking access card is lost. Tenant shall be responsible for the reasonable associated replacement cost.

EXHIBIT 8-1 - PAGE 4

3. Parking of any trailers, trucks, motor homes, or unregistered vehicles in the parking areas is prohibited.

4. Vehicles may not be stored in the Parking Spaces, however, overnight parking shall be permitted with notice to the Management Company.

5. Washing, maintenance and repair of motor vehicles in the Parking Spaces is expressly prohibited. Disabled vehicles shall be removed within forty-eight (48) hours.

E. Moving

1. Tenant shall provide Landlord with reasonable notice of move in and/or move out of equipment and/or furniture. In the case of move out or removals, Tenant shall provide notice in writing.

2. Moving shall be performed during normal business hours unless otherwise approved by Landlord. Tenant will be responsible for any additional costs incurred by Landlord for after business hours use.

3. Certificate of insurance shall be provided by Tenant’s contractor naming Landlord and Landlord’s managing agent as additional insureds.

4. Tenant shall cause its moving contractor to provide protection to all Common Area floors and walls. All dollies and handcarts must be equipped with rubber wheels. Tenant’s moving contractor shall be responsible for the off-site removal of any boxes, padding, and other associated trash from the common areas. Disposal of trash from moving shall not be permitted in the Building dumpster or compactor.

EXHIBIT 8-1 - PAGE 5

EXHIBIT 8-2

CONSTRUCTION RULES AND REGULATIONS

LINCOLN PROPERTY COMPANY

TENANT CONSTRUCTION

BUILDING RULES AND REGULATIONS

THE RULES MUST BE POSTED AT THE JOB SITE AT ALL TIMES!

1.	Parking. Parking areas designated by the Management Office only and subject to change at any time. Failure to adhere to this regulation will result in the towing of the vehicle in violation at the owner’s expense.

2.	Access. The entrances, lobbies, passages, corridors, public elevators, stairways, and other common areas will not be encumbered or obstructed by any of the contractor’s agents during construction of the tenant’s lease premises. Material deliveries must be scheduled through the Management Office and coordinated with the Lincoln Property Company representative. Contractors are not to use any Tenant phones and Restrooms under any circumstances. Any construction personnel found using phones or restrooms located in the tenant’s suite will be asked to leave the premises immediately and not allowed to return.

3.	Each contractor is responsible for the subcontractor, who will be responsible for the actions of their personnel and the clean-up of all work of construction traffic. There will be no alcoholic beverages, glass containers, or any “controlled substance” on the premises. Before work begins, all work must be scheduled through the Management Office along with a list of contractors performing work. Any after hours work must be scheduled through the Management Office 24 Hours before the activity will occur. Weekend activity will be scheduled by Friday at 9 a.m. Contractors will not be allowed to work in the building after hours or on weekends unless the above procedures are followed.

All after hours work must be coordinated through the Management Office and must also be supervised by the general contractor.

Prior to commencement and upon completion of each job, a walk-through of public areas will be made, i.e., restrooms, etc., and any subsequent damages will be the responsibility of the contractors. Contractor shall be responsible for cleaning the assigned restrooms each day at his own expense.

4.	Noise and Vapor Restrictions. Any work that must be done that would cause an inconvenience to other tenants in the building, or that must be done in an occupied space must be done after hours or on the weekend. Any structural modifications or floor penetrations created with the use of core drilling machines, pneumatic hammers, etc., shall be performed before 7:30 a.m. or after 7:00 p.m. Likewise, any construction techniques causing excessive noise or vapors will be conducted during these hours.

EXHIBIT 8-2 - PAGE 1

When construction is on an occupied multi-tenant floor, noise (i.e., radios, loud talking, equipment, etc.) will be kept to a minimum. On these floors, public restrooms are not to be used by contractors. Either a Lincoln Property Company superintendent or the Property Manager will have the authority to determine if any operation is causing excessive noise or vapor.

5.	Lincoln Property Company has the right to inspect work at any time and may reject work that does not conform with city codes, does not conform to tenant’s plans, or work that may affect the exterior appearance, structural components or service system of the building.

6.	Mechanical and electrical shop drawings must be reviewed and approved by Landlord’s approved engineer. Prior to starting the job, the general, mechanical, and electrical contractors will check in and go over the job with the Facilities Manager and Facilities Supervisor.

All panels and transformers are to match the building standard systems and all materials and methods used to connect panels and transformers must be approved by Landlord.

Unscheduled outages of any utility are prohibited.

7.	Dust and air contamination are to be controlled with temporary partitions which are sealed adequately to prevent dust from entering leased areas or mechanical equipment. Floor sweep or a comparable material will be used when sweeping concrete or tile floors.

8.	Clean-up of Common and Lease Areas. Premises must be kept in a clean, orderly fashion at all times and free of safety and fire hazards. A general clean-up of the space under construction is to be done on a daily basis. Final clean-up will be the responsibility of the contractor, which is to include all vacuuming and dusting required. Failure to adequately keep job area clean and accessible will result in Lincoln Property Company using its own forces to achieve this and the total cost will be deducted from the contract.

9.	Trash Removal. Contractor will be responsible for removing all construction debris and trash from the construction floor as well as the building and under NO circumstances shall it be allowed to accumulate. Trash removal must be coordinated through the Lincoln Property Company Management Office and no vehicles nor dumpsters will be allowed to remain stationary on the site. Under no circumstances is the Landlord’s dumpster to be used.

10.	If any sprinkler modification work is required, the system will be back in operation at the end of the work day. Under no circumstances shall the sprinkler system be left inoperative overnight. The Chief Engineer will be notified each morning of the location and type of sprinkler work to be performed. The engineer hourly rate of $50.00 will be charged for routine work and/or extended regular hour work.

EXHIBIT 8-2 - PAGE 2

11.	It shall be the responsibility of the general contractor to complete all punch list items before the tenant move-in date or the stipulated completion date.

12.	All construction staging, storage, and temporary contractor facilities will be located in specific areas assigned by the Lincoln Property Company representative. Contractors will be responsible for the maintenance, housekeeping, and demolition of all temporary facilities.

13.	Any removal, replacement, or repair work to any base building system to accommodate work directed by the tenant or unforeseen interference (i.e., sprinkler head conflicts) which is not a part of the Work, will be performed by the tenant’s contractor at tenant’s sole expense.

14.	Insurance. Contractors will be required to carry standard requirements incorporating both the owner and LPC Commercial Services. Inc as additionally insured parties.

15.	At no time is any welding or cutting with a torch to be used in the building without prior approval and coordination from the Management Office.

16.	A copy of these regulations shall be posted on the job site for all parties to observe. Contractor is responsible for instructing all of his personnel, subcontractors and supplies to comply with these regulations.

17.	ALL PASSENGER ELEVATORS AND PUBLIC AREAS SHALL BE RESTRICTED AND OFF LIMITS TO ALL CONSTRUCTION PERSONNEL. Under no circumstances shall the exit stairwells be used for access to/from the first floor. All construction personnel for this project shall only use the freight elevator from the first floor back lobby. Under no circumstances shall the main entrance to the building or the garage passenger elevators be used for access.

All deliveries of materials and equipment must be scheduled at least twenty-four (24) hours prior to their delivery through the Lincoln Property Company Management Office. The contractor will be provided access to the freight elevator to be used in the “independent mode” for after-hours deliveries. The Contractor shall provide an operator during work hours to ensure correct and safe usage. Contractor shall keep the elevator cab and door tracks clean and free of all debris. Contractor shall be responsible for repair costs incurred due to misuse or damage caused by his forces. All major deliveries must be made between the hours of 11:00 p.m. to 7:00 a.m. Monday through Friday and all day long on Saturday and Sunday. Contractor will be charged for having an engineer on duty to assist with deliveries when the loading dock is closed. Additional charges incurred due to non-standard elevator use (i.e. moving freight on top of elevator cab) shall be paid by the General Contractor.

EXHIBIT 8-2 - PAGE 3

Your signature below signifies that you have read the rules above and agree to abide by all of them.

Signature	Date	Firm Name

Effective Date: March 11, 2015

EXHIBIT 8-2 - PAGE 4

EXHIBIT 9

TENANT WORK INSURANCE SCHEDULE

Tenant shall, at its own expense, maintain and keep in force, or cause to be maintained and kept in force by any general contractors, sub-contractors or other third party entities, as applicable, each required by contract, throughout any period of alterations to the Premises or the Building by Tenant, the following insurance coverages on a primary and non-contributory basis:

(1) Property Insurance. “All-Risk” or “Special” Form property insurance, and/or Builders Risk coverage for major renovation projects, including, without limitation, coverage for fire, earthquake and flood; boiler and machinery (if applicable); sprinkler damage; vandalism; malicious mischief coverage on all equipment, furniture, fixtures, fittings, tenants work, improvements and betterments, business income, extra expense, merchandise, inventory/stock, contents, and personal property located on or in the Premises. Such insurance shall be in an amount equal to the full replacement cost of the aggregate of the foregoing and shall provide coverage comparable to the coverage in the standard ISO “All-Risk” or “Special” form, when such coverage is supplemented with the coverages required above; provided, however, for earthquake and flood coverage, rather than full replacement cost, the coverage shall be in amounts as then commercially available. Property policy shall also include coverage for Plate Glass, where required by written contract.

Builders Risk insurance coverage may be provided by the general contractor on a blanket builders risk policy with limits adequate for the project, and evidencing the additional insureds as required in the Lease.

(2) Liability Insurance. General Liability, Umbrella/Excess Liability, Workers Compensation and Auto Liability coverage as follows:

(a) General Liability	$1,000,000 per occurrence
$1,000,000 personal & advertising injury
$2,000,000 general aggregate

The General Contractor is required to maintain, during the construction period and through completion of construction for the relevant project, a General Liability insurance policy, covering bodily injury, personal injury and property damage, with limits to include a $1,000,000 limit for contractual liability coverage as may be commercially available in standard General Liability insurance policies and adding Landlord and Landlord’s managing agent as additional insured as respects the project during construction. Landlord requires a copy of the ISO 20 10 11 85 Additional Insured endorsement or its equivalent, showing Landlord as an additional insured to the General Contractor’s policy.

(b) Auto Liability	$1,000,000 combined single limit (Any Auto) for bodily injury and property damage, hired and non-owned cover.

(c) Workers Compensation	Statutory Limits
Employers Liability	$1,000,000 each accident
$1,000,000 each employee
$1,000,000 policy limit

EXHIBIT 9 - PAGE 1

General Contractor shall endeavor to cause any and all sub-contractors with contracts to perform work at the Premises in excess of $25,000 to maintain equal limits of coverage for Workers Compensation/EL, Auto Liability, and primary Commercial General Liability insurance and collect insurance certificates verifying same.

(d) Umbrella/Excess Liability	$3,000,000 per occurrence
$3,000,000 aggregate

Tenant shall require General Contractors’ Commercial General Liability/Umbrella insurance policy(ies) include Landlord and Landlord’s managing agent as additional insureds, and shall include a primary non-contributory provision.

(3) Deductibles. If any of the above insurances have deductibles or self insured retentions, the Tenant and/or contractor (policy Named Insured), as applicable, shall be responsible for the deductible amount.

All of the insurance policies required in this Exhibit 8 shall be written by insurance companies which are licensed to do business in the State where the property is located, or obtained through a duly authorized surplus lines insurance agent or otherwise in conformity with the laws of such state, with an A.M. Best rating of at least A minus and a financial size category of not less than VII. Tenant shall provide Landlord with certificates of insurance upon request, and prior to commencement of the Tenant/contractor work.

EXHIBIT 9 - PAGE 2

EXHIBIT 10

TENANT’S RIGHT OF FIRST OFFER

1. Definition of ROFO Premises: The “ROFO Premises” consist of any separately demised premises on the second floor of the Building, as shown on Exhibit 10-1, or on the third floor of the Building, each as shown on Exhibit 10-2, when such premises become available for lease to Tenant, as hereinafter defined.

2. Available for Lease to Tenant: The parties hereby agree that Tenant’s rights under this Exhibit 10 are subject and subordinate to the rights of other tenants in the Building existing as of the Execution Date of this Lease (“Prior Rights”). Any ROFO Premises shall be deemed to be “available for lease to Tenant” when Landlord, in Landlord’s bona fide business judgment, determines that: (i) Landlord’s lease (as the same may be renewed or extended) with the tenant of such ROFO Premises will terminate and such tenant and anyone claiming through such tenant will vacate such ROFO Premises, and (ii) all Prior Rights with respect to such ROFO Premises have lapsed unexercised or have been irrevocably waived by the tenant holding such rights.

3. Conditions to Right of First Offer: Tenant shall be deemed to have failed to satisfy the “Conditions to Right of First Offer” if any of the following occur:

(a) Tenant is in default under the Lease beyond any applicable cure periods at the time that Landlord would otherwise deliver an Offer, as hereinafter defined, to Tenant to lease such ROFO Premises; or

(b) more than sixty (60%) percent, in the aggregate, of the rentable floor area of the Premises will be sublet (other than to an Affiliated Entity or (other than to an Affiliated Entity and/or a Successor, as defined in Section 13.7 of the Lease) at the projected commencement date of the term of the Lease with respect to such ROFO Premises; or

(c) the Lease has been assigned (other than to an Affiliated or a Successor) prior to the date Landlord would otherwise deliver the Advice.

4. Procedures Relating to the Offer of each ROFO Premises. Provided that Tenant satisfies all of the applicable ROFO Conditions at the time that Landlord would otherwise be required to provide an Offer, as hereinafter defined, to lease a ROFO Premises to Tenant, Tenant shall have a one-time right of first offer (“Right of First Offer”) to lease any ROFO Premises when it becomes available during the term of the Lease, as it may be extended. Prior to offering to lease any ROFO Premises to any third party other than the holder of any Prior Rights to such ROFO Premises, Landlord shall give Tenant a written offer (“Offer”) to lease such ROFO Premises to Tenant. An Offer shall set forth: (i) the ROFO Premises in question, (ii) Landlord’s determination of the fair market rental value for such ROFO Premises, (iii) the estimated Term Commencement Date with respect to such ROFO Premises, and (iv) any other economic terms which Landlord is willing to offer to Tenant consistent with such fair market rental value (the parties agreeing that Landlord shall have no obligation to offer any economic concessions to

EXHIBIT 10 - PAGE 1

Tenant with respect to any ROFO Premises, and that such fair market rental value shall take into account the extent that Landlord offers any such economic concessions). Even though Tenant’s rights under this Exhibit 10 are subject and subordinate to Prior Rights which have not yet lapsed or been irrevocably waived, Landlord may give a Tenant an Offer to Tenant which is conditioned upon the waiver or non-exercise of such Prior Rights (“Conditional Offer”).

5. Acceptance of Offer. Tenant shall, within ten (10) business days of its receipt of such Offer, give written notice (“Tenant’s Response”) either: (a) accepting such Offer, or (b) rejecting such Offer. Tenant’s failure timely to give a Tenant’s Response shall conclusively be deemed to be a rejection of Landlord’s Offer. If Tenant does not timely accept such Offer, Tenant shall no further right to lease the ROFO Premises in question. If Tenant timely accepts an Offer, then Tenant shall, without the need for further act or deed of either party, lease the ROFO Premises on the terms set forth in such Offer and the provisions of this Exhibit 10; provided that if Tenant timely accepts a Conditional Offer, and if a Prior Right with respect to such ROFO Premises is subsequently exercised, then the Offer and Tenant’s acceptance of such Offer shall be void and without affect.

6. Terms for ROFO Premises. The terms of Tenant’s demise of any ROFO Premises shall be upon the terms of the Offer, the provisions of this Exhibit 10, and upon all of the same terms and conditions of the Lease to the extent not inconsistent with the Offer. Subject to the provisions of Section 7 of this Exhibit 10, the term of Tenant’s demise of any ROFO Premises shall expire as of the later of: (i) the date five (5) years after the commencement of the term of Tenant’s demise such ROFO Premises, or (ii) the expiration of the Term of the Lease with respect to the Premises then demised to Tenant.

7. Terms Applicable if Estimated Term Commencement Date with respect to ROFO Premises occurs during Last Three Years of Term. If the estimated Term Commencement Date with respect to a ROFO Premises would occur during the last three (3) years of the Term of the Lease, then, if Tenant then has the right (which has not yet been waived or lapsed unexercised), pursuant to Section 1.2 of the Lease, to extend the term of the Lease with the Premises initially demised to Tenant for the Extension Term, then Tenant shall have a right to extend the term of the Lease with respect to such ROFO Premises only for the stub period commencing as of the day after the expiration of the term of the Lease with respect to such ROFO Premises and expiring as of the last day of such Extension Term. The rent amount payable by Tenant during such stub period shall be based upon the fair market rental value of such ROFO Premises for such stub period, subject to appraisal as set forth in Section 1.2 .

8. Offering Amendment. If Tenant exercises its Right of First Offer, the parties shall execute a confirmatory amendment (the “Offering Amendment”) reflecting the addition of the ROFO Premises in question to the Premises on the terms set forth above. However, an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.

EXHIBIT 10 - PAGE 2

EXHIBIT 10-1

LEASE PLAN OF 2ND FLOOR ROFO PREMISES

EXHIBIT 10-1 - PAGE 1

EXHIBIT 10-2

LEASE PLAN OF 3RD FLOOR ROFO PREMISES

EXHIBIT 10-2 - PAGE 1

EXHIBIT 11

FORM OF LETTER OF CREDIT

BENEFICIARY:	ISSUANCE DATE:

< > [LANDLORD]
IRREVOCABLE STANDBY
LETTER OF CREDIT NO.

ACCOUNTEE/APPLICANT:	MAXIMUM/AGGREGATE
CREDIT AMOUNT:
< >	USD: $ .
[TENANT]

LADIES AND GENTLEMEN:

We hereby establish our irrevocable letter of credit in your favor for account of the applicant up to an aggregate amount not to exceed             and     /100 US Dollars ($            .    ) available by your draft(s) drawn on ourselves at sight bearing the clause “Drawn under Irrevocable Standby Letter of Credit Number             ” and indicating the amount to be drawn down and whether payment should be made by wire transfer (including wiring instructions) or by certified check (including mailing address) accompanied by the original of this Letter of Credit and all amendments, if any. The original Letter of Credit and all amendments, if any, shall be returned to you unless fully utilized.

Unless otherwise stated, all correspondence, documents and sight drafts are to be sent via facsimile to (            )             -            with originals to follow by hand delivery with receipted delivery, nationally recognized overnight courier with receipted delivery or certified mail, return receipt requested to our counters at             <address>. The date of presentment of any draw shall be the date copies of the Letter of Credit and sight draft are faxed by Beneficiary to             <bank>.

You shall have the right to make partial draws against this Letter of Credit, from time to time.

You shall be entitled to assign your interest in this Irrevocable Standby Letter of Credit from time to time to your lender(s) and/or your successors in interest without our approval and without charge. In the event of an assignment, we reserve the right to require reasonable evidence of such assignment as a condition to any draw hereunder.

Except as otherwise expressly stated herein, this Letter of Credit is subject to the “Uniform Customs and practice for Documentary Credits, International Chamber of Commerce, Publication No. 500 (1993 Revision)”.

EXHIBIT 11 - PAGE 1

This Letter of Credit shall expire at our office on             , 20            (the “Stated Expiration Date”). It is a condition of this Letter of Credit that the Stated Expiration Date shall be deemed automatically extended without amendment for successive one (1) year periods from such Stated Expiration Date, unless at least sixty (60) days prior to such Stated Expiration Date (or any anniversary thereof) we shall send a written notice to you, with a copy to Goulston & Storrs, 400 Atlantic Avenue, Boston, MA 02110, Attention: Phillip Levy, Esq. and to the Accountee/Applicant, by hand delivery, nationally recognized overnight courier with receipted delivery or by certified mail (return receipt requested) that we elect not to consider this Letter of Credit extended for any such additional one (1) year period. In the event that this Letter of Credit is not extended for an additional period as provided above, you may draw the entire amount available hereunder.

If at any time prior to presentation of documents for payment hereunder, we receive a notarized certificate signed by one who purports to be a duly authorized representative on your behalf to execute and deliver such certificate, stating that this Letter of Credit has been lost, stolen, damaged or destroyed, we will mail you a “Certified True Copy” of this Letter of Credit, which shall be treated by us as an original.

In order to cancel this Letter of Credit prior to expiration, you must return this original Letter of Credit and any amendments hereto to our counters with a statement signed by you stating that the Letter of Credit is no longer required and is being returned to the issuing bank for cancellation.

We hereby agree with the drawers, endorsers and bona fide holders that the drafts drawn under and in accordance with the terms and condition of this Letter of Credit shall be duly honored upon presentation.

EXHIBIT 11 - PAGE 2